     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 19, 1998.
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 DOLPHIN, INC.

               (Exact Name of Issuer as Specified in its Charter)

          DELAWARE                         7391                        58-2389244
(State or other Jurisdiction        (Primary Industrial             (I.R.S. Employer
             of                    Classification Code)            Identification No.)
      Incorporation or
        Organization)

        3100 NEW YORK DRIVE, PASADENA, CALIFORNIA 91107, (626) 296-2400

         (Address and Telephone Number of Principal Executive Offices)
                            ------------------------

                               GRAYSON L. HOBERG
                            EARTHLINK NETWORK, INC.
                              3100 NEW YORK DRIVE
                           PASADENA, CALIFORNIA 91107
                                 (626) 296-2400
           (Name, Address and Telephone Number of Agent for Service)
                            ------------------------

                                   COPIES TO:

       J. STEPHEN HUFFORD, ESQ.                  HERBERT P. FOCKLER, ESQ.
    W. TINLEY ANDERSON, III, ESQ.                 DON S. WILLIAMS, ESQ.
          Hunton & Williams                  Wilson Sonsini Goodrich & Rosati
    NationsBank Plaza, Suite 4100                   650 Page Mill Road
       600 Peachtree Street, NE                Palo Alto, California 94304
        Atlanta, Georgia 30308                        (650) 493-9300
            (404) 888-4000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                  TITLE OF EACH CLASS OF                           PROPOSED MAXIMUM                AMOUNT OF
               SECURITIES TO BE REGISTERED                   AGGREGATE OFFERING PRICE (1)       REGISTRATION FEE
Common Stock, $0.01 par value.............................         $200,423,437.50                 $59,124.91

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933. Pursuant to Rule 457(c) under the Securities Act, the Proposed Maximum Offering Price was calculated as follows: (a) $58.09375, the average of the high and low sales prices per share of EarthLink Network, Inc. ("EarthLink") common stock on May 15, 1998, as reported on the Nasdaq National Market, multiplied by (b) 3,450,000, the total number of shares proposed to be registered hereunder. The Registrant will be the successor registrant to EarthLink upon consummation of a merger to occur on or about June 5, 1998, which will precede the effectiveness of this Registration Statement, thus requiring reference to EarthLink's common stock trading prices for such fee calculation.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED JUNE   , 1998
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any State.

         [LOGO]
 3,000,000 Shares
 Common Stock

  Of the 3,000,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"), offered hereby, 1,500,000 shares are being offered by the Company and 1,500,000 by certain stockholders of the Company (the "Selling Stockholders"). See "Underwriting." The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders."

  The Common Stock is traded on the Nasdaq National Market under the symbol
  "ELNK." On June   , 1998, the last reported sales price of the Common Stock on
  the Nasdaq National Market was $    per share. See "Price Range of Common
  Stock."

  FOR INFORMATION CONCERNING CERTAIN RISK FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS" COMMENCING ON PAGE 4.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                                               PROCEEDS TO
                                   PRICE TO            UNDERWRITING        PROCEEDS TO         SELLING
                                   PUBLIC              DISCOUNT(1)         COMPANY(2)          STOCKHOLDERS
Per Share                          $                   $                   $                   $
Total(3)                           $                   $                   $                   $

   (1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

   (2) Before deducting expenses payable by the Company, estimated at $700,000.

   (3) The Company has granted the Underwriters a 30-day option to purchase up to an additional 450,000 shares of Common Stock solely to cover over-allotments. If all such shares are purchased, the total Price to
      Public, Underwriting Discount and Proceeds to Company will be $          ,
      $          and $          , respectively. See "Underwriting."

  The shares of Common Stock are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the approval of certain legal matters by counsel and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. Delivery of the shares of Common Stock offered hereby to the Underwriters is expected to be made in New York, New
  York on or about              , 1998.

 DEUTSCHE MORGAN GRENFELL

                            INVEMED ASSOCIATES, INC.

                                                   THE ROBINSON-HUMPHREY COMPANY

  The date of this Prospectus is              , 1998.

    EarthLink Network, Inc. is one of the world's largest Internet service providers. Through a full range of innovative access and hosting services, EarthLink makes the Internet relevant and productive to hundreds of thousands of individuals and businesses every day.

                            [GRAPHICAL PRESENTATION
           DIVIDED INTO FOUR SQUARES SURROUNDING THE EARTHLINK LOGO]

SERVICES:

  Standard
    Email
    6MB Web Space for a Personal Web Site
    Personal Start Page

  Premium
    Business Web Site Hosting
    National ISDN
    National Frame Relay
    800 Service

MEMBER EXPERIENCE

Superior member and technical support

Ease of access and use

Member newsletter

EarthLink Web site

NETWORK

Reliable nationwide access through over 1,400 dial-up numbers

Network redundancy provided by UUNET, PSINet and Sprint

AWARDS

                PC MAGAZINE'S EDITORS' CHOICE AWARD FOR BEST ISP
                                 SEPTEMBER 1997

               MOBILE COMPUTING'S FIRST CLASS AWARD FOR BEST ISP
                                 FEBRUARY 1998

"EarthLink Network-Registered Trademark-," "EarthLink Network TotalAccess-TM-," "EarthLink Network TotalAccess Gold-TM-," "bLink-TM-," "The Arena-TM-," "All the Internet You Can Eat-TM-," "It's Your Internet-TM-," "Personal Start Page-TM-," "StarterSite-TM-," "the Mall-TM-," and the EarthLink logo are trademarks of the Company. This Prospectus includes trademarks of companies other than the Company.

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING BY ENTERING STABILIZING BIDS, IMPOSING PENALTY BIDS OR OTHERWISE. SUCH ACTIVITIES, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. FOR A DISCUSSION OF THESE ACTIVITIES, SEE "UNDERWRITING."

IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS, IF ANY) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY SHOULD BE READ IN CONJUNCTION WITH, AND IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS.

    THE TERMS "COMPANY" AND "EARTHLINK" REFER COLLECTIVELY TO EARTHLINK NETWORK, INC. AND ITS WHOLLY-OWNED OPERATING SUBSIDIARY, EARTHLINK OPERATIONS, INC. ("EARTHLINK OPERATIONS"), UNLESS THE CONTEXT OTHERWISE REQUIRES. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES (I) THAT THE UNDERWRITERS HAVE NOT EXERCISED THE OVER-ALLOTMENT OPTION; AND (II) CONSUMMATION OF THE SPRINT TRANSACTION. FOR A DETAILED DESCRIPTION OF THE SPRINT TRANSACTION, SEE "STRATEGIC ALLIANCE WITH SPRINT."

                                  THE COMPANY

    EarthLink is a leading Internet Service Provider ("ISP") that provides reliable, nationwide Internet access and related value-added services to its individual and business members, helping them to derive meaningful benefits from the extensive resources of the Internet. The Company has experienced rapid member growth and has become one of the world's largest ISPs by enhancing its members' Internet experience through simple, rapid and reliable access to the Internet, high-quality service and member support and enhanced services.
EarthLink has developed its member base, which was approximately          at
June   , 1998, through a combination of innovative and cost-conscious direct and affinity marketing programs, the Sprint Transaction and a focused effort to retain current members that has resulted in EarthLink having, what management believes to be, a high retention rate for its industry. Recently, EarthLink entered into a strategic alliance with Sprint Corporation, which provided EarthLink with approximately 130,000 new members and a 5-year commitment from Sprint to continue to generate at least 150,000 new members annually through its own channels. In addition, EarthLink is now co-branded with Sprint as its exclusive consumer Internet access provider and will have access to Sprint's marketing and distribution channels.

    The Company's principal executive offices are located at 3100 New York Drive, Pasadena, California 91107, and its telephone number is (626) 296-2400.

                                  THE OFFERING

Common Stock Offered............................................  3,000,000 shares (including 1,500,000 shares by the Company and
                                                                  1,500,000 by the Selling Stockholders)
Common Stock Outstanding after this Offering....................  13,559,784 shares (1)
Use of Proceeds.................................................  General corporate purposes. See "Use of Proceeds."
Nasdaq National Market Symbol...................................  ELNK

----------------------------------

(1) Based on shares of Common Stock outstanding as of March 31, 1998. Excludes
    (i) 2,534,582 shares of Common Stock subject to outstanding options and warrants, (ii) 1,329,273 shares of Common Stock available for future grant of options under the Company's employee and director stock option plans, and
    (iii) 4.1 million shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock. See "Capitalization," "Strategic Alliance with Sprint," "Management--1995 Stock Option Plan and Other Option and Warrant Issuances," "Management--Directors Stock Option Plan and Other Director Option Issuances," "Description of Capital Stock" and Notes 8 and 9 of Notes to Financial Statements.

                    SUMMARY HISTORICAL FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                     THREE MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,                   MARCH 31,
                                                   -----------------------------------------------  --------------------
                                                                                    PRO FORMA (2)
                                                     1995       1996       1997          1997         1997       1998
                                                   ---------  ---------  ---------  --------------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
Total revenues...................................  $   3,028  $  32,503  $  79,174    $   93,663    $  15,718  $  29,240
Loss from operations.............................     (6,018)   (30,258)   (28,454)     (151,509)      (8,037)    (5,940)
Net loss.........................................     (6,120)   (31,149)   (29,916)     (152,971)      (8,379)    (6,404)
Dividends on convertible preferred stock.........                                         (9,355)
Net loss attributable to common stockholders.....                                       (162,326)
Basic and diluted net loss per share (1).........  $   (1.59) $   (5.13) $   (2.99)   $   (16.23)   $   (0.92) $   (0.56)
Weighted average shares outstanding (1)..........      3,837      6,069     10,001        10,001        9,094     11,373


                                                   PRO FORMA (2)
                                                        1998
                                                   --------------
STATEMENT OF OPERATIONS DATA:
Total revenues...................................    $   35,499
Loss from operations.............................       (29,279)
Net loss.........................................       (29,743)
Dividends on convertible preferred stock.........        (2,006)
Net loss attributable to common stockholders.....       (31,749)
Basic and diluted net loss per share (1).........    $    (2.79)
Weighted average shares outstanding (1)..........        11,373

                                                                                                   MARCH 31, 1998
                                                                                    --------------------------------------------
                                                                                     ACTUAL     PRO FORMA (2)   AS ADJUSTED (3)
                                                                                    ---------  ---------------  ----------------
BALANCE SHEET DATA:
Cash and cash equivalents.........................................................  $  16,715    $    40,465       $  123,128
Total assets......................................................................     52,092        195,560          278,223
Total liabilities.................................................................     45,618         54,086           54,086
Accumulated deficit...............................................................    (72,476)       (72,476)         (72,476)
Stockholders' equity..............................................................      6,474        141,474          224,137

----------------------------------

(1) See Note 1 of Notes to Financial Statements for an explanation of the determination of the number of weighted average shares outstanding used in the net loss per share computation.

(2) Pro forma financial data give effect to the Sprint Transaction. The unaudited pro forma statement of operations data are based on the statements of operations of the Company and the statements of revenues and direct expenses of the Consumer Internet Access Services of Sprint Corporation as if the transaction occurred on January 1, 1997. The unaudited pro forma balance sheet data includes the assets acquired from Sprint and have been prepared to reflect the acquisition by the Company of the Sprint Internet Passport subscriber base as of March 31, 1998. See "Strategic Alliance with Sprint" and "Pro Forma Financial Information."

(3) As adjusted to reflect the sale of 1.5 million shares of Common Stock offered by the Company hereby at an assumed Offering price of $58.50 per share. See "Capitalization."

                                  RISK FACTORS

    THIS PROSPECTUS (INCLUDING WITHOUT LIMITATION THE FOLLOWING RISK FACTORS) CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT") REGARDING THE COMPANY AND ITS BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS. WORDS SUCH AS "EXPECTS," "ANTICIPATES," "INTENDS," "PLANS," "BELIEVES," "SEEKS," "ESTIMATES" AND SIMILAR EXPRESSIONS OR VARIATIONS OF SUCH WORDS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, BUT ARE NOT THE EXCLUSIVE MEANS OF IDENTIFYING FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS. ADDITIONALLY, STATEMENTS CONCERNING FUTURE MATTERS SUCH AS THE DEVELOPMENT OF NEW PRODUCTS, ENHANCEMENTS OR TECHNOLOGIES, POSSIBLE CHANGES IN LEGISLATION AND OTHER STATEMENTS REGARDING MATTERS THAT ARE NOT HISTORICAL ARE FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED. THESE RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, THOSE RISKS DISCUSSED BELOW AND ELSEWHERE IN THIS PROSPECTUS. PROSPECTIVE INVESTORS IN THE SHARES OFFERED HEREBY SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS.

    LIMITED OPERATING HISTORY; HISTORY OF LOSSES AND EXPECTATIONS OF FUTURE LOSSES. The Company was founded in May 1994 and began offering its services in July 1994. Accordingly, the Company has only a limited operating history upon which an evaluation of its prospects can be made. Such prospects must be considered in light of the substantial risks, expenses and difficulties encountered in the relatively new and rapidly evolving Internet services industry. The Company had net losses of approximately $66.1 million from inception through 1997 and of approximately $6.4 million for the three months ended March 31, 1998. As of March 31, 1998, the Company had an accumulated deficit of approximately $72.5 million. These losses and the accumulated deficit are exclusive of $1.3 million of losses incurred from inception through June 19, 1995 which have been reclassified from accumulated deficit to common stock as a result of the Company's conversion from S Corporation to C Corporation status. The Company expects that it is likely to continue to incur net losses as it expends substantial resources on sales, marketing and administration, builds its network systems, develops new service offerings and improves its management information systems. There can be no assurance that the Company will achieve or sustain profitability or positive cash flow from its operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    COMPETITION. The Internet services market in which the Company operates is extremely competitive, and the Company expects competition in this market to intensify in the future. The Company's current and prospective competitors include many large companies that have substantially greater market presence and financial, technical, marketing and other resources than the Company. The Company competes (or in the future expects to compete) directly or indirectly with the following categories of companies: (i) local ISPs, (ii) national and regional ISPs, such as MindSpring Enterprises, Inc., (iii) established online services such as America Online, Prodigy and the Microsoft Network; (iv) nonprofit or educational ISPs; (v) national telecommunications companies, such as AT&T Corp., GTE Corporation and MCI Communications Corporation; (vi) Regional Bell Operating Companies ("RBOCs"); (vii) competitive local exchange carriers; and (viii) cable operators, such as At Home Corporation and Time Warner, Inc.

    The consolidation of existing ISPs with or into larger entities, or entry of new entities into the Internet services market, would likely result in greater competition for the Company. The ability of competitors to bundle services and products with Internet connectivity services could place the Company at a significant competitive disadvantage. In addition, competitors in the telecommunications industry may be able to provide members with lower communications costs for their Internet access services, reducing the overall cost of Internet access and significantly increasing pricing pressures on the Company. There can be no assurance that the Company will be able to offset the adverse effect on revenues of any necessary price reductions resulting from competitive pressures by generating higher revenue from enhanced services or additional members, by reducing costs or otherwise. As a result, price reductions could have a material adverse effect on the Company.

    The Company believes that its ability to compete successfully in the Internet services market depends on a number of factors, including market presence; the adequacy of its member and technical support services; the capacity, reliability and security of its network infrastructure; the ease of access to and navigation of the Internet provided by the Company's services; the pricing policies of the Company, its competitors and its suppliers; the timing of introductions of new services by the Company and its competitors; the Company's ability to support existing and emerging industry standards; and industry and general economic trends. There can be no assurance that the Company will have the financial resources, technical expertise or marketing and support capabilities to compete successfully. See "--Evolution of the Internet; Rapid Technological Change," and "Business--Competition."

    RISKS ASSOCIATED WITH MANAGEMENT OF POTENTIAL GROWTH. The Company's growth has placed, and is expected to continue to place, a significant strain on its managerial, operational, financial and information systems resources. To accommodate its increasing size and manage growth, the Company must continue to implement and improve its operational, financial and information systems, and expand, train and manage its employee base. Additionally, expansion of the Company's information and network systems would be required in the event of significant future growth. There can be no assurance that the Company will be able to effectively manage expansion of its operations, or that the Company's facilities, systems, procedures or controls will be adequate to support the Company's operations. The inability of the Company to manage future growth effectively would have a material adverse effect on the Company.

    Demand on the Company's network infrastructure, technical staff and resources has grown rapidly with the Company's expanding member base. There can be no assurance that the Company's infrastructure, technical staff and resources will be adequate to accommodate or facilitate the Company's growth. In addition, the Company's success depends largely on its ability to provide timely, accurate and useful member and technical support. There can be no assurance that the Company will be able to provide member or technical support on a timely basis, or that any delays will not result in a loss of members or an inability to attract new members. The Company believes that its ability to provide timely access for members and adequate member and technical support largely will depend on its ability to identify, attract, train, integrate and retain qualified personnel. Failure to provide adequate member and technical support services would adversely affect the Company's ability to maintain and increase its member base, and could therefore have a material adverse effect on the Company. See "--Dependence on Network Infrastructure and Third Party Network Providers," "--Dependence on Key Personnel," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "Business--Employees."

    SIGNIFICANT OWNERSHIP BY SPRINT; COMMERCIAL RELATIONSHIP WITH SPRINT. At June 5, 1998, as a result of the Sprint Transaction (see "Strategic Alliance with Sprint"), Sprint Corporation (together with its affiliates "Sprint") owned
1.25 million shares of Common Stock and approximately 4.1 million shares of Series A Convertible Preferred Stock. Upon consummation of the Offering and assuming acceleration of certain dividend rights and that Sprint exercises certain preemptive rights, Sprint will own approximately 28% of the Company's capital stock on a fully diluted basis and approximately 9% of the Company's voting stock. As a result of Sprint's significant ownership stake, as well as the two members of the Company's Board of Directors which Sprint is entitled to designate under the terms of the Sprint Transaction, Sprint is in a position to exercise considerable influence over the operations and business strategy of the Company. There can be no assurance that the goals of Sprint and those of the Company will remain aligned during the term of the relationship. As a result, Sprint may be able to limit the Company's ability to act in its self interest, which could have a material adverse effect on the Company.

    In addition, under the terms of the Sprint Transaction, the Company is prohibited, without the prior consent of Sprint, from entering into certain commercial relationships with companies which are competitors of Sprint. Such restrictions could reduce or eliminate potential opportunities for revenue growth. Moreover, even in the absence of direct contractual restrictions on the Company, third parties that perceive themselves to be competitors of Sprint may choose not to engage in commercial relationships with the Company because of Sprint's close relationship with the Company, which could adversely affect potential opportunities for revenue growth.

    The terms of the Sprint Transaction could substantially reduce the likelihood of a third-party acquisition of the Company. Beginning 39 months after the closing (subject to additional delay by the Company under certain circumstances), Sprint has the right, for a subsequent 24 month period, to acquire the Company over fair private market value (including an appropriate control premium), subject to arbitration in the event the parties do not agree on such amount. The terms of the Sprint Transaction also limit the Company's ability to solicit third party acquisition proposals and grant Sprint the right, at any time, to make a superior offer in response to a third party proposal to acquire the Company. These provisions may force EarthLink stockholders to sell their shares at a time when they do not wish to do so. The combination of these factors, the Company's significant commercial relationship with Sprint more generally and Sprint's significant ownership stake in the Company could substantially reduce the likelihood of a third party acquisition of the Company. See "Description of Capital Stock--Governance Agreement."

    The Company faces certain operational risks relating to the Sprint Transaction, including the failure to successfully transition the approximately 130,000 Sprint Internet Passport subscribers to the Company's Internet service and to assimilate additional members expected to be generated by the Sprint relationship. Any failure to successfully integrate Sprint subscribers into the Company's member base could adversely affect the Company. Moreover, there can be no assurance that the Company will be able to take full advantage of the Company's role as Sprint's exclusive consumer Internet access provider and the ability to use Sprint's brand and distribution network.

    The Company and Sprint have also entered into a four year agreement providing for access to Sprint's data network pursuant to which, after a six month initial period, the Company will have a financial obligation to pay Sprint a minimum of $1.34 million per month for such access. As a result of this pricing structure, the Company bears substantial financial and business risks associated with (i) ensuring that an adequate number of Company members utilize the Sprint data network, and (ii) any inability to appropriately allocate and reallocate its members to each of the Company's three network providers in such a manner as to minimize network service costs and maximize network service quality. In the event the Company is unable to optimize the network usage of its members, the Company's per member network access costs could increase significantly above existing levels, which could have a material adverse effect on the Company.

    For a variety of reasons, the Company may not achieve the anticipated benefits of the Sprint Transaction. The Sprint Internet Passport subscribers and any additional members Sprint generates may not be retained by the Company. Despite Sprint's contractual commitment, it may not deliver the agreed upon number of additional members. Even if Sprint does meet its commitments, there is no assurance that such members will remain with the Company. Moreover, Sprint may, in the event it is acquired, terminate the Company's rights (i) as Sprint's exclusive consumer Internet access provider, (ii) to use Sprint's brand or distribution network and (iii) under the credit facility provided by Sprint. In addition, the joint marketing of the Company's services with Sprint products and services may not attract new members as anticipated. See "Strategic Alliance with Sprint."

    EVOLUTION OF THE INTERNET; RAPID TECHNOLOGICAL CHANGE. Widespread use of the Internet is a relatively recent phenomenon, the long-term growth prospects and eventual evolution of which are difficult to predict. The market for Internet services is characterized by rapidly changing technology, evolving industry standards, changes in member needs and frequent new service and product introductions. The Company's future success will depend, in part, on its ability to use leading technologies effectively, to continue to develop its technical expertise, to enhance its existing services and to develop new services that meet changing member needs on a timely and cost-effective basis and obtain market acceptance. In particular, successful ISPs must provide subscribers with the appropriate products, services and guidance to best take advantage of the rapidly evolving Internet. In addition, any failure on the part of the Company to respond in a timely and effective manner to new and evolving access technologies including cable modems and satellite and other wireless telecommunications technologies either internally or through arrangements with third parties, could have a material adverse effect on the Company. Moreover, EarthLink's future success is substantially dependent on continued growth in the use of the Internet. There can be no assurance that Internet usage will continue to grow as it has in the past or that extensive Internet content will continue to be developed and continue to be accessible at no or nominal cost. If use of the Internet does not continue to grow or evolves in a way which the Company cannot address, the Company will be materially and adversely affected.

    The Company expects that its members will increasingly use the Internet for commercial transactions. Any network malfunction or security breach could cause these transactions to be interrupted, not completed or completed with compromised security. Alleviating problems caused by computer viruses or other inappropriate uses or security breaches may cause interruptions, delays or cessation in service to the Company's members, which could have a material adverse effect on the Company. In addition, there can be no assurance that members or others will not assert claims of liability against the Company as a result of these events. See "--Potential Liability," "--Year 2000" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000."

    FACTORS AFFECTING OPERATING RESULTS; POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS. The Company's operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are beyond the Company's control. These factors include the rates of, and costs associated with, member usage, new member acquisition, member retention, capital expenditures and other costs relating to the expansion of operations, including upgrading the Company's systems and infrastructure; the timing and market acceptance of new and upgraded service introductions by the Company and its competitors; changes in the pricing policies of the Company and its competitors; changes in operating expenses (including telecommunications costs); the introduction of alternative technologies; the effect of potential acquisitions; increased competition in the Company's markets; and other general economic factors. Further, such intense competition may cause market rates for Internet services to decrease, which could in turn force the Company to reduce its rates, thereby likely causing revenue reductions. In addition, a significant portion of the Company's expenses are fixed; therefore, the Company's operating margins are particularly sensitive to fluctuations in revenues. Under its network services agreement with UUNET (the "UUNET Agreement"), the Company pays UUNET the greater of a fixed minimum fee, which cannot be lowered regardless of usage, or an amount that varies based primarily on the network usage of the Company's members during UUNET's peak hours. The UUNET Agreement also provides for price adjustments if regulatory or legislative changes occur which have a structural impact on the ISP services marketplace and materially increase UUNET's costs. As a result of these provisions, the Company's fees to UUNET will not decrease below a fixed minimum quarterly fee, but may increase significantly above that level in the future. By contrast, the Company's members generally pay a fixed monthly fee, which does not vary based on usage for the Company's services, and the Company would not likely be able to increase such fees in response to increased UUNET costs. Moreover, in connection with the Sprint Transaction, EarthLink has agreed to use Sprint's data network, at a minimum $1.34 million per month fee, regardless of whether the Company requires such capacity to adequately service its members or derives any revenue in connection with such expenditures. These factors could cause the Company's operating results in future quarters to fall below the expectations of securities analysts and investors, which would likely cause the market price of the Common Stock to be materially and adversely affected. See "--Significant Ownership by Sprint; Commercial Relationship with Sprint" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    DEPENDENCE ON NETWORK INFRASTRUCTURE AND THIRD PARTY NETWORK PROVIDERS. The future success of the Company's business will depend on the capacity, reliability and security of the Company's network infrastructure. In the past, capacity constraints have occurred, and may occur in the future, both at the level of particular dial-up points of presence ("POPs") (affecting only members attempting to use that particular POP) and in connection with system wide services (such as email and news services, which can affect all members), resulting in effects ranging from delays when trying to use a particular service to general slow downs of all services offered by the Company on the Internet. Poor network performance could cause members to terminate use of the Company's services. In order to reduce the incidence of such problems in the future, as well as to permit further expansion of the Company's member base, the Company will be required to expand and improve this infrastructure as the number of members and the amount and type of information its members communicate over the Internet increases, and the means by which members connect to the Internet evolve. Such expansion and improvement may require substantial financial, operational and managerial resources, involving actions and investments by the Company as well as obtaining third party equipment, services and technologies, including POPs and telephone lines, modems, servers and other telecommunications equipment and browsers and other software. There can be no assurance that the Company will be able to expand or improve its network infrastructure to meet any additional demand or changing member requirements on a timely basis or at a commercially reasonable cost, if at all.

    The Company's operations are further dependent on its ability to protect this infrastructure against damage from fire, earthquake, power loss, telecommunication failure, computer viruses, security breaches and similar events. The Company does not currently maintain redundant or backup Internet services or backbone facilities or other redundant computing or telecommunications facilities. The occurrence of a natural disaster or another unanticipated problem at the Company's headquarters and sole network hub in Pasadena, California, at POPs through which members connect to the Internet, or in the nation's telecommunication network in general could cause interruptions in the services provided by the Company. The Company's network infrastructure is also vulnerable to the failure of its third-party infrastructure providers to ensure that such third-party provided infrastructure will correctly operate on and beyond the year 2000. Accordingly, any failure of the Company to maintain, expand or enhance its network infrastructure on a timely basis, or to adapt it to an expanding member base, changing member requirements or evolving industry standards, could have a material adverse effect on the Company.

    As of March 31, 1998, approximately 94% of the POPs through which the Company provided Internet access were owned and operated by UUNET and PSINet, to which the Company's members now have access on a non-exclusive basis. In addition, the Company's members have exclusive access to certain ports within 89 Sprint-owned POPs. The Company is thus dependent on UUNET, PSINet and Sprint for crucial portions of its network infrastructure and does not have direct control over network reliability and other quality service concerns. The Company's agreements with PSINet, UUNET and Sprint providing this access can be terminated starting in July 1998, March 1999 (subject to earlier required reductions in usage at UUNET's option), and June 2002, respectively. There can be no assurance that any such agreement will be renewed beyond such dates or that such agreements, if renewed, will provide network access to the Company and its members on acceptable terms. Moreover, both UUNET and PSINet provide network access to entities other than the Company offering Internet or online services, including, in the case of UUNET, America Online, Microsoft Corporation ("Microsoft") and AT&T. Either UUNET or PSINet could choose to grant such large providers preferential access to their networks, potentially limiting the Company's members' ability to access the Internet through these POPs. In addition, even without such preferential treatment, increased usage of UUNET's and PSINet's POPs by other ISPs and online service providers' subscribers may negatively affect access and system performance. In sum, the inability or unwillingness of one or all of UUNET, PSINet and Sprint to provide reliable, high quality POP access to the Company on commercially reasonable terms, or the Company's inability to secure alternative POP arrangements, if necessary, would limit the Company's ability to provide Internet access to its members, which would, in turn, have a material adverse effect on the Company.

    UNCERTAINTY OF MEMBER RETENTION. The sales, marketing and other costs to the Company of acquiring new members are substantial relative to the monthly fee derived from such members. Accordingly, the Company believes that its long-term success largely depends on its ability to retain its existing members, while continuing to attract new members. The Company continues to invest significant resources in its infrastructure and member and technical support capabilities. However, there can be no assurance that such investment will maintain or improve member retention. The Company believes that intense competition from competitors, some of which offer many free hours of services for new members, has likely caused, and may continue to cause, some of the Company's members to switch to competitors' services. In addition, a certain number of new Internet users experience the Internet only as a novelty and do not become consistent users of Internet services. These factors adversely affect the Company's member retention rates. Any decline in member retention rates would have a material adverse effect on the Company. Unless offset by other factors, significant member loss could have a material adverse impact on the Company. See "--Risks Associated with Management of Potential Growth," "--Dependence on Network Infrastructure and Third Party Network Providers," "--Competition" and "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Overview."

    DEPENDENCE ON TELECOMMUNICATIONS CARRIERS AND OTHER SUPPLIERS. The Company relies on local telephone and other companies to provide data communications capacity via local telecommunications lines, long distance lines and wireless connections, all of which are subject to potential disruptions that may not be remedied easily or on a timely basis. In addition, the Company is dependent on certain third-party suppliers of hardware components, some of which are acquired from limited sources. The Company also depends on third-party software vendors to provide the Company with much of its Internet software, including its browser software. The Company's suppliers and telecommunications carriers also sell or lease services and products to the Company's competitors. There can be no assurance that the Company's suppliers and telecommunications carriers will not enter into exclusive arrangements with the Company's competitors or otherwise stop selling or leasing their services or products to the Company, which events could have a material adverse effect on the Company. Failure of any of Company's suppliers to provide services, equipment or software in the quantities, at the quality levels or at the times required by the Company, or an inability by the Company to develop alternative sources of supply could materially adversely affect the Company's ability to effectively support the growth of its member base in a timely manner would increase its costs of expansion. See "--Competition," "Business--Supplier Relationships" and "Business--Marketing."

    DEPENDENCE ON KEY PERSONNEL. The Company is highly dependent on the technical and managerial skills of its key employees, including technical, sales, marketing, information systems, financial and executive personnel, and on its ability to identify, hire and retain additional personnel. To accommodate its current size and manage its anticipated growth, the Company must maintain and expand its employee base. Competition for key personnel, particularly persons having technical expertise, is intense, and there can be no assurance that the Company will be able to retain existing personnel or to identify or hire additional personnel. The need for such personnel is particularly important given the strains on the Company's existing infrastructure and the need to anticipate the demands of any future growth. In particular, the Company is highly dependent on the continued services of its senior management team, which currently is composed of a small number of individuals. Of the members of its senior management team, only the Company's President and Chief Executive Officer, Charles G. Betty, is a party to an employment agreement with the Company; however, this agreement may not prevent Mr. Betty from terminating his employment with the Company. The Company maintains key-man life insurance on the lives of Messrs. Dayton, Betty and David Beckemeyer, the Company's Vice President of Information Technology, but there can be no assurance that these policies would be sufficient to compensate the Company for the loss of their services. The inability of the Company to attract, hire or retain the necessary technical, sales, marketing, information systems, financial and executive personnel, or the loss of the services of any member of the Company's senior management team, could have a material adverse effect on the Company. See "--Risks Associated with Management of Potential Growth," "Business--Employees" and "Business--Management."

    GOVERNMENT REGULATION. The Company provides Internet services, in part, through data transmissions over public telephone lines. These transmissions are governed by regulatory policies establishing charges and terms for wireline communications. The Company currently is not subject to direct regulation by the Federal Communications Commission (the "FCC") or any other governmental agency, other than regulations applicable to businesses generally. However, in the future the Company could become subject to regulation by the FCC or another regulatory agency as a provider of basic telecommunications services. The FCC has considered the issue of whether ISPs should be subject to access charges, Universal Service Fund support fees and regulation, and has determined that it would not adopt such regulations. The FCC has announced that it will be issuing a Notice of Proposed Rule Making ("NPRM") to explore proposals to create incentives for companies to make the most efficient use of the telephone network for Internet and other information services. While the FCC has announced that it does not intend for this NPRM to consider the imposition of access charges or regulations on ISPs, it could result in the creation of more competition for the Company. In addition, the FCC could reopen and reconsider these issues at any time.

    On April 10, 1998, the FCC issued its report to Congress regarding the Universal Service Fund support payments. One of the principal issues considered in this report is whether Internet services should still be classified as non-telecommunications services, so as to be exempt from regulation, access charges and Universal Service Fund support payments. While the FCC determined that it would continue the exemption, primarily as part of a continuing policy to permit continued expansion of the Internet, it also indicated that Congress directed the universal service support mechanism to be competitively neutral. The FCC also noted the novel status of Internet telephony, and noted that it may continue investigation of the regulatory status of Internet telephony. While Internet services, including Internet telephony, remain unregulated and exempt from access charges and Universal Service Fund support payments, the FCC could change its policy at any time. In fact, the FCC has indicated that it will take a case-by-case evaluation approach to determine whether individual Internet telephony service offerings more closely resemble enhanced services, which should remain exempt from regulation, or telecommunications services which are subject to regulation.

    The Telecommunications Act of 1996 (the "Telecommunications Act") contains provisions that lift, or establish procedures for lifting, certain restrictions relating to the RBOCs' ability to engage directly in the Internet access business. The Telecommunications Act also makes it easier for national long distance carriers, such as AT&T, to offer local telephone service. In addition, the Telecommunications Act allows the RBOCs to provide electronic information and database publishing. The Telecommunications Act, which permits ISPs to operate outside of the regulations applied to carriers, also permits other providers of Internet services, including voice and facsimile services, to operate more easily. These entities could provide additional sources of competition for the Company.

    The Telecommunications Act, through the portion commonly known as the "1996 Communications Decency Act," imposed fines for certain uses of the Internet, and the provision of access to indecent and obscene services. These provisions were struck down as unconstitutional by the Supreme Court of the United States in June of 1997. On March 12, 1998, the Senate Commerce Committee approved two bills that attempt to reconstruct the unconstitutional provisions of the 1996 Communications Decency Act. While it is too early to determine the ultimate course of these bills, and to evaluate the constitutionality of the proposals, there is a possibility that these provisions, if enacted and upheld, could impose liability on ISPs.

    Due to the increasing use of the Internet, it is possible that additional laws and regulations may be adopted with respect to the Internet, covering issues such as Universal Service Fund support payments, content, user privacy, pricing, libel, intellectual property protection and infringement and technology export and other controls. Legislation has been introduced to define and protect citizens from illegal Internet gambling. Other Internet-related legislation has been introduced which may limit commerce and discourse on the Internet. The FCC currently is considering (1) whether ISPs are information service providers or telecommunications providers; (2) whether ISPs are legally required to contribute to the Universal Service Fund; (3) how various companies in the Internet/information/data/telephony service provider field should be classified; and (4) whether ISPs should benefit from the Universal Service Fund. Changes in the regulatory environment relating to the application of access charges and Universal Service Fund support payments to Internet and Internet telephony providers, regulation of Internet services, including Internet telephony, and other regulatory changes that directly or indirectly affect costs imposed on Internet or Internet telephony providers, telecommunications costs or increase in the likelihood or scope of competition from RBOCs or others, could have a material adverse impact on the Company.

    FUTURE ADDITIONAL CAPITAL REQUIREMENTS. The Company has funded its operations primarily through private and public sales of equity securities, borrowings from third parties and capitalized leases. The Company's capital requirements depend on numerous factors, including the rate of market acceptance of the Company's services, the Company's ability to maintain and expand its member base, the rate of expansion of the Company's network infrastructure, infrastructure improvements required by advancements in technology, the level of resources required to implement the Company's marketing and sales programs, the Company's acquisition and other strategic goals and plans, information systems and research and development activities, the availability of hardware and software provided by third-party vendors and other factors. The timing and amount of such capital requirements cannot accurately be predicted. If capital requirements vary materially from those currently planned, the Company may require additional financing sooner than anticipated. The Company has no commitments for any additional financing other than a $25 million (increasing to $100 million over a three year period) line of credit from Sprint, and there can be no assurance that any such commitments can be obtained on favorable terms, if at all. Any additional equity financing may be dilutive to the Company's stockholders, and debt financing, if available, may involve restrictive covenants with respect to dividends, raising future capital and other financial and operational matters, and may otherwise limit the Company's ability to raise additional equity capital. If the Company is unable to obtain additional financing as needed, the Company may be required to reduce the scope of its operations or its anticipated expansion, which could have a material adverse effect on the Company. See "--Risks Associated with Management of Potential Growth," "--Dependence on Network Infrastructure and Third Party Network Providers," "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    INTEGRATION OF POTENTIAL ACQUISITIONS AND STRATEGIC ALLIANCES. As part of its business strategy, the Company may make acquisitions of, significant investments in, or enter into strategic alliances with, other companies or their services or technologies. Any such future transactions would be accompanied by the risks commonly encountered in making acquisitions of companies or their services and technologies. Such risks include, among other things, the difficulty associated with assimilating the operations and personnel of the acquired companies, the potential disruption of the Company's ongoing business, the inability of management to maximize the financial and strategic position of the Company through the successful integration of acquired members, network facilities, technology, rights and other assets, additional expenses associated with the amortization of acquired intangible assets, the inability to maintain uniform standards, controls, procedures and policies and the impairment of relationships with employees and members as a result of the integration of new management personnel. There can be no assurance that the Company will be successful in overcoming these or other risks associated with any such acquisitions or relationships. See "--Significant Ownership by Sprint; Commercial Relationship with Sprint," "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results."

    POTENTIAL LIABILITY. The potential imposition of liability upon the Company for information carried on and disseminated through its network, including the transmission of computer viruses and other similarly disruptive programs, could require the Company to implement additional measures to reduce its exposure to such liability. The implementation of such measures could require the expenditure of substantial resources or the discontinuation of certain product and service offerings. Any costs that are incurred as a result of such expenditure, contesting any related claims or the imposition of related liability could have a material adverse effect on the Company.

    Due to the increasing use of the Internet, it is possible that additional laws and regulations may be adopted with respect to the Internet covering issues such as content, user privacy, pricing, libel, intellectual property protection and infringement and technology export and other controls. In particular, Congress has previously proposed to impose and may again seek to impose liability on entities which "knowingly" permit a telecommunications facility under their control to transmit obscene materials to minors. Changes in the regulatory environment relating to the Internet services industry, including regulatory changes that directly or indirectly affect telecommunication costs or increase the likelihood or scope of competition, could have a material adverse effect on the Company. See "--Government Regulation."

    PROPRIETARY RIGHTS; INFRINGEMENT CLAIMS. The Company believes that its success is dependent in part on its technology and other proprietary rights and information (collectively, its "Proprietary Property") and its continuing right to use such Proprietary Property. The Company relies on a combination of copyright, trademark, patent and trade secret laws and contractual restrictions to establish and protect its Proprietary Property. It is the Company's policy to require employees, consultants and, when possible, suppliers to execute confidentiality agreements upon the commencement of their relationships with the Company. There can be no assurance that the steps taken by the Company will be adequate to prevent misappropriation of its Proprietary Property or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's Proprietary Property.

    The Company has obtained authorization, typically in the form of a license, to distribute third-party software incorporated in the EarthLink Network TotalAccess software product for Microsoft Windows 3.1 and Windows 95 and Apple Macintosh platforms. Most of these licenses have one-year terms and automatically renew for additional one-year terms in the absence of notice of termination from the other party, but are generally terminable earlier upon the occurrence of certain events (and, with respect to Microsoft, is terminable by Microsoft or the Company at will). Applications licensed by the Company include Web browsers from Netscape and Microsoft and MacTCP software from Apple Computer, Inc. There can be no assurance that the Company will be able to maintain its existing licenses or successfully obtain necessary license renewals in the future. The failure to maintain or renew its licenses in the future could have a material adverse effect on the Company.

    There can be no assurance that third parties will not assert that the Company's services and products infringe their proprietary rights. From time to time, the Company has received communications from third parties alleging that certain of the names or marks for the Company's services infringe the trademarks of such parties. To date, no such claims have had an adverse effect on the Company's ability to market and sell its services. However, there can be no assurance that those claims will not have an adverse effect in the future or that other parties will not assert infringement claims against the Company in the future with respect to current or future services. Such claims could result in substantial costs and diversion of resources, even if ultimately decided in favor of the Company, and could have a material adverse effect on the Company, particularly if judgments on such claims are adverse to the Company. In the event a claim is asserted alleging that the Company has infringed the proprietary technology or information of a third party, the Company may be required to seek licenses to continue to use such intellectual property. There can be no assurance, however, that such licenses would be offered or obtained on commercially reasonable terms, if at all, or that the terms of any offered licenses would be acceptable to the Company. The failure to obtain the necessary licenses or other rights could have a material adverse effect on the Company. See "Business--Proprietary Rights."

    CONTROL BY DIRECTORS, EXECUTIVE OFFICERS, FIVE PERCENT STOCKHOLDERS AND
AFFILIATED ENTITIES. Based on stock ownership as of June   , 1998, the Company's
executive officers, directors and holders of more than 5% of the outstanding Common Stock (and their affiliates) will beneficially own an aggregate of approximately - % of the Company's outstanding shares of Common Stock after this Offering (approximately - % if the Underwriters' over-allotment option is exercised in full) including Sprint's beneficial ownership of approximately 9% of the Company's voting stock and approximately 28% of its capital stock on a fully diluted basis (assuming acceleration of certain dividend rights and that Sprint exercises certain preemptive rights). If warrants and options outstanding
and exercisable within 60 days of June   , 1998 were exercised, these
percentages would increase to - % and - %, respectively. As a result, these stockholders, acting together, would effectively be able to control most matters requiring approval by the Company's stockholders, including the election of a majority of the Company's directors. See "Principal and Selling Stockholders."

    YEAR 2000. Many existing computer programs use only two digits to identify a year. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer software applications could fail or create erroneous results by, at or beyond the year 2000 (the "Year 2000 Phenomenon"). The Company utilizes software, computer technology and other services provided by third-party vendors that may not be Year 2000 Phenomenon ready. The Company is also indirectly dependent on the institutions involved in processing the Company's members' credit card payments for the Company's services. The Company is currently assessing the Year 2000 Phenomenon readiness of its third-party supplied software, computer technology and other services. Based upon the results of this assessment, the Company will develop and implement, if necessary, a remediation plan with respect to third-party software, computer technology and services which may fail to be Year 2000 Phenomenon ready. The Company has assessed its proprietary software and systems and has determined them to be Year 2000 Phenomenon ready. Management anticipates that the Company's systems, including components thereof provided by third-party vendors, will be Year 2000 Phenomenon ready by 2000. At this time, the expenses associated with this assessment and potential remediation plan cannot presently be determined. The failure of the software and computing systems of the Company and its third-party vendors to be Year 2000 Phenomenon ready could have material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    SHARES ELIGIBLE FOR FUTURE SALE. Sales of a substantial number of shares of the Common Stock in the public market following this Offering could adversely affect the market price of the Common Stock. The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act and lock-up agreements under which the Company, the executive officers and directors of the Company, Sprint and the Selling Stockholders have agreed not to sell or otherwise dispose of any of such shares of Common Stock, any such options or warrants to acquire shares of Common Stock or any such securities convertible into shares of Common Stock (or any shares of Common Stock issuable upon exercise of such securities) for a period of ninety (90) days after the date of this Prospectus without the prior written consent of Deutsche Morgan Grenfell Inc. However, Deutsche Morgan Grenfell Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to such lock-up agreements. Further, the holders of substantially all of the shares of unregistered Common Stock outstanding prior to this Offering as well as holders of certain warrants and convertible debt are parties to registration rights agreements. The exercise of these registration rights and subsequent sale of a substantial number of shares of the Common Stock in the public market could adversely affect the market price of the Common Stock. See "Description of Capital Stock--Registration Rights," "Shares Eligible for Future Sale" and "Underwriting."

    EFFECT OF CERTAIN CHARTER, BYLAW AND SPRINT AGREEMENT PROVISIONS. The Company's Certificate of Incorporation, Bylaws and the terms of the Sprint Transaction contain certain provisions that may, individually or in the aggregate, discourage proposals or bids to acquire the Company, potentially limiting the price that investors might be willing to pay for shares of the Common Stock. Certain of such provisions allow the Company to issue Preferred Stock, the rights and preferences of which may be specified by the Board of Directors at any time prior to issuance, without further stockholder approval, potentially delaying, deferring or preventing a change in control of the Company. The Company is also subject to Section 203 of the Delaware General Corporation Law which could delay, defer or prevent a business combination with an "interested stockholder." See "Significant Ownership by Sprint; Commercial Relationship with Sprint," "Strategic Alliance with Sprint" and "Description of Capital Stock-- Governance Agreement."

    POTENTIAL VOLATILITY OF STOCK PRICE. There can be no assurance that the market price of the Common Stock will not decline below the Offering price. The stock markets have experienced price and volume fluctuations that have particularly affected the stocks of Internet and other technology companies, resulting in changes in the market prices of the stocks of many companies that may not have been directly related to the operating performance of those companies. Such broad market fluctuations may adversely affect the market price of the Common Stock following this Offering. In addition, factors such as variations in the Company's financial results, comments by securities analysts, announcements of technological innovations or new products by the Company or its competitors, changing government regulations, developments concerning the Company's proprietary rights or litigation may have a material adverse effect on the market price of the Common Stock.

    IMMEDIATE AND SUBSTANTIAL DILUTION. Investors purchasing shares of Common Stock in this Offering will incur immediate and substantial dilution in net tangible book value of the Common Stock of $52.67 per share at an assumed Offering price of $58.50 per share. To the extent that currently outstanding options and warrants are exercised or converted, there will be further dilution. See "Dilution."

    NO SPECIFIC USE OF PROCEEDS. The Company has not designated any specific use for the net proceeds from the sale of the Common Stock offered hereby and accordingly, management will have significant flexibility in applying the net proceeds of this Offering. The Company expects to use the net proceeds for general corporate purposes, including the funding of anticipated operating losses and capital expenditures. The Company may, when the opportunity arises, use an unspecified portion of the net proceeds to acquire or invest in businesses, products and technologies. From time to time, in the ordinary course of business, the Company expects to evaluate potential acquisitions of such businesses, products or technologies. The failure of management to apply such funds effectively could have a material adverse effect on the Company's business, prospects, financial condition and results of operations. See "Use of Proceeds."

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the shares of Common Stock offered hereby at an assumed Offering price of $58.50 per share are estimated to be approximately $82,662,500 million ($107,671,250 million if the Underwriters' over-allotment option is exercised in full) after deducting estimated underwriting discount and Offering expenses payable by the Company. The Company will not receive any portion of the proceeds from the sale of shares of Common Stock by the Selling Stockholders.

    As of the date of this Prospectus, the Company has not designated any specific use for the net proceeds from the sale of the Common Stock offered hereby. The Company expects to use the net proceeds for general corporate purposes, including working capital to fund anticipated operating losses, capital expenditures and increased marketing, sales, and member service to sustain member growth. The Company may, when the opportunity arises, use an unspecified portion of the net proceeds to acquire or invest in complementary businesses, additional subscriber bases, products and technologies. However, as of the date of this Prospectus, the Company has no understandings, commitments or agreements with respect to any material acquisition or investment. Pending such uses, the Company intends to invest the net proceeds of this Offering in government securities or short-term, investment grade, interest-bearing securities.

                          PRICE RANGE OF COMMON STOCK

    The Common Stock has been traded on the Nasdaq National Market under the symbol "ELNK" since the Company's initial public offering on January 22, 1997. Prior to that time, there was no public market for the Common Stock. The following table sets forth for the periods indicated the high and low closing sales price as reported by the Nasdaq National Market.

                                                                                    HIGH         LOW
                                                                                  ---------    --------
1997
  First Quarter (from January 22, 1997)........................................    $20 1/4      $10 1/8
  Second Quarter...............................................................     13 1/2        8 5/8
  Third Quarter................................................................     19 1/2       10 1/4
  Fourth Quarter...............................................................     23 3/4       16

1998
  First Quarter................................................................    $56 7/16     $24 1/2
  Second Quarter (through May 1, 1998).........................................     74 3/4       59 1/8

    On May 18, 1998, the last reported sale price of Common Stock on the Nasdaq National Market was $57 1/16 per share. As of May 1, 1998 there were approximately 176 holders of record of the Common Stock.

                                DIVIDEND POLICY

    The Company has not paid any dividends since its inception and does not intend to pay any dividends on its Common Stock in the foreseeable future. The payment of future cash dividends on its Common Stock, if any, will be at the sole discretion of the Board of Directors.

                                 CAPITALIZATION

    The following table sets forth, as of March 31, 1998, (i) the capitalization of the Company, (ii) the pro forma capitalization of the Company giving effect to the Sprint Transaction, and (iii) the pro forma capitalization of the Company as adjusted to reflect the sale of the shares of Common Stock being offered by the Company in this Offering, after deduction of estimated offering expenses and underwriting discounts.

                                                                                        MARCH 31, 1998
                                                                             ------------------------------------
                                                                                             PRO          AS
                                                                               ACTUAL       FORMA      ADJUSTED
                                                                             ----------  -----------  -----------
                                                                                        (IN THOUSANDS)
Long-term debt.............................................................  $    8,257  $     8,257  $     8,257
                                                                             ----------  -----------  -----------

Stockholders' equity:
  Preferred stock, $0.01 par value, 25,000,000 shares authorized actual, pro forma and as adjusted: none outstanding actual, 4,102,941 shares
    Series A Convertible outstanding pro forma and as adjusted (1).........      --               41           41
  Common stock, $0.01 par value, 50,000,000 shares authorized: 11,997,884 shares outstanding actual and pro forma, 13,497,884 shares outstanding
    as adjusted (2)........................................................         120          120          135
  Additional paid-in capital...............................................      77,677      212,636      295,284
  Warrants to purchase common stock........................................       1,153        1,153        1,153
  Accumulated deficit......................................................     (72,476)     (72,476)     (72,476)
                                                                             ----------  -----------  -----------
      Total stockholders' equity...........................................       6,474      141,474      224,137
                                                                             ----------  -----------  -----------
        Total capitalization...............................................  $   14,731  $   149,731  $   232,394
                                                                             ----------  -----------  -----------
                                                                             ----------  -----------  -----------

------------------------------

(1) Convertible into up to 4,102,941 shares of Common Stock, assuming acceleration of certain dividend rights.

(2) Excludes the following securities outstanding or reserved for future grant as of March 31, 1998: (i) 1,369,716 shares of Common Stock subject to options outstanding under the Company's 1995 Stock Option Plan at a weighted average exercise price of $14.99 per share, (ii) 1,164,866 shares of Common Stock subject to outstanding warrants and non-employee plan stock options at a weighted average exercise price of $5.91 per share and (iii) 1,266,373 and 68,500 shares of Common Stock reserved for future grant of options under the Company's 1995 Stock Option Plan and Directors Stock Option Plan, respectively. The number of shares reserved for future issuance under the 1995 Stock Option Plan includes an increase of 1 million shares approved by the Company's Board of Directors in May 1998, subject to stockholder approval. See "Management-- 1995 Stock Option Plan and Other Option and Warrant Issuances," "Management--Directors Stock Option Plan and Other Director Option Issuances," "Description of Capital Stock" and Notes 8 and 9 of Notes to Financial Statements.

                                    DILUTION

    The pro forma net tangible book value of the Common Stock as of March 31, 1998 was $19.9 million, or approximately $1.24 per share. Pro forma net tangible book value per share represents the amount of the Company's pro forma total tangible assets less total liabilities (giving effect to the Sprint Transaction), divided by the pro forma number of shares of Common Stock outstanding (assuming conversion into Common Stock of the Series A Convertible Preferred Stock held by Sprint on a one-to-one basis). After giving effect to the sale of the 1.5 million shares of Common Stock offered by the Company hereby at an assumed Offering price of $58.50 per share and after deducting estimated underwriting discount and Offering expenses payable by the Company, the pro forma net tangible book value of the Company as of March 31, 1998 would have been $102.6 million, or approximately $5.83 per share. This represents an immediate increase in the net tangible book value of $4.59 per share to existing stockholders and an immediate dilution of $52.67 per share to new investors purchasing shares of Common Stock in this Offering. Dilution per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in the Offering made hereby and the net tangible book value per share of Common Stock immediately after completion of this Offering. The following table illustrates this per share dilution:

Assumed Offering price per share......................................             $   58.50
  Pro forma net tangible book per share value as of March 31, 1998....  $    1.24
  Increase per share attributable to the Offering.....................       4.59
                                                                        ---------
Pro forma net tangible book value after the Offering..................                  5.83
                                                                                   ---------
Dilution per share to new investors...................................             $   52.67
                                                                                   ---------
                                                                                   ---------

    The foregoing table excludes all options and warrants that will remain outstanding upon consummation of the Offering. See Notes 8 and 9 of Notes to Financial Statements. The exercise of outstanding options and warrants having an exercise price less than the Offering price would increase the dilutive effect to new investors illustrated by the foregoing table.

                         STRATEGIC ALLIANCE WITH SPRINT

    On February 10, 1998, EarthLink Operations (formerly EarthLink Network, Inc.), Sprint and an entity created by EarthLink Operations, Dolphin, Inc. (referred to herein as "Newco" and, together with EarthLink Operations, as the "Company" or "EarthLink"), entered into various agreements to establish a strategic relationship between the Company and Sprint in the area of consumer Internet access and related services on terms and conditions summarized below (collectively, the "Sprint Transaction"). Following consummation of the Sprint Transaction, the former EarthLink Network, Inc. changed its name to EarthLink Operations, Inc., and Newco changed its name to EarthLink Network, Inc.

    On June 5, 1998, Sprint consummated a tender offer for 1.25 million shares of EarthLink Operations Common Stock at a price per share of $45 net in cash to each seller (the "Offer"). Immediately following the closing of the Offer, Sprint received approximately 4.1 million shares of Newco Series A Convertible Preferred Stock, par value $0.01 per share, in exchange for (i) transfer to the Company of Sprint's approximately 130,000 Sprint Internet Passport subscribers,
(ii) aggregate cash consideration of approximately $24 million and (iii) the exclusive right to use certain ports within Sprint's high-speed data network for four years. EarthLink and Sprint also entered into a Marketing and Distribution Agreement which includes a commitment by Sprint to deliver a minimum of 150,000 new subscribers per year for five years through its own channels, EarthLink's right to be Sprint's exclusive provider of consumer Internet access services for at least ten years and the right to use Sprint's brand and distribution network for at least ten years. Sprint has also provided EarthLink with a credit facility of up to $25 million (increasing to $100 million over three years) in the form of convertible senior debt. Following consummation of the Sprint Transaction and this Offering, Sprint will own Common Stock and Series A Convertible Preferred Stock constituting approximately 28% of the Company's capital stock on a fully diluted basis (assuming acceleration of certain dividend rights and the exercise by Sprint of certain preemptive rights) and approximately 9% of the Company's voting stock

    In connection with the Sprint Transaction, a wholly-owned subsidiary of Newco was merged with and into the former EarthLink Network, Inc. (the "Merger"), pursuant to which (i) the former EarthLink became a wholly-owned subsidiary of Newco and (ii) each outstanding share of former EarthLink common stock was converted into one share of common stock of Newco, par value $0.01 per share. EarthLink Operations, the corporation surviving the Merger, is now a wholly-owned subsidiary of Newco.

    Also in connection with the Sprint Transaction, the Company and Sprint have entered into a governance agreement (the "Governance Agreement") which establishes certain terms and conditions concerning the corporate governance of the Company in the future, the acquisition and disposition of equity securities of the Company by Sprint (including certain preemptive rights in favor of Sprint), the rights of Sprint to make offers to purchase all outstanding shares of Common Stock of the Company and the rights of the Board of Directors of the Company to receive and entertain offers to effect certain business combinations. The Company and certain of its stockholders have entered into an agreement with Sprint which obligates such stockholders, under certain terms and conditions, to take action in support of the Company's obligations to Sprint under the Governance Agreement. In connection with the Sprint Transaction, Sprint is entitled to appoint two individuals to the Company's Board so long as Sprint's fully diluted ownership interest in the Company is in excess of 20% and one Board seat so long as Sprint's fully diluted ownership interest is in excess of 10%. Sprint has designated William T. Esrey, Chairman and Chief Executive Officer of Sprint, and Patti S. Manuel, President of the Long Distance Division of Sprint, to fill the EarthLink Board seats to which Sprint is entitled. See "Risk Factors-- Significant Ownership by Sprint; Commercial Relationship with Sprint" and "Description of Capital Stock."

    Generally, if Sprint, by virtue of an acquisition, merger or other transaction, including a transaction by which Sprint or its brand is acquired, becomes engaged in a Restricted Services Business, EarthLink may terminate the Marketing and Distribution Agreement if Sprint has not, within 180 days of such transaction, transferred the Restricted Services Business to EarthLink or terminated or divested itself of the Restricted Services Business. Upon such termination Sprint must pay EarthLink a termination fee as follows: $60 million decreased pro rata over the initial five years of the agreement, provided, that if such termination occurs prior to the end of the second year, no such decrease will occur; plus, a fee to compensate EarthLink for the lost benefit of Sprint's commitment to provide 150,000 new members per year during the first five years of the agreement. "Restricted Services Business" is defined as a set of services and products which are substantially similar to EarthLink's standard dial-up Internet access service offering.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

    The following selected historical financial information has been derived from historical financial statements of the Company and should be read in conjunction with such historical financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The selected historical financial information for the period from inception on May 26, 1994 through December 31, 1994 and the three years ended December 31, 1997 are derived from the financial statements of the Company, which were audited by Price Waterhouse LLP. The selected historical financial information for the three months ended March 31, 1997 and 1998 have been derived from the Company's unaudited financial statements. In the opinion of management, the unaudited financial statements include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results for the periods presented.

    The pro forma statement of operations data give effect to the Sprint Transaction as if it had occurred on January 1, 1997, and the pro forma balance sheet data give effect to the Sprint Transaction as if it had occurred at March 31, 1998. The pro forma financial information does not purport to represent what the Company's results of operations would have been if the Sprint Transaction had in fact occurred on such dates, nor does it purport to indicate the future financial position or results of future operations of the Company. The pro forma adjustments are based on currently available information and certain assumptions that management believes to be reasonable.

    The selected historical and pro forma financial and operating data set forth below should be read in conjunction with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company's financial statements and notes thereto, and other financial and operating data included elsewhere in this Prospectus.

                                                                                                                      THREE
                                                                                                                     MONTHS
                                                    INCEPTION                                                         ENDED
                                                 (MAY 26, 1994)                YEAR ENDED DECEMBER 31,              MARCH 31,
                                                     THROUGH       -----------------------------------------------  ---------
                                                  DECEMBER 31,                                      PRO FORMA (3)
                                                      1994           1995       1996       1997          1997         1997
                                                -----------------  ---------  ---------  ---------  --------------  ---------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Recurring revenues..........................      $      53      $   2,422  $  26,879  $  72,943   $     72,943   $  14,086
  Other revenues..............................             58            606      5,624      6,231          6,231       1,632
  Incremental revenues........................         --             --         --         --            --           --
  SIP net operating revenues..................         --             --         --         --             14,489      --
                                                      -------      ---------  ---------  ---------  --------------  ---------
    Total revenues............................            111          3,028     32,503     79,174         93,663      15,718
                                                      -------      ---------  ---------  ---------  --------------  ---------
Operating costs and expenses:
  Cost of recurring revenues..................              4          1,055     18,462     37,974         37,974       7,955
  Cost of other revenues......................             12            349      2,699      3,401          3,401         915
  Sprint Internet Passport ("SIP") cost of
    services..................................         --             --         --         --             51,313      --
  Sales and marketing.........................             37          3,711     15,258     21,020         21,020       4,961
  General and administrative..................            168          2,062     10,534     14,333         84,061       3,502
  Operations and member support...............             38          1,869     15,808     30,900         30,900       6,422
  SIP selling, general and administrative.....         --             --         --         --             13,099      --
  SIP other...................................         --             --         --         --              3,404      --
                                                      -------      ---------  ---------  ---------  --------------  ---------
    Total operating costs and expenses........            259          9,046     62,761    107,628        245,172      23,755
                                                      -------      ---------  ---------  ---------  --------------  ---------
Loss from operations..........................           (148)        (6,018)   (30,258)   (28,454)      (151,509)     (8,037)
Interest expense..............................         --               (136)    (1,041)    (2,099)        (2,099)       (507)
Interest income...............................         --                 34        150        637            637         165
                                                      -------      ---------  ---------  ---------  --------------  ---------
    Net loss..................................      $    (148)     $  (6,120) $ (31,149) $ (29,916)      (152,971)  $  (8,379)
                                                      -------      ---------  ---------  ---------                  ---------
                                                      -------      ---------  ---------  ---------                  ---------
Deductions for dividends on convertible
  preferred stock.............................                                                              9,355
                                                                                                    --------------
Net loss attributable to common stockholders..                                                       $   (162,326)
                                                                                                    --------------
                                                                                                    --------------
Basic and diluted net loss per share (1)......      $   (0.10)     $   (1.59) $   (5.13) $   (2.99)  $     (16.23)  $   (0.92)
                                                      -------      ---------  ---------  ---------  --------------  ---------
                                                      -------      ---------  ---------  ---------  --------------  ---------
Weighted average shares outstanding (1).......          1,550          3,837      6,069     10,001         10,001       9,094
                                                      -------      ---------  ---------  ---------  --------------  ---------
                                                      -------      ---------  ---------  ---------  --------------  ---------


                                                           PRO FORMA (3)
                                                  1998          1998
                                                ---------  --------------

STATEMENT OF OPERATIONS DATA:
Revenues:
  Recurring revenues..........................  $  27,270    $   27,270
  Other revenues..............................      1,578         1,578
  Incremental revenues........................        392           392
  SIP net operating revenues..................     --             6,259
                                                ---------  --------------
    Total revenues............................     29,240        35,499
                                                ---------  --------------
Operating costs and expenses:
  Cost of recurring revenues..................     14,506        14,506
  Cost of other revenues......................        705           705
  Sprint Internet Passport ("SIP") cost of
    services..................................     --             9,813
  Sales and marketing.........................      5,916         5,916
  General and administrative..................      4,513        21,945
  Operations and member support...............      9,540         9,540
  SIP selling, general and administrative.....     --             2,155
  SIP other...................................     --               198
                                                ---------  --------------
    Total operating costs and expenses........     35,180        64,778
                                                ---------  --------------
Loss from operations..........................     (5,940)      (29,279)
Interest expense..............................       (687)         (687)
Interest income...............................        223           223
                                                ---------  --------------
    Net loss..................................  $  (6,404)      (29,743)
                                                ---------
                                                ---------
Deductions for dividends on convertible
  preferred stock.............................                    2,006
                                                           --------------
Net loss attributable to common stockholders..               $  (31,749)
                                                           --------------
                                                           --------------
Basic and diluted net loss per share (1)......  $   (0.56)   $    (2.79)
                                                ---------  --------------
                                                ---------  --------------
Weighted average shares outstanding (1).......     11,373        11,373
                                                ---------  --------------
                                                ---------  --------------

                                                                                                                      THREE
                                                                                                                     MONTHS
                                                    INCEPTION                                                         ENDED
                                                 (MAY 26, 1994)                YEAR ENDED DECEMBER 31,              MARCH 31,
                                                     THROUGH       -----------------------------------------------  ---------
                                                  DECEMBER 31,                                      PRO FORMA (3)
                                                      1994           1995       1996       1997          1997         1997
                                                -----------------  ---------  ---------  ---------  --------------  ---------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Other operating data:
  EBITDA (2)..................................      $    (141)     $  (5,713) $ (26,105) $ (19,077)                 $  (6,157)
  Cash flows from:
    Operating activities......................           (146)        (3,643)   (16,222)   (21,290)                   (12,101)
    Investing activities......................            (97)        (4,266)   (18,361)   (16,095)                    (4,786)
    Financing activities......................            243          8,199     38,286     49,842                     26,043


                                                           PRO FORMA (3)
                                                  1998          1998
                                                ---------  --------------

Other operating data:
  EBITDA (2)..................................  $  (2,951)
  Cash flows from:
    Operating activities......................      3,648
    Investing activities......................     (6,943)
    Financing activities......................      3,560

                                                                                                  DECEMBER 31,
                                                                                   ------------------------------------------
                                                                                     1994       1995       1996       1997
                                                                                   ---------  ---------  ---------  ---------
                                                                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents........................................................  $  --      $     290  $   3,993  $  16,450
Total assets.....................................................................        186      4,874     27,119     46,887
Long-term debt...................................................................     --            355      6,088      8,218
Total liabilities................................................................         89      4,584     34,367     40,812
Accumulated deficit..............................................................       (148)    (5,007)   (36,156)   (66,072)
Stockholders' equity (deficit)...................................................         97        290    (21,261)     6,075

                                                                                        MARCH 31, 1998
                                                                                   -------------------------
                                                                                    ACTUAL    PRO FORMA (3)
                                                                                   ---------  --------------

BALANCE SHEET DATA:
Cash and cash equivalents........................................................  $  16,715    $   40,465
Total assets.....................................................................     52,092       195,560
Long-term debt...................................................................      8,257         8,257
Total liabilities................................................................     45,618        54,086
Accumulated deficit..............................................................    (72,476)      (72,476)
Stockholders' equity (deficit)...................................................      6,474       141,474

----------------------------------

(1) See Note 1 of Notes to Financial Statements for an explanation of the determination of the number of weighted average shares outstanding in the net loss per share computation.

(2) Represents earnings (loss) before depreciation and amortization, interest income and expense and income tax expense. EBITDA is not determined in accordance with generally accepted accounting principles, is not indicative of cash used by operating activities and should not be considered in isolation from, as an alternative to, or more meaningful than measures of performance determined in accordance with generally accepted accounting principles.

(3) Pro forma financial data give effect to the Sprint Transaction. The unaudited pro forma statement of operations data are based on the statements of operations of the Company and the statements of revenues and direct expenses of the Consumer Internet Access Services of Sprint Corporation as if the Sprint Transaction had occurred on January 1, 1997. The unaudited pro forma balance sheet data are based on the balance sheet of the Company and include the assets acquired from Sprint and have been prepared to reflect the acquisition by the Company of the SIP subscriber base as of March 31, 1998. See "Strategic Alliance with Sprint" and "Pro Forma Financial Information."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SAFE HARBOR STATEMENT

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS. THE RESULTS DISCUSSED HEREIN ARE NOT NECESSARILY INDICATIVE OF THE RESULTS TO BE EXPECTED IN ANY FUTURE PERIODS. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS BASED ON CURRENT EXPECTATIONS WHICH INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS MAY DIFFER SIGNIFICANTLY FROM THOSE PROJECTED IN SUCH FORWARD-LOOKING STATEMENTS DUE TO A NUMBER OF FACTORS, INCLUDING THOSE SET FORTH HEREIN, IN THE SECTION ENTITLED "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    EarthLink is a leading ISP that provides reliable, nationwide Internet access and related value-added services to its individual and business members, helping them to derive meaningful benefits from the extensive resources of the Internet. The Company has experienced rapid member growth and has become one of the world's largest ISPs by enhancing its members' Internet experience through simple, rapid and reliable access to the Internet, high quality service and member support and enhanced services.

    EarthLink provides its members with a core set of features through its standard Internet service, which provides unlimited access to the Internet and several related value-added services for a flat monthly fee of $19.95. In addition, the Company offers a variety of premium services to both its individual and business members. Recurring revenues, which are generally paid for in advance with credit cards, consist of monthly fees charged to members for Internet access and other ongoing services. Access fees are recognized ratably over the period services are provided. Other revenues generally represent one-time, non-refundable set up fees and are recorded as earned. Incremental revenues are derived from leveraging the Company's member base, including online advertising, commissions from electronic commerce, and sales of certain products.

    Cost of recurring revenues principally includes telecommunications costs and depreciation expense on equipment used in network operations for ongoing member services. Included in telecommunications costs are fees paid to UUNET, PSINet and Sprint for local access to their respective nationwide systems of POPs. Cost of other revenues principally includes expenses related to the registration of new members, such as bounties paid to third parties for generating new members for the Company and licensing fees for software.

    The Company has experienced net losses since it commenced operations. Net losses were approximately $6.3 million from inception through 1995, $31.1 million for 1996 and $29.9 million for 1997. As of March 31, 1998, the Company had an accumulated deficit of approximately $72.5 million (exclusive of $1.3 million of losses incurred from inception through June 19, 1995 which have been reclassified from accumulated deficit to Common Stock as a result of the Company's conversion from S Corporation to C Corporation status). The Company has noted a trend of continuing improvement in net loss and earnings before interest, taxes, depreciation and amortization ("EBITDA") since the beginning of 1996. EBITDA losses were $5.7 million, $26.1 million and $19.1 million, respectively, for the three years ended December 31, 1995, 1996 and 1997, and $6.2 million and $3.0 million, respectively, for the quarters ended March 31, 1997 and 1998. The improvement in EBITDA was primarily due to significant member growth and the Company's ability to take advantage of economies of scale to control costs and expenses. EBITDA is not determined in accordance with generally accepted accounting principles, is not indicative of cash used by operating activities and should not be considered in isolation from, an alternative to, or more meaningful than measures of performance determined in accordance with generally accepted accounting principles. The Company expects that it will continue to incur net losses as it continues to expend substantial resources on sales and marketing to rapidly increase its member base. There can be no assurance that the Company will achieve or sustain profitability or positive cash flow from its operations.

    On June 5, 1998, the Company and Sprint entered into a long-term strategic alliance. In connection with this alliance, Sprint consummated a tender offer for 1.25 million shares of Common Stock at $45 per share (the "Offer"). Immediately following the closing of the Offer, Sprint received approximately
4.1 million shares of Newco Series A Convertible Preferred Stock, par value $0.01 per share, in exchange for (i) transfer to the Company of Sprint's approximately 130,000 Sprint Internet Passport subscribers, (ii) aggregate cash consideration of approximately $24 million and, (iii) the exclusive right to use certain ports within Sprint's high-speed data network for four years. EarthLink and Sprint also entered into a Marketing and Distribution Agreement including a commitment by Sprint to deliver a minimum of 150,000 new subscribers per year for five years through its own channels, the right to be Sprint's exclusive provider of consumer Internet access services for at least ten years, and the right to use Sprint's brand and distribution network for at least ten years. Sprint has also provided EarthLink with a credit facility of up to $100 million in the form of convertible senior debt. Following consummation of the Sprint Transaction and this Offering, Sprint will own Common Stock and convertible preferred stock constituting approximately 28% of the Company's capital stock on a fully diluted basis (assuming acceleration of certain dividend rights and the exercise by Sprint of certain preemptive rights).

RESULTS OF OPERATIONS

    The following table sets forth the percentage of total revenues represented by certain items on the Company's statements of operations for the periods indicated:

                                                                                                       THREE MONTHS ENDED MARCH
                                                                        YEAR ENDED DECEMBER 31,                  31,
                                                                  -----------------------------------  ------------------------
                                                                    1995        1996         1997         1997         1998
                                                                  ---------     -----        -----        -----        -----
Revenues:
  Recurring revenues............................................         80%         83%          92%          90%          93%
  Other revenues................................................         20          17            8           10            6
  Incremental revenues..........................................         --          --           --           --            1
                                                                        ---         ---          ---          ---          ---
    Total revenues..............................................        100         100          100          100          100
                                                                        ---         ---          ---          ---          ---
Operating costs and expenses:
  Cost of recurring revenues....................................         35          57           48           50           50
  Cost of other revenues........................................         11           8            4            6            2
  Sales and marketing...........................................        123          47           27           32           20
  General and administrative....................................         68          32           18           22           15
  Operations and member support.................................         62          49           39           41           33
                                                                        ---         ---          ---          ---          ---
    Total operating costs and expenses..........................        299         193          136          151          120
                                                                        ---         ---          ---          ---          ---
  Loss from operations..........................................       (199)        (93)         (36)         (51)         (20)
  Interest expense..............................................         (4)         (3)          (3)          (3)          (3)
  Interest income...............................................          1          --            1            1            1
                                                                        ---         ---          ---          ---          ---
        Net loss................................................       (202)%        (96)%        (38)%        (53)%        (22)%
                                                                        ---         ---          ---          ---          ---
                                                                        ---         ---          ---          ---          ---
EBITDA..........................................................       (189)%        (80)%        (24)%        (39)%        (10)%

THREE MONTHS ENDED MARCH 31, 1998 AND 1997

    RECURRING REVENUES

    The Company experienced substantial growth in revenues for the quarter ended March 31, 1998 as compared to the corresponding period of 1997. Recurring revenues increased 94% from $14.1 million in the quarter ended March 31, 1997 to $27.3 million in the quarter ended March 31, 1998 due to a significant increase in the Company's member base.

    OTHER REVENUES

                                                              THREE MONTHS ENDED MARCH 31,
                                                   --------------------------------------------------
                                                                 PERCENT                   PERCENT
                                                                OF OTHER                  OF OTHER
                                                     1997       REVENUES       1998       REVENUES
                                                   ---------  -------------  ---------  -------------
                                                           (IN THOUSANDS, EXCEPT PERCENTAGES)
Dial-up set up fees..............................  $   1,130           69%   $     828           52%
Other set up fees and other revenues.............        502           31          750           48
                                                   ---------          ---    ---------          ---
Total other revenues.............................  $   1,632          100%   $   1,578          100%
                                                   ---------          ---    ---------          ---
                                                   ---------          ---    ---------          ---

    Other revenues decreased 3% for the quarter ended March 31, 1998 as compared to the corresponding period of 1997 primarily as a result of the Company waiving set up fees for dial-up members acquired through certain affinity marketing partnerships due to market pressures. This resulted in a decrease in dial-up set up fees collected in the quarter ended March 31, 1998 as compared to the corresponding period of 1997. The Company expects this trend to continue for dial-up set up revenue. The decline in the dial-up set up fees was offset by increases in other set up fees and other revenues as a result of increased sales of premium services.

    COST OF RECURRING REVENUES

                                                          THREE MONTHS ENDED MARCH 31,
                                               --------------------------------------------------
                                                           PERCENT OF                PERCENT OF
                                                            RECURRING                 RECURRING
                                                 1997       REVENUES       1998       REVENUES
                                               ---------  -------------  ---------  -------------
                                                       (IN THOUSANDS, EXCEPT PERCENTAGES)
Recurring revenues...........................  $  14,086          100%   $  27,270          100%
Cost of recurring revenues...................      7,955           56       14,506           53

    Cost of recurring revenues increased 82% during the quarter ended March 31, 1998 as compared to the corresponding period of 1997, primarily due to the increase in the Company's member base. Cost of recurring revenues was 53% of recurring revenues for the quarter ended March 31, 1998 as compared to 56% for the corresponding period of 1997. The decrease in the cost of recurring revenues as a percentage of recurring revenue was primarily due to the Company's ability to manage and reduce communications costs per member more effectively and to exploit economies of scale to reduce per member costs as the total member base expanded.

    COST OF OTHER REVENUES

                                                                    THREE MONTHS ENDED MARCH 31,
                                                       ------------------------------------------------------
                                                                      PERCENT                     PERCENT
                                                                     OF OTHER                    OF OTHER
                                                         1997        REVENUES        1998        REVENUES
                                                       ---------  ---------------  ---------  ---------------
                                                                 (IN THOUSANDS, EXCEPT PERCENTAGES)
Royalties............................................  $     346            21%    $      14             1%
Bounties.............................................        436            27           590            37
Other................................................        133             8           101             7
                                                                            --                          --
                                                       ---------                   ---------
Total cost of other revenues.........................  $     915            56%    $     705            45%
                                                                            --                          --
                                                                            --                          --
                                                       ---------                   ---------
                                                       ---------                   ---------

    Cost of other revenues decreased $210,000 or 23% during the quarter ended March 31, 1998 as compared to the corresponding period of 1997. The decrease was primarily due to a reduction in royalty expense occasioned by the renewal of various contracts for licensed software under more favorable terms.

    SALES AND MARKETING

    Sales and marketing expenses consist primarily of advertising, sales commissions, salaries and the cost of promotional material. Sales and marketing expenses increased 19% from $5.0 million during the quarter ended March 31 1997 to $5.9 million in the quarter ended March 31, 1998. The increase was primarily due to increased emphasis on marketing the Company's services,expanding sales and marketing efforts on a nationwide basis, increased sales commissions and increased marketing personnel headcount. The Company does not defer sales, marketing or other direct costs associated with the acquisition of members. These costs are expensed as incurred.

    GENERAL AND ADMINISTRATIVE

    General and administrative expenses consist primarily of costs associated with the accounting and human resources departments, professional expenses, rent, bad debt and compensation. General and administrative expenses increased 29%, from $3.5 million in the quarter ended March 31, 1997 to $4.5 million in the same period of 1998, due to increases in payroll, rent, depreciation expenses and credit card fees. The rise in payroll costs was primarily due to growth in headcount. The numbers of general and administrative employees as of March 31, 1997 and 1998 were 96 and 115, respectively. In October 1997, the Company occupied an additional 45,000 square feet of its existing corporate headquarters facility, and monthly rent increased from $45,000 to $73,000. The increase in depreciation expense was due to the acquisition of office equipment and the build-out of leasehold improvements. The increase in credit card processing fees from $350,000 to $619,000 was primarily due to the increase in the Company's member base.

    OPERATIONS AND MEMBER SUPPORT

    Operations and member support expenses consist primarily of costs associated with technical support and member service, as well as costs to register and maintain member accounts. Operations and member support expenses increased $3.1 million or 49% from $6.4 million in the quarter ended March 31, 1997 to $9.5 million in the quarter ended March 31, 1998, reflecting management's focus on retaining existing members by providing superior services and devoting significant resources to expanding technical support and network operations capabilities. The number of employees engaged in operations and member support activities was 420 and 718 at March 31, 1997 and 1998, respectively. The Company also continued to make significant investments in improving its customer services functions by investing in training programs, hardware and software. The Company intends to continue to invest in this area in the future.

    INCOME TAXES

    No provision for federal or state income taxes has been recorded as the Company incurred net operating losses through March 31, 1998. At December 31, 1997, the Company had net operating loss carryforwards for federal income tax purposes of approximately $61.0 million, which begin to expire in 2011. The Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), includes provisions that limit the net operating loss carryforwards for use in a given year if significant ownership changes have occurred. The Company's initial public offering resulted in an ownership change limiting the Company's ability to utilize net operating loss carryforwards to offset future income, if any. The Company expects that its strategic alliance with Sprint will result in further limitations. The Company has provided a full valuation allowance on the deferred tax asset because of the uncertainty regarding whether such carryforwards will ever be used. Prior to July 1995, the Company was taxed as an S Corporation under the Internal Revenue Code. As a result, losses for tax purposes totaling approximately $2.8 million flowed directly to stockholders during the period and are not included in the amount of net operating loss carryforwards.

    INTEREST EXPENSE

    Interest expense increased from $507,000 in the quarter ended March 31, 1997 to $687,000 in the quarter ended March 31, 1998. The increase in interest expense was primarily due to increased borrowings and capital lease obligations which were incurred to finance the Company's network infrastructure and capital improvements.

    INTEREST INCOME

    The increase in interest income from $165,000 in the quarter ended March 31, 1997 to $223,000 in the quarter ended March 31, 1998 was primarily due to an increase in average cash balances available for investment.

1997 COMPARED TO 1996

    RECURRING REVENUES

    Recurring revenues are recognized over the period for which the services are provided. Recurring revenues increased $46.1 million or 171% from $26.9 million in 1996 to $72.9 million in 1997 due to the significant increase in the Company's member base during 1997.

    OTHER REVENUES

                                                                YEAR ENDED DECEMBER 31,
                                                   --------------------------------------------------
                                                                 PERCENT                   PERCENT
                                                                OF OTHER                  OF OTHER
                                                     1996       REVENUES       1997       REVENUES
                                                   ---------  -------------  ---------  -------------
                                                           (IN THOUSANDS, EXCEPT PERCENTAGES)
Dial-up set up fees..............................  $   4,563           81%   $   3,478           56%
Other set up fees and revenues...................      1,061           19        2,753           44
                                                   ---------          ---    ---------          ---
Total other revenues.............................  $   5,624          100%   $   6,231          100%
                                                   ---------          ---    ---------          ---
                                                   ---------          ---    ---------          ---

    Other revenues increased $607,000 or 11% from 1996 to 1997. Due to competitive pricing and other pressures, the Company waived set up fees for dial-up members acquired through certain affinity marketing partnerships. This caused a decrease in dial-up set up fees earned during 1997. This trend is expected to continue for dial-up set up fees. During 1997, the Company began to aggressively promote its Web hosting and nationwide high speed access services and in the fourth quarter began to capitalize on incremental revenue activities. The decline in dial-up set up fees was offset by increases in the other set up fees and revenues attributable to the Company's Web hosting, high speed access services and related products.

    COST OF RECURRING REVENUES

    Cost of recurring revenues increased from $18.5 million in 1996 to $38.0 million in 1997 due to the increase in the Company's member base, but decreased from 69% of recurring revenues in 1996 to 52% of recurring revenues in 1997. The decrease from 1996 to 1997 was primarily due to the Company's ability to effectively manage communications costs and economies of scale to reduce per member costs as the total member base expanded. Until October 1996, the Company paid UUNET a fixed monthly fee per member plus a variable amount based on member usage in excess of a threshold number of hours per month. The Company's network services agreement with UUNET was amended as of October 1996 to change the cost basis from per member costs to peak port hours. In June 1997, UUNET agreed to waive monthly revenue minimums, excess hours fees and peak service user targets during the six months ended December 31, 1997. In return, EarthLink agreed not to invoke its early termination right prior to September 1998. If usage becomes more concentrated during peak times, the fees paid by the Company to UUNET will increase, thereby adversely affecting the Company's operating margins. Under the Company's agreement with PSINet, the Company pays PSINet a fixed monthly fee for each customer accessing the Company's services through a PSINet POP. As the Company continues to expand, the Company anticipates that it may build and use additional Company-owned POPs in those geographical areas where there is a sufficient concentration of members to support the cost of such investment.

    COST OF OTHER REVENUES

                                                                  YEAR ENDED DECEMBER 31,
                                                   ------------------------------------------------------
                                                                  PERCENT                     PERCENT
                                                                 OF OTHER                    OF OTHER
                                                     1996        REVENUES        1997        REVENUES
                                                   ---------  ---------------  ---------  ---------------
                                                             (IN THOUSANDS, EXCEPT PERCENTAGES)
Royalties........................................  $   1,907            34%    $     930            15%
Bounties.........................................        465             8         1,744            28
Other............................................        327             6           727            12
                                                                        --                          --
                                                   ---------                   ---------
Total cost of other revenues.....................  $   2,699            48%    $   3,401            55%
                                                                        --                          --
                                                                        --                          --
                                                   ---------                   ---------
                                                   ---------                   ---------

    Cost of other revenues increased $702,000 or 26% from $2.7 million in 1996 to $3.4 million in 1997. The increase was due to growth in affinity marketing partnerships and payment of the related bounties. The growth in bounties was partially offset by a decrease in royalty expense due to the renewal of various contracts under more favorable terms. The increase in the total cost of other revenues as a percentage of other revenues was attributable to the decrease in other revenues, specifically, dial-up set up fees.

    SALES AND MARKETING

    Sales and marketing expenses increased $5.8 million or 38% from $15.3 million in 1996 to $21.0 million 1997. The increase was primarily due to the emphasis on marketing the Company's services, expanding sales and marketing efforts nationwide, increased sales commissions and increased marketing personnel headcount. The Company does not defer sales, marketing or other direct costs associated with the acquisition of members. These costs are expensed as incurred.

    GENERAL AND ADMINISTRATIVE

    General and administrative expenses increased $3.8 million or 36% from $10.5 million in 1996 to $14.3 million in 1997 due to increases in bad debt, payroll, rent, depreciation expenses and credit card fees. Bad debt expense was $2.5 million or 7.7% of total revenues in 1996 due to difficulties in billing and in disconnecting late-paying members on a timely basis. Bad debt expense was $3.5 million or 4.4% of total revenues in 1997. The increase in bad debt was due to management's review and elimination of accounts with questionable payment history and the compression of the Company's collection cycle. The rise in payroll costs was primarily due to growth in headcount. Personnel engaged in general and administrative activities increased from 85 to 110 during 1997. The rise in depreciation expense was due to the acquisition of office equipment and the build-out of leasehold improvements. The increase in credit card processing fees was primarily due to the increase in the Company's member base.

    OPERATIONS AND MEMBER SUPPORT

    Operations and member support expenses increased $15.1 million or 96% from $15.8 million in 1996 to $30.9 million in 1997 reflecting management's efforts to retain existing members by devoting significant resources to expanding technical support and network operations capabilities. Employees engaged in operations and member support activities increased from 401 to 565 during 1997. During 1997, the Company created a new call center and invested in training programs and hardware and software to solve member problems.

    INTEREST EXPENSE

    The increase in interest expense from $1.0 million in 1996 to $2.1 million in 1997 was primarily due to increased borrowings and capital lease obligations incurred by the Company to finance the expansion of the Company's network infrastructure and capital equipment acquisitions.

    INTEREST INCOME

    The increase in interest income from $150,000 in 1996 to $637,000 in 1997 was primarily due to the increase in average cash balances available for investment.

1996 COMPARED TO 1995

    REVENUES

    Recurring revenues increased $24.5 million or more than 1,000% from $2.4 million in 1995 to $26.9 million in 1996 as a result of an increase in the number of EarthLink members. The increase in revenues was partially offset by credits given to members under the Company's member referral program. Under this program, the Company waived, and continues to waive, one month of standard service fees in consideration for each new member referred by an existing member. This waived service fee resulted in a reduction of revenues. The increase in other revenues from $606,000 in 1995 to $5.6 million in 1996 was primarily due to the increase in the number of new members during the latter period and one-time set up fees collected from those new members.

    COST OF REVENUES

    Cost of recurring revenues increased from 44% of recurring revenues or $1.1 million in 1995 to 69% of recurring revenues or $18.5 million in 1996 due the Company's expansion to nationwide service through its relationship with UUNET. The Company paid UUNET a fixed monthly fee per member plus a variable amount based on customer usage in excess of a threshold number of hours per month. The Company's agreement with UUNET was amended as of October 1996 so that the key variable component is peak usage rather than hourly usage.

    SALES AND MARKETING

    Sales and marketing expense increased from $3.7 million in 1995 to $15.3 million in 1996. EarthLink's principal strategy during 1995 and 1996 was to rapidly expand its customer base and increase its market share of the under-penetrated market for Internet access services. To realize this strategy, the Company aggressively invested in sales and marketing. This strategy required substantial initial cash outlays which outpaced the resultant growth in revenues. In the latter part of 1996, EarthLink's marketing efforts emphasized the variety of services available to business members, including business Web sites, high-speed ISDN communications capability, high-speed frame relay connections and Internet access through corporate Intranets.

    GENERAL AND ADMINISTRATIVE

    Since inception, general and administrative expenses have increased as a result of increased employee headcount, rent, depreciation and credit card fees. During 1996, the Company hired a number of senior management personnel, moved into a new headquarters building and engaged professional consultants to assist in the development of an administrative infrastructure to accommodate anticipated increases in the number of members and employees, which resulted in a significant increase in general and administrative expenses as compared to 1995. General and administrative expenses for 1996 included bad debt expense of $2.5 million which resulted from difficulties in billing and in disconnecting late-paying members on a timely basis. In addition, in September 1996, the Company issued 37,500 shares of Common Stock as consideration for the termination of a consulting agreement. The value of the stock, $413,000, was included in general and administrative expenses for the year ended December 31, 1996.

    OPERATIONS AND MEMBER SUPPORT

    Operations and member support expenses increased from $1.9 million in 1995 to $15.8 million in 1996. This trend reflected the costs associated with building a member service organization to support the Company's member base and anticipated member growth. Employees engaged in operations and member support activities increased from 118 to 401 during 1996.

    INTEREST EXPENSE

    The increase in interest expense from $136,000 in 1995 to $1.0 million in the 1996 was primarily due to increased borrowings and capital lease obligations incurred by the Company to finance the expansion of the Company's network infrastructure and capital equipment acquisitions.

    INTEREST INCOME

    The increase in interest income from $34,000 in 1995 to $150,000 in 1996 was primarily due to the increase in average cash balances available for investment.

QUARTERLY RESULTS

    Revenues and operating expenses have increased in each of the nine quarters ended March 31, 1998, primarily due to increases in the Company's member base and associated costs. Loss from operations as a percent of revenue over this period has declined reflecting the Company's increasing economies of scale.

    The Company's operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are beyond the Company's control. These factors include the rates of, and costs associated with, member usage, new member acquisition, member retention, capital expenditures and other costs relating to the expansion of operations, including upgrading the Company's systems and infrastructure; the timing and market acceptance of new and upgraded service introductions by the Company and its competitors; changes in the pricing policies of the Company and its competitors, changes in operating expenses (including telecommunications costs); the introduction of alternative technologies; the effect of potential acquisitions; increased competition in the Company's markets; and other general economic factors. In addition, a significant portion of the Company's expenses are fixed; therefore, the Company's operating margins are particularly sensitive to fluctuations in revenues. See "Risk Factors--Factors Affecting Operating Results; Potential Fluctuations in Quarterly Results.

    The following table sets forth certain unaudited quarterly financial data for the nine quarters ended March 31, 1998. This unaudited information has been prepared on the same basis as the audited financial statements contained herein and, in the opinion of the Company's management, includes all adjustments (consisting of normal recurring adjustments) necessary to present fairly the information set forth therein when read in conjunction with the financial statements and notes thereto. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                          1996                                             1997
                                    ------------------------------------------------  ----------------------------------------------
                                      MAR. 31     JUN. 30    SEPT. 30      DEC. 31     MAR. 31    JUN. 30    SEPT. 30      DEC. 31
                                    -----------  ---------  -----------  -----------  ---------  ---------  -----------  -----------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Recurring revenues................   $   2,628   $   5,014   $   8,272    $  10,965   $  14,086  $  17,479   $  19,044    $  22,334
Other revenues....................         790       1,714       1,744        1,376       1,632      1,367       1,559        1,673
Incremental revenues (1)..........      --          --          --           --          --         --          --           --
                                    -----------  ---------  -----------  -----------  ---------  ---------  -----------  -----------
  Total revenues..................       3,418       6,728      10,016       12,341      15,718     18,846      20,603       24,007
                                    -----------  ---------  -----------  -----------  ---------  ---------  -----------  -----------
Cost of revenues..................       1,698       3,865       6,173        6,726       7,955      9,187       9,543       11,289
Cost of other revenues............         569         758         693          679         915        804         741          941
Sales and marketing...............       2,209       3,263       4,395        5,391       4,961      5,056       5,636        5,367
General and administrative........       1,632       2,423       3,783        2,696       3,502      3,449       3,511        3,871
Operations and member support.....       2,098       3,094       4,749        5,867       6,422      7,791       7,970        8,717
                                    -----------  ---------  -----------  -----------  ---------  ---------  -----------  -----------
Total operating costs and
  expenses........................       8,206      13,403      19,793       21,359      23,755     26,287      27,401       30,185
                                    -----------  ---------  -----------  -----------  ---------  ---------  -----------  -----------

Loss from operations..............      (4,788)     (6,675)     (9,777)      (9,018)     (8,037)    (7,441)     (6,798)      (6,178)
Interest expense..................        (100)       (161)       (422)        (358)       (507)      (444)       (516)        (632)
Interest income...................          19           1          94           36         165        135         116          221
                                    -----------  ---------  -----------  -----------  ---------  ---------  -----------  -----------
  Net loss........................   $  (4,869)  $  (6,835)  $ (10,105)   $  (9,340)  $  (8,379) $  (7,750)  $  (7,198)   $  (6,589)
                                    -----------  ---------  -----------  -----------  ---------  ---------  -----------  -----------
                                    -----------  ---------  -----------  -----------  ---------  ---------  -----------  -----------
  Basic and diluted net loss per
    share (2).....................   $   (0.96)  $   (1.21)  $   (1.65)   $   (1.26)  $   (0.92) $   (0.80)  $   (0.72)   $   (0.59)
                                    -----------  ---------  -----------  -----------  ---------  ---------  -----------  -----------
                                    -----------  ---------  -----------  -----------  ---------  ---------  -----------  -----------
Weighted average shares
  outstanding (2).................       5,097       5,652       6,139        7,386       9,094      9,738       9,932       11,241
                                    -----------  ---------  -----------  -----------  ---------  ---------  -----------  -----------
                                    -----------  ---------  -----------  -----------  ---------  ---------  -----------  -----------
EBITDA (3)........................   $  (4,338)  $  (5,916)  $  (8,213)   $  (7,638)  $  (6,157) $  (5,263)  $  (4,285)   $  (3,372)

                                      1998
                                    ---------
                                     MAR. 31
                                    ---------

STATEMENT OF OPERATIONS DATA:
Recurring revenues................  $  27,270
Other revenues....................      1,578
Incremental revenues (1)..........        392
                                    ---------
  Total revenues..................     29,240
                                    ---------
Cost of revenues..................     14,506
Cost of other revenues............        705
Sales and marketing...............      5,916
General and administrative........      4,513
Operations and member support.....      9,540
                                    ---------
Total operating costs and
  expenses........................     35,180
                                    ---------
Loss from operations..............     (5,940)
Interest expense..................       (687)
Interest income...................        223
                                    ---------
  Net loss........................  $  (6,404)
                                    ---------
                                    ---------
  Basic and diluted net loss per
    share (2).....................  $   (0.56)
                                    ---------
                                    ---------
Weighted average shares
  outstanding (2).................     11,373
                                    ---------
                                    ---------
EBITDA (3)........................  $  (2,951)

------------------------------

(1) Incremental revenues were considered immaterial prior to the quarter ended March 31, 1998.

(2) SFAS No. 128, Earnings per Share ("EPS"), and Staff Accounting Bulletin No. 98 require companies, such as EarthLink, that incorporated the SAB 83 concept of "cheap stock" in determining pre-initial public offering EPS data to restate EPS data to conform to SFAS 128. Basic EPS now represents the weighted average number of shares divided into net income during a given period. Potential common stock items, options, warrants or convertible instruments are not included in the calculation of EPS due to their anti-dilutive effect.

(3) Represents earnings (loss) before depreciation and amortization, interest income and expense and income tax expense. EBITDA is not determined in accordance with generally accepted accounting principles, is not indicative of cash used by operating activities and should not be considered in isolation from, as an alternative to, or more meaningful than measures of performance determined in accordance with generally accepted accounting principles.

                                                         1996                                         1997
                                  --------------------------------------------------  -------------------------------------
                                    MAR. 31      JUN. 30     SEPT. 30      DEC. 31      MAR. 31      JUN. 30     SEPT. 30
                                  -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                                              AS A PERCENTAGE OF TOTAL REVENUES
Recurring revenues..............          77%          75%          83%          89%          90%          93%          92%
Other revenues..................          23           25           17           11           10            7%           8
Incremental revenues............      --           --           --           --           --           --           --
                                         ---          ---          ---          ---          ---          ---          ---
  Total revenues................         100          100          100          100          100          100          100
                                         ---          ---          ---          ---          ---          ---          ---
Cost of revenues................          50           57           62           55           50           49           46
Cost of other revenues..........          17           11            7            6            6            4            4
Sales and marketing.............          65           48           44           44           32           27           27
General and administrative......          48           36           38           22           22           18           17
Operations and member support...          61           46           47           48           41           41           39
                                         ---          ---          ---          ---          ---          ---          ---
Total operating costs and
  expenses......................         241          198          198          175          151          139          133
                                         ---          ---          ---          ---          ---          ---          ---

Loss from operations............        (140)         (99)         (98)         (73)         (51)         (39)         (33)
Interest expense................          (3)          (2)          (4)          (3)          (3)          (2)          (3)
Interest income.................           1       --                1       --                1            1            1
                                         ---          ---          ---          ---          ---          ---          ---
  Net loss......................        (142)%       (101)%       (101)%        (76)%        (53)%        (40)%        (35)%
                                         ---          ---          ---          ---          ---          ---          ---
                                         ---          ---          ---          ---          ---          ---          ---
EBITDA (3)......................        (127)%        (88)%        (82)%        (62)%        (39)%        (28)%        (21)%

                                                  1998
                                               -----------
                                    DEC. 31      MAR. 31
                                  -----------  -----------

Recurring revenues..............          93%          93%
Other revenues..................           7            6
Incremental revenues............      --                1
                                         ---          ---
  Total revenues................         100          100
                                         ---          ---
Cost of revenues................          48           50
Cost of other revenues..........           4            2
Sales and marketing.............          22           20
General and administrative......          16           15
Operations and member support...          36           33
                                         ---          ---
Total operating costs and
  expenses......................         126          120
                                         ---          ---
Loss from operations............         (26)         (20)
Interest expense................          (3)          (3)
Interest income.................           1            1
                                         ---          ---
  Net loss......................         (28)%        (22)%
                                         ---          ---
                                         ---          ---
EBITDA (3)......................         (14)%        (10)%

------------------------

(3) Represents earnings (loss) before depreciation and amortization, interest income and expense and income tax expense. EBITDA is not determined in accordance with generally accepted accounting principles, is not indicative of cash used by operating activities and should not be considered in isolation from, as an alternative to, or more meaningful than measures of performance determined in accordance with generally accepted accounting principles.

LIQUIDITY AND CAPITAL RESOURCES

    Cash used in operating activities was $3.6 million, $16.2 million and $21.3 million during the years ended December 31, 1995, 1996 and 1997, respectively. Cash provided by operating activities was $3.6 million during the quarter ended March 31, 1998, primarily as a result of the increase in accounts payable and accrued liabilities of $7.2 million relating to network service costs.

    Cash used in investing activities has consisted primarily of capital equipment purchases for expansion. Capital expenditures amounted to approximately $2.8 million, $18.8 million and $14.5 million, respectively, for 1995, 1996 and 1997. Capital expenditures amounted to approximately $4.8 million and $5.7 million for the quarter ended March 31, 1997 and 1998, respectively. During 1997, the Company purchased the rights to subscribers and related assets of Internet in a Mall, Inc., a Tarzana, California based ISP, at a cost of approximately $1.4 million. During the quarter ended March 31, 1998, the Company incurred approximately $1.3 million in specific incremental acquisition costs directly attributable to the Sprint Transaction.

    Cash provided by financing activities was approximately $8.2 million, $38.3 million and $49.8 million during 1995, 1996 and 1997, respectively. Cash provided by financing activities was approximately $26.0 million and $3.6 million during the quarter ended March 31, 1997 and 1998, respectively. The Company raised $6.3 million, $8.7 million and $15.4 million in private sales of its equity securities during 1995, 1996 and 1997, respectively. In the first quarter of 1997, the Company sold 2,284,750 shares of Common Stock in its initial public offering. Net proceeds from the offering were approximately $26.2 million. During 1995, 1996 and 1997, respectively, the Company financed the acquisition of data processing and office equipment amounting to approximately $556,000, $11.3 million and $10.5 million, respectively, by entering into a number of agreements for the sale and leaseback of equipment. Lease proceeds for the quarter ended March 31, 1998 were $2.5 million. The sale leaseback transactions are recorded at cost, which approximates the fair market value of the property and, therefore, no gains or losses are recorded at cost. The property continues to be depreciated by the Company. A financing obligation representing the proceeds is recorded and reduced based upon payments under the lease agreement.

    In connection with an amendment of its agreement with UUNET in October 1996, the Company issued a $5.0 million, one-year convertible promissory note to UUNET. This note, along with accrued interest, was converted into 391,515 shares of Common Stock at $12.88 per share on March 31, 1998 per the terms of the note.

    As of March 31, 1998, the Company had cash and cash equivalents of approximately $16.7 million. The Company believes that available cash will be sufficient to meet the Company's operating expenses and capital requirements for at least the next 12 months. In addition, as a result of the Sprint Transaction, EarthLink will obtain approximately $24 million in cash and have available a $25 million credit facility in the form of convertible debt financing, increasing to $100 million over a three-year period, at an interest rate of 6% per annum. See "Strategic Alliance with Sprint." The Company's capital requirements depend on numerous factors, including the rate of market acceptance of the Company's services, the Company's ability to maintain and expand its member base, the rate of expansion of the Company's network infrastructure, the level of resources required to expand the Company's marketing and sales programs, information systems and research and development activities, the availability of hardware and software provided by third-party vendors and other factors. The timing and amount of such capital requirements cannot accurately be predicted. If capital requirements vary materially from those currently planned, the Company may require additional financing sooner than anticipated. The Company has no commitments for any additional financing other than the $25 million (which increases to $100 million over three years) line of credit from Sprint, and there can be no assurance that any such commitments can be obtained on favorable terms, if at all. Any additional equity financing may be dilutive to the Company's stockholders, and debt financing, if available, may involve restrictive covenants with respect to dividends, raising future capital and other financial and operational matters and may otherwise limit the Company's ability to raise additional equity capital. If the Company is unable to obtain additional financing as needed, the Company may be required to reduce the scope of its operations or its anticipated expansion, which could have a material adverse effect on the Company. See "Risk Factors--Future Additional Capital Requirements."

YEAR 2000

    Many existing computer programs use only two digits to identify a year. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer software applications could fail or create erroneous results by, at or beyond the year 2000 (the "Year 2000 Phenomenon"). The Company utilizes software, computer technology and other services provided by third-party vendors that may not be Year 2000 Phenomenon ready. The Company is also indirectly dependent on the institutions involved in processing the Company's members' credit card payments for the Company's services. The Company is currently assessing the Year 2000 Phenomenon readiness of its third-party supplied software, computer technology and other services. Based upon the results of this assessment, the Company will develop and implement, if necessary, a remediation plan with respect to third-party software, computer technology and services which may fail to be Year 2000 Phenomenon ready. The Company has assessed its proprietary software and systems and has determined them to be Year 2000 Phenomenon ready. Management anticipates that the Company's systems, including components thereof provided by third-party vendors, will be Year 2000 Phenomenon ready by 2000. At this time, the expenses associated with this assessment and potential remediation plan cannot presently be determined. The failure of the software and computing systems of the Company and its third-party vendors to be Year 2000 Phenomenon ready could have material adverse effect on the Company. See "Risk Factors--Year 2000."

                        PRO FORMA FINANCIAL INFORMATION

    The following unaudited pro forma condensed combined financial statements give effect to the acquisition by the Company of the Sprint Internet Passport business ("SIP") of Sprint in a transaction accounted for as a purchase. The unaudited pro forma balance sheet is based on the balance sheet of the Company included elsewhere in this Prospectus and the assets acquired and liabilities assumed from SIP and Sprint and has been prepared to reflect the acquisition by the Company of SIP as of March 31, 1998. The unaudited statements of operations are based on the statements of operations of the Company and the statements of revenues and direct expenses of SIP appearing elsewhere in this Prospectus, and combine the results of operations of the Company and of SIP for the year ended December 31, 1997 and the quarter ended March 31, 1998 as if the acquisition occurred on January 1, 1997. These unaudited pro forma financial statements should be read in conjunction with the historical statement of revenues and direct expenses and notes thereto of SIP and the historical financial statements and notes thereto of the Company, both included elsewhere in this Prospectus. The historical statement of revenues and direct expenses of SIP are not necessarily indicative of the financial condition or results of operations of such operations on a prospective basis because of the omission of various operating expenses from such presentation and the change in the nature and scope of such business as it will be operated by the Company.

    The purchase price paid by the Company consisted of approximately 4.1 million shares of Series A Convertible Preferred Stock, which has been valued at $135,000,000. In exchange for the Series A Convertible Preferred Stock, the Company obtained SIP's customer base of approximately 130,000 members, cash of $23,750,000 and access to Sprint's high-speed data network. Sprint has further provided the Company access to $25 million (increasing to $100 million over a three year period) in convertible debt financing, and has entered into a Marketing and Distribution Agreement with the Company. The Company acquired no other assets of SIP or Sprint. Accordingly, the purchase price was allocated to the cash and intangible assets acquired. The excess of the purchase price over the fair value of the assets acquired was allocated to goodwill. The final allocation may differ from that used in the unaudited pro forma condensed combined financial statements. The acquisition was accounted for using the purchase method.

    Sprint began offering Internet access in the fourth quarter of 1996 and reported this operation within its Emerging Businesses Segment (the "Group"). Sprint maintained the financial information relative to the Internet subscribers in the financial statements for the Group. Sprint maintained revenue and direct operating expense information separately within the Group. Direct operating expenses include cost of services and products, selling, general and administrative expense, and depreciation expense. Sprint, however, did not separately maintain and account for other costs and expenses to operate this business. The Company is unable to determine or estimate these costs on a historical and pro forma basis. In addition, Sprint did not separately maintain and account for all assets used in the individual business. Such assets, primarily network related, are recorded in the other businesses of Sprint and used by the other divisions of Sprint in addition to the Group.

                            EARTHLINK NETWORK, INC.
                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                  (UNAUDITED)

                                                                               MARCH 31, 1998
                                                                  -----------------------------------------
                                                                                    ASSETS
                                                                                 ACQUIRED AND
                                                                    EARTHLINK     LIABILITIES    PRO FORMA
                                                                  NETWORK, INC.     ASSUMED      COMBINED
                                                                  -------------  -------------  -----------
                                                                               (IN THOUSANDS)
Cash and cash equivalents.......................................   $    16,715    $    23,750(a) $    40,465
Restricted short-term investment................................         1,250                        1,250
Accounts receivable, net........................................         2,923                        2,923
Prepaid expenses................................................         1,904                        1,904
Deferred transaction costs......................................         1,270                        1,270
Other assets....................................................           427                          427
                                                                  -------------  -------------  -----------
  Total current assets..........................................        24,489         23,750        48,239
Other long-term assets..........................................           563                          563
Property and equipment, net.....................................        26,465                       26,465
Intangibles, net................................................           575        119,718(b)     120,293
                                                                  -------------  -------------  -----------
                                                                   $    52,092    $   143,468   $   195,560
                                                                  -------------  -------------  -----------
                                                                  -------------  -------------  -----------
Trade accounts payable..........................................   $    10,128                  $    10,128
Accrued payroll and related expenses............................         2,698                        2,698
Other accounts payable and accrued liabilities..................         6,873    $     8,468(c)      15,341
Current portion of capital lease obligations....................         7,692                        7,692
Notes payable...................................................         5,585                        5,585
Deferred revenue................................................         4,385                        4,385
                                                                  -------------  -------------  -----------
  Total current liabilities.....................................        37,361          8,468        45,829
Long-term debt..................................................         8,257                        8,257
                                                                  -------------  -------------  -----------
      Total liabilities.........................................        45,618          8,468        54,086
                                                                  -------------  -------------  -----------
Stockholders' equity
  Preferred stock...............................................                           41(d)          41
  Common stock..................................................           120                          120
  Additional paid-in capital....................................        77,677        134,959(d)     212,636
  Warrants to purchase common stock.............................         1,153                        1,153
  Accumulated deficit...........................................       (72,476)                     (72,476)
                                                                  -------------  -------------  -----------
      Total stockholders' equity................................         6,474        135,000       141,474
                                                                  -------------  -------------  -----------
                                                                   $    52,092    $   143,468   $   195,560
                                                                  -------------  -------------  -----------
                                                                  -------------  -------------  -----------

                            EARTHLINK NETWORK, INC.

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                  (UNAUDITED)

              NOTES TO PRO FORMA CONDENSED COMBINED BALANCE SHEET

Pro forma adjustments are as follows:

a.  This adjustment reflects the cash acquired of $23,750,000.

b. This adjustment reflects the fair value of the intangible assets acquired, consisting of a customer base valued at $65,000,000, intangible assets related to Sprint's provision of customers and the co-branding feature of the Marketing and Distribution Agreement valued at $20,000,000 and the excess of consideration over the fair value of assets acquired totalling $34,718,000.

c. Represents incremental acquisition costs directly attributable to the transactions, consisting of primarily investment banking, legal and accounting professional fees.

d. These adjustments reflect the issuance of approximately 4.1 million shares of Convertible Preferred Stock in connection with the transactions contemplated by the Investment Agreement at estimated fair value. The Series A Convertible Preferred Stock will pay dividends for the first five years in the form of increases in its Liquidation Value ("Liquidation Accretion Dividends"), at a rate of 3% of the Liquidation Value. Thereafter, the Series A Convertible Preferred Stock will pay a cash dividend of 3% for 15 years increasing from 8% to 12% in years 21 through 23.

                            EARTHLINK NETWORK, INC.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                  (UNAUDITED)

                                                                           SPRINT
                                                            EARTHLINK     INTERNET
                                                          NETWORK, INC.   PASSPORT    PRO FORMA     PRO FORMA
                                                           HISTORICAL    HISTORICAL  ADJUSTMENTS     COMBINED
                                                          -------------  ----------  ------------  ------------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Recurring revenues....................................   $    72,943                             $     72,943
  Other revenues........................................         6,231                                    6,231
  Net operating revenues................................                 $   14,489                      14,489
                                                          -------------  ----------  ------------  ------------
    Total revenues......................................        79,174       14,489                      93,663
                                                          -------------  ----------  ------------  ------------
Operating costs and expenses:
  Cost of recurring revenues............................        37,974                                   37,974
  Cost of other revenues................................         3,401                                    3,401
  Cost of services......................................                     51,313                      51,313
  Sales and marketing...................................        21,020                                   21,020
  General and administrative............................        14,333                    69,728(a)       84,061
  Operations and member support.........................        30,900                                   30,900
  Selling, general and administrative...................                     13,099                      13,099
  Depreciation..........................................                      6,070       (6,070)(b)      --
  Other.................................................                      3,404                       3,404
                                                          -------------  ----------  ------------  ------------
    Total operating costs and expenses..................       107,628       73,886       63,658        245,172
                                                          -------------  ----------  ------------  ------------
  Loss from operations..................................       (28,454)     (59,397)     (63,658)      (151,509)
  Interest expense......................................        (2,099)                                  (2,099)
  Interest income.......................................           637                                      637
                                                          -------------  ----------  ------------  ------------
      Net loss..........................................       (29,916)     (59,397)     (63,658)      (152,971)
Deductions for dividends on convertible preferred
  stock.................................................                                   9,355(c)        9,355
                                                          -------------  ----------  ------------  ------------
    Net loss attributable to common stockholders........   $   (29,916)  $  (59,397)  $  (73,013)  $   (162,326)
                                                          -------------  ----------  ------------  ------------
                                                          -------------  ----------  ------------  ------------
  Basic and diluted net loss per share..................   $     (2.99)                            $     (16.23)
                                                          -------------                            ------------
                                                          -------------                            ------------
  Weighted average shares outstanding...................        10,001                                   10,001(d)
                                                          -------------                            ------------
                                                          -------------                            ------------

                            EARTHLINK NETWORK, INC.

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                  (UNAUDITED)

              NOTES TO PRO FORMA COMBINED STATEMENT OF OPERATIONS

    Pro Forma adjustments are as follows:

a. This entry reflects the amortization of intangible assets as follows: customer base amortized over 18 months, the Marketing and Distribution Agreement amortized over five and ten years, which are the life of the portion of the contract related to Sprint's provision of customers and the overall contract life relative to the co-branding feature, respectively, and the excess of purchase price over net assets acquired amortized over 18 months. Additional costs to provide service to the acquired members are not considered to be material.

b. The Company acquired no depreciable assets of SIP. This adjustment eliminates the depreciation expense recorded by SIP.

c. This adjustment reflects the Liquidation Dividends based upon a 3% Liquidation Value accretion dividend ($3,736,000), the accretion of a dividend related to the beneficial conversion feature in accordance with EITF Topic No. D-60 based upon the rate at which the preferred stock becomes convertible ($5,619,000).

d. Pro forma share data are based on the number of shares of the Company's Common Stock and common equivalent shares that would have been outstanding had SIP been acquired on January 1, 1997, but excludes any shares purchased by Sprint in the Offer. As of December 31, 1997, EarthLink had reserved 1,688,611 shares for issuance upon the exercise of outstanding employee stock options, 391,515 shares for issuance pursuant to the Convertible Note issued to UUNET Technologies, Inc. and 887,647 shares reserved for issuance upon exercise of outstanding warrants. These common stock equivalents and
    4.1 million shares of the Series A Convertible Preferred Stock have been excluded from the calculation as their effect is antidilutive. The pro forma per share data also reflects the exchange on a one-for-one basis of common stock between the former EarthLink and the new EarthLink upon consummation of the Merger.

                            EARTHLINK NETWORK, INC.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 31, 1998

                                  (UNAUDITED)

                                                                              SPRINT
                                                               EARTHLINK     INTERNET
                                                             NETWORK, INC.   PASSPORT     PRO FORMA     PRO FORMA
                                                              HISTORICAL    HISTORICAL   ADJUSTMENTS    COMBINED
                                                             -------------  -----------  ------------  -----------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Recurring revenues.......................................   $    27,270                               $  27,270
  Other revenues...........................................         1,578                                   1,578
  Incremental revenues.....................................           392                                     392
  Net operating revenues...................................                  $   6,259                      6,259
                                                             -------------  -----------  ------------  -----------
    Total revenues.........................................        29,240        6,259                     35,499
                                                             -------------  -----------  ------------  -----------

Operating costs and expenses:
  Cost of recurring revenues...............................        14,506                                  14,506
  Cost of other revenues...................................           705                                     705
  Cost of services.........................................                      9,813                      9,813
  Sales and marketing......................................         5,916                                   5,916
  General and administrative...............................         4,513                     17,432(a)     21,945
  Operations and member support............................         9,540                                   9,540
  Selling, general and administrative......................                      2,155                      2,155
  Depreciation.............................................                      2,146        (2,146)(b)     --
  Other....................................................                        198                        198
                                                             -------------  -----------  ------------  -----------
    Total operating costs and expenses.....................        35,180       14,312        15,286       64,778
                                                             -------------  -----------  ------------  -----------
  Loss from operations.....................................        (5,940)      (8,053)      (15,286)     (29,279)
  Interest expense.........................................          (687)                                   (687)
  Interest income..........................................           223                                     223
                                                             -------------  -----------  ------------  -----------
      Net loss.............................................        (6,404)      (8,053)      (15,286)     (29,743)

Deductions for dividends on convertible preferred stock....                                    2,006(c)      2,006
                                                             -------------  -----------  ------------  -----------
    Net loss attributable to common stockholders...........   $    (6,404)   $  (8,053)   $  (17,292)   $ (31,749)
                                                             -------------  -----------  ------------  -----------
                                                             -------------  -----------  ------------  -----------
  Basic and diluted net loss per share.....................   $     (0.56)                              $   (2.79)
                                                             -------------                             -----------
                                                             -------------                             -----------
  Weighted average shares outstanding......................        11,373                                  11,373(d)
                                                             -------------                             -----------
                                                             -------------                             -----------

                            EARTHLINK NETWORK, INC.

                   FOR THE THREE MONTHS ENDED MARCH 31, 1998

                                  (UNAUDITED)

              NOTES TO PRO FORMA COMBINED STATEMENT OF OPERATIONS

    Pro Forma adjustments are as follows:

(a) This entry reflects the amortization of intangible assets as follows: customer base amortized over 18 months, the Marketing Agreement amortized over five and ten years, which are the life of the portion of the contract related to Sprint's provision of customers and the overall contract life relative to the co-branding feature, respectively, and the excess of purchase price over net assets acquired amortized over 18 months. Additional costs to provide service to the acquired members are not considered to be material.

(b) The Company acquired no depreciable assets of SIP. This adjustment eliminates the depreciation expense recorded by SIP.

(c) This adjustment reflects the Liquidation Dividends based upon a 3% Liquidation Value accretion dividend ($951,000) and the accretion of a dividend related to the beneficial conversion feature in accordance with EITF Topic No. D-60 based upon the rate at which the preferred stock becomes convertible ($1,055,000).

(d) Pro forma per share data are based on the number of shares of the Company's Common Stock and common equivalent shares that would have been outstanding had SIP been acquired on January 1, 1997, but excludes any shares to be purchased by Sprint in the Offer. As of March 31, 1997, EarthLink had reserved for issuance 1,838,716 shares upon the exercise of outstanding employee stock options, and 695,866 shares reserved for issuance upon exercise of outstanding warrants. These common stock equivalents and 4.1 million shares of the Series A Convertible Preferred Stock have been excluded from the calculation as their effect is antidilutive. The pro forma per share data also reflects the exchange on a one for one basis of common stock between former EarthLink and new EarthLink upon consummation of the Merger.

                                    BUSINESS

OVERVIEW

    EarthLink is a leading ISP that provides reliable nationwide Internet access and related value-added services to its individual and business members, helping them to derive meaningful benefits from the extensive resources of the Internet. The Company has experienced rapid member growth and has become one of the world's largest ISPs by enhancing its members' Internet experience through simple, rapid and reliable access to the Internet, high quality service and member support and enhanced services. EarthLink has developed its member base,
which was approximately         at June   , 1998, through a combination of
innovative and cost-conscious direct and affinity marketing programs and a focused effort to retain current members that has resulted in EarthLink having, what management believes to be, a high retention rate for its industry. Recently, EarthLink entered into a strategic alliance with Sprint, which provided EarthLink with approximately 130,000 new members, and a 5-year commitment from Sprint to generate at least 150,000 new members annually through its own channels. In addition, EarthLink is now co-branded with Sprint as its exclusive consumer Internet access provider. Furthermore, the Company has exclusive access to certain dial-up modem ports in Sprint's network. Moreover, EarthLink will have access to Sprint's marketing and distribution channels and the right to use Sprint's widely recognized brand.

    EarthLink has aggressively expanded its member base from approximately
420,000 members at December 31, 1997 to approximately         members at June 1,
1998 (including the members gained through the Sprint Transaction). Throughout this period of substantial growth, the Company has maintained highly reliable service by actively developing and managing a nationwide telecommunications network of leased, high-speed, dedicated data lines and over 1,400 POPs by leveraging third party network service providers. Substantially all of the Company's members have access to the Internet through a local telephone call. In addition to traditional dial access, EarthLink offers connectivity via cable, ISDN, frame relay and other high-speed access technologies. Moreover, EarthLink proactively manages the allocation of members across the ports of its third-party networks and its own facilities in California in order to reduce network costs and ensure high-quality service. Furthermore, the Company has made substantial investments in its data center, accounting and billing systems and member care systems to allow for significant growth beyond its current member base. EarthLink's high-quality service offering has been recognized by several independent sources, including PC MAGAZINE, which, in September 1997, honored EarthLink with its Editor's Choice award as the best Internet service provider.

    EarthLink Network TotalAccess software, which the Company distributes free of charge, allows members to register for and access the Company's Internet service through an automated, multimedia user interface. EarthLink's standard $19.95 per month dial-up Internet service provides members with unlimited access to the Internet, email, a Web browser, six megabytes of space for the creation of a personal web site, the ability to create a Personal Start Page, a subscription to BLINK (EarthLink's member newsletter), toll-free 24-hour technical support and access to newsgroups. Premium services available include high bandwidth connections such as frame relay or ISDN and TotalAccess Gold, which provides members with an additional email box, priority technical support and quarterly software offerings for an additional $9.95 per month. EarthLink's offerings to small businesses include Web hosting and direct connection of LANs to the Internet through either ISDN or frame relay. Additionally, the Company is developing the following emerging network access services for future release: cable, fiber to the curb and satellite/wireless.

    EarthLink's marketing efforts to acquire new members include print and broadcast advertisements, affinity marketing programs and a membership referral program. EarthLink has over 400 affinity marketing partners including relationships with prominent retailers, print publishers, and software and hardware companies. Leading affinity marketing partners include Cendant Software, CompUSA, Novus Service's Discover Card, Gateway, MacMillan Publishing USA, SAM's Club, Sony Entertainment and

Warner Bros. In the future, EarthLink believes its marketing efforts will be supplemented significantly by Sprint's marketing of EarthLink's services to Sprint's approximately 16 million customers.

SPRINT TRANSACTION

    On June   , 1998, EarthLink and Sprint entered into a strategic alliance, in which the Company acquired Sprint's approximately 130,000 Sprint Internet Passport Subscribers and became Sprint's exclusive consumer Internet access service provider. Additionally, the Company entered a 10-year marketing agreement with Sprint accompanied by a commitment for Sprint to deliver a minimum of 150,000 new members per year for 5 years through its own distribution channels. The Company believes that new members generated by the Sprint relationship will be obtained at significantly less cost than what it would cost the Company to add these members through its own efforts. Under the terms of the Sprint Transaction, the Company also obtained the right to use Sprint's brand and distribution network, approximately $24 million in cash, a $25 million credit facility (increasing to $100 million over a three year period) in the form of convertible debt and a four year agreement to use certain ports within Sprint's high-speed data network. In addition, Sprint purchased 1.25 million shares of Common Stock at $45 per share in a tender offer and received 4.1 million shares of EarthLink Series A Convertible Preferred Stock. See "Strategic Alliance With Sprint," "Management--Executive Officers and Directors" and "Description of Capital Stock."

INDUSTRY BACKGROUND

    GROWTH OF THE INTERNET

    The Internet is an increasingly significant global medium for communications, information and online commerce. IDC estimates that the number of Internet users was 86.2 million in 1997 and will reach 228.1 million by 2000, implying a compound annual growth rate of 38.3%. In addition, IDC projects that ISP revenues in the United States will grow from $4.6 billion in 1997 to $18.3 billion in 2000, implying a compound annual growth rate of 58.5% per year. Continued growth in Internet usage is expected to be fueled by several factors, including the large and growing installed base of personal computers in the workplace and home, advances in the performance and speed of personal computers and modems, improvements in network infrastructure, easier and cheaper access to the Internet, and increased general awareness of the Internet.

    CHALLENGES OF INTERNET ACCESS

    Due to the rapid growth of content on the Internet and its unindexed nature, potential Internet users, particularly non-technical users, may perceive the Internet to be difficult and intimidating to use. Such users generally place a premium on products and services that are easy to use. For experienced users, the Internet is increasingly viewed as a mission critical telecommunications service. Experienced users are generally focused on network quality, reliability, customer service quality and cost. The Company believes the requirements of both inexperienced and experienced users creates a significant market opportunity for vendors that can serve both user groups.

EARTHLINK'S STRATEGY

    EarthLink's objectives are to be the leading nationwide ISP and to provide its members with a high-quality Internet experience. Key elements of EarthLink's strategy include:

    RAPIDLY EXPAND ITS MEMBER BASE. EarthLink believes that a key to its success in the competitive ISP market is to rapidly expand its member base, thereby amortizing its fixed assets over a larger revenue base and enhancing its ability to enter into favorable arrangements with network service providers, affinity marketing partners and providers of content. The Company plans to accelerate its efforts and financial commitments to attract new members, while continuing to provide high-quality service to ensure member retention. Historically, the Company has capitalized on its reputation for high quality and obtained a significant portion of its new members as a result of referrals from existing members. The Company also plans to continue to place advertisements in major computer magazines, to expand its affinity marketing program, to maintain a presence at national, regional and local trade shows, and to continue to offer economic incentives to members who refer new members. The Company believes that its access to Sprint's high-speed data network will further enhance its ability to add new members.

    PROVIDE AN EASY TO USE SOLUTION AND SUPERIOR MEMBER SUPPORT. Due to the unindexed nature of the Internet and its associated complexity, users may encounter numerous difficulties. Consequently, the Company focuses significant resources on retaining members by providing them with reliable and easy to use Internet access combined with on-demand member support. To that end, EarthLink will continue to devote significant resources to expanding its 24-hour, 7 days per week customer and technical support, enhancing its network operations capability, and refining and maintaining its Web site. In addition, the Company strives to minimize call times and to maintain member support representatives sufficient to effectively meet its members' needs. At March 31, 1998, the Company had 539 member and technical support employees. The EarthLink Network TotalAccess software, which includes front-end software and documentation for both Windows and Macintosh users, is designed to make it easy for members to register and configure their system for Internet access. The Company believes that the combination of its EarthLink Network TotalAccess software, and its reliable network infrastructure significantly enhances the Internet experience for a wide variety of users. Moreover, the Company constantly works to develop new services, content and features to enhance that user experience.

    CAPITALIZE ON SPRINT RELATIONSHIP. The Company intends to maximize the opportunities presented by the Sprint Transaction to attract new members nationwide and to further enhance the Company's position as a leading ISP. The Company believes that the substantial increase in members and other financial and operational resources resulting from the Sprint Transaction will enable the Company to achieve its strategic objectives on a cost-effective and accelerated basis while providing the Company with opportunities to further increase its member base. The Company believes that new members generated by the Sprint relationship will be obtained at significantly less cost than what it would cost the Company to add these members through its own efforts. The Company intends to take advantage of Sprint's recognized brand image, extensive distribution channels and existing approximately 16 million long-distance and local telephone customers. The EarthLink brand will be jointly marketed with Sprint's widely-recognized brand in connection with consumer Internet services. In addition, EarthLink expects to benefit from having exclusive access to certain dial-up modem ports in Sprint's high-speed data network.

    LEVERAGE THIRD PARTY SERVICE PROVIDERS. In order to maintain its focus on member needs, the Company leverages the infrastructure of others by leasing POP capacity from UUNET, PSINet and Sprint. In addition to lowering required capital expenditures, the Company believes that this approach gives it flexibility to rapidly expand its service coverage. Moreover, access to multiple networks provides members with increased service quality resulting from redundant network access. The Company will continue to pursue this strategy so that it can devote its principal resources to its sales and marketing efforts and to improving its members' Internet experience.

    DERIVE INCREMENTAL REVENUES. The Company is focused on leveraging its growing member base and user traffic to increase revenues from sources other than access-related sources such as advertising and electronic commerce. The principal component of this strategy is the Premier Partnership Program through which the Company offers and sells promotional packages that provide advertisers with access to the multiple points of contact EarthLink has with its members. The Company also sells advertising space on its various online properties like the Personal Start Page and its bi-monthly print newsletter, BLINK, and is developing other potential new sources of incremental revenue like the EarthLink Mall, branded start pages and EarthLink Internet Rooms.

    ENHANCE MARKETING AND DISTRIBUTION. Historically, the Company's member base has been concentrated in selected major metropolitan areas, particularly in the western United States. The Company plans to expand its targeted marketing programs and distribution efforts in underpenetrated geographic markets in order to increase its nationwide presence and brand recognition. In order to achieve these objectives, the Company plans to employ a wide-ranging marketing and distribution program, including expanded affinity partners, print publication, radio, billboards and direct mail. EarthLink closely monitors the results of its marketing techniques as part of an ongoing effort to increase the cost-effectiveness of its marketing efforts.

    MANAGE A RELIABLE AND SCALABLE NETWORK INFRASTRUCTURE. Throughout its history, the Company has experienced rapid member growth and intends for such growth to continue. To effectively add new members and continue to offer high quality service, the Company has made significant capital investments, including expansion of its data center, accounting, and billing systems and customer care systems. EarthLink believes that its current infrastructure will be adequate to manage a significant increase in its member base.

EARTHLINK'S SERVICES

    EarthLink provides a wide variety of competitively priced Internet services to its individual and business members. The Company enables these services through use of its EarthLink Network TotalAccess software package. This software incorporates a telephone dialer and email functionality with several leading third-party Internet access tools, including the latest browsers from Netscape and Microsoft, thereby providing a functional, easy-to-use Internet access solution for Windows 3.1, Windows 95 and Macintosh platforms. EarthLink Network TotalAccess software automatically installs these and other software applications on the member's computer. The simple point-and-click functionality of EarthLink Network TotalAccess, combined with its easy-to-use multimedia registration system, permits online credit card registration, allowing both novice and experienced EarthLink members to quickly set up access to the Internet.

    The Company's service offerings include:

STANDARD INTERNET SERVICES
            EMAIL                                PUBLICATIONS
            WEB BROWSER                          MEMBER AND TECHNICAL SUPPORT
            6MB WEB SPACE FOR A PERSONAL WEB     EARTHLINK WEB SITE
              SITE                               NEWSGROUPS
            PERSONAL START PAGE                  THE EARTHLINK ONLINE MALL
            NATIONWIDE POPS

PREMIUM SERVICES
            BUSINESS WEB SITE HOSTING            DOMAIN OR VANITY NAME SERVICE
            NATIONAL ISDN                        STAR EMAIL ADDRESSING
            NATIONAL LAN ISDN                    INTERNATIONAL ROAMING SERVICE
            NATIONAL FRAME RELAY                 800 SERVICE
            TOTALACCESS GOLD                     INTERNET ROOMS
            ADDITIONAL MAILBOXES                 ADDITIONAL ADVERTISING SERVICES

EMERGING ACCESS SERVICES
            CABLE                                FIBER TO THE CURB
            ADSL                                 SATELLITE/WIRELESS ACCESS

    EARTHLINK'S STANDARD INTERNET SERVICES. EarthLink provides its members with a core set of features through its standard Internet service, which allows unlimited access to the Internet and the World Wide Web as well as other features and services, subject to EarthLink's acceptable use policy and other member agreements and policies, for a flat monthly fee of $19.95 and a one-time set up fee (which is frequently waived). The following features are included in EarthLink's standard Internet service:

    EMAIL. Each member is provided a mailbox which enables members to exchange an unlimited number of multimedia, text, graphics, audio and video messages with other online and Internet users.

    WEB BROWSER. EarthLink provides members with a free Web browser. Currently, EarthLink offers its members Netscape Communicator or Microsoft Internet Explorer. Members may also use any other browser of their choice.

    6MB WEB SPACE FOR A PERSONAL WEB SITE. Each EarthLink member is provided with six free megabytes of space on the Company's Web server to create the member's own personal Web site. EarthLink also provides tutorials and tools to help members develop their sites, enabling members to participate in the Internet community by personally adding content to the World Wide Web.

    PERSONAL START PAGE. The Company provides each member with a Personal Start Page, an enhanced default start page for members that first appears when they log on to the EarthLink Network. Members can customize their start page. For example, a member may include content from CNN's online news service. Members also have the option to view stock quotes, and weather reports and are provided with a personal reminder system, as well as a place to list their own personal Web links and links to EarthLink member and technical support resources.

    NATIONWIDE POPS. EarthLink members can access their accounts from nationwide POPs from any of over 1,400 POPs. More than 400 of these POPs allow 56 Kbps access.

    PUBLICATIONS. EarthLink mails its bi-monthly printed newsletter, BLINK, to each of its members. BLINK provides members with useful information, such as tips on how to search for certain categories of information on the Internet, information regarding new EarthLink service offerings, pointers to new Internet sites and other items of interest. This publication is also available online on the EarthLink home page. Additionally, the Company provides its new members with an orientation booklet called "Getting the Most Out of EarthLink," written by the Company's founder, Sky Dayton.

    MEMBER AND TECHNICAL SUPPORT. The Company currently provides the following member and technical support services: (i) toll-free, live telephone assistance available seven days a week, 24 hours a day; (ii) email-based assistance available seven days a week, 24 hours a day; (iii) help sites and Internet guide files on the EarthLink Web site; and, (iv) automated "fax back" and "fax on demand" assistance. Additionally, the Company provides dedicated support for its business members through dedicated member care support personnel who are specially trained for business products and services such as Business Web Sites and LAN ISDN.

    EARTHLINK WEB SITE. EarthLink has developed and maintains a Web site at www.earthlink.net containing content and links to third-party content and services. EarthLink's in-house staff actively seeks out interesting content from across the World Wide Web and organizes it into areas of interest on the EarthLink Web site under topics such as "Hollywood," "Sports," "Travel," "News," "Finance" and "Games." The Company's Web site provides a road map to the abundance of information and services available on the Internet. The site also contains Web pages dedicated to online member assistance including technical support, account maintenance and service updates.

    NEWSGROUPS. EarthLink provides a free link to Usenet, a collection of Internet discussion groups called "newsgroups" and one of the most popular areas of the Internet. Usenet creates and facilitates ongoing online discussions of specific areas of interest. There are currently more than 25,000 of these newsgroups discussing different topics.

    THE EARTHLINK ONLINE MALL. EarthLink's online shopping mall, the Mall, provides users with a one-stop gateway to some of the top retailers on the Web, using a familiar mall map interface. Retailers such as The Disney Store, BarnesandNoble.com and 1-800-FLOWERS "lease" space in the Mall.

    EARTHLINK'S PREMIUM SERVICES. In addition to its standard service, the Company offers a variety of premium services, including the following:

    BUSINESS WEB SITE HOSTING. The Company provides a Web hosting service for business members. Monthly fees for business Web sites range from $89 to $455, plus one-time set up fees of $179 to $479, depending on the size of the site and whether the site is a shared or unique address. A wide variety of options is available for an extra fee. Additional charges may apply for excess site traffic. The Company also offers an introductory service for small businesses, STARTERSITE, which is a ten megabyte, unique-domain Web site priced at $19.95 per month, plus a one-time set up fee of $25.

    NATIONAL ISDN. EarthLink offers nationwide high-speed ISDN access providing significantly higher access speeds than conventional analog modems. The monthly charge for ISDN is $34.95 for the first 100 channel hours and $0.99 thereafter, plus a one-time set up fee of $50.

    NATIONAL LAN ISDN. EarthLink offers small to medium-sized businesses the ability to connect their entire existing local area network ("LAN") to the Internet at ISDN speed with LAN ISDN. This nationwide service uses dynamic IP addresses and costs $99.95 per month for 160 channel hours and four email boxes. The set up fee of $149 is waived for current EarthLink members, and additional channel hours cost $0.85 per hour.

    NATIONAL FRAME RELAY. Frame relay enables companies to connect their LANs to the Internet via a direct, continuous connection at speeds ranging from 56 Kbps to 1.5 Mbps. Frame relay connections, available nationwide, range from $335 to $2,350 per month depending on access speeds, data throughput and other data transfer metrics. One-time set up fees range from $495 to $1,995.

   TOTALACCESS GOLD. EarthLink recently introduced an optional, value-added package, TotalAccess Gold. TotalAccess Gold includes an additional email box, priority technical support with a guaranteed 5-minute maximum wait time, and a quarterly CD-ROM containing software tools and plugins. The package adds $9.95 to the monthly price of a standard dialup or ISDN account.

    ADDITIONAL MAILBOXES. The Company provides additional electronic mailboxes for a per-mailbox fee of $4.95 per month and a $9.95 set up fee. The service is intended for those members who require more than one mailbox for colleagues, employees or family members.

    DOMAIN OR VANITY NAME SERVICE. EarthLink provides unique or vanity domain names for those members who prefer an individualized address or plan to establish a business Web site. These vanity domain names allow consumers and businesses to customize their email and Web site addresses. EarthLink charges a one-time fee of $75 to set up domain name service and assist members in establishing their unique domain names. Members then pay an annual renewal fee to an Internet domain registration agency.

    STAR EMAIL ADDRESSING. EarthLink members desiring an unlimited choice of email addresses (for example "sales@domain.com" or "webmaster@domain.com") can purchase star addressing. Within the star addressing scheme, all email goes into a central mailbox, for easy processing to individual addresses at the same domain. There is a one-time set up fee of $125, but no monthly fee for maintaining the service.

    INTERNATIONAL ROAMING SERVICE. EarthLink offers international roaming services, so that members who travel outside the United States can access their EarthLink accounts and the Internet. The fee for international roaming is $0.15 per minute plus applicable fees, if any, charged by local and long distance carriers.

    800 SERVICE. EarthLink provides 800 number dial-up service for members who do not have access to a local POP. EarthLink charges members $24.95 per month for five hours of 800 number service plus a one-time set up fee of $25.00. Additional hours are $4.95 per hour.

    INTERNET ROOMS. The Internet Room is an easy to use communications tool enabling members to use email, online chat and other advanced tools for communication. The Internet Rooms provide members with a powerful and easy way to establish Web sites without having to rely on complicated programming languages such as HTML or FTP. There is an annual fee of $29.95 for each Internet Room.

    ADDITIONAL ADVERTISING SERVICES. EarthLink provides a variety of advertising services including online banner advertisements and print advertisements in bLink. Additionally, as part of its strategy to generate incremental revenue through advertising and to leverage its current properties, the Company developed the premier partnership program. The program consists of the following three options: the "Platinum Package," the "Gold Package" and the "Silver Package." Each package includes advertising in three separate areas: the Personal Start Page, the Mall and the member newsletter, BLINK. EarthLink focuses the Premier Partnership Program on advertisers having a natural affinity to and benefit for EarthLink's member base.

    The Silver Partner Package includes: TotalAccess; advertisements in BLINK and 600,000 banner advertisement impressions distributed on any two of the two following sites: Personal Start Page, EarthLink Homepage, PeopleLink, Software Superstore and The Arena. The Gold Partner Package includes all features of the Silver Partner Package plus advertisements in Getting the Most Out of EarthLink, quarterly contest participation and a banner ad in the Mall; and a second priority right of refusal with regard to additional activities in the partner's category. Lastly, the Platinum Partner Package includes all of the features of the Gold Partner Package, but gives the partner a first right of refusal as to exclusivity, placement and any additional Platinum opportunities available for partners with qualifying products and for content.

    EARTHLINK'S EMERGING ACCESS SERVICES. In response to feedback from its members, EarthLink is developing the next generation of Internet access services targeted at consumers and small businesses. These services offer access speeds several times faster than ISDN connections utilizing a variety of emerging connectivity technologies.

    CABLE. EarthLink currently offers high-speed cable modem connections to the Internet in selected service areas. The service utilizes a shared 27 Mbps downstream (toward the user) channel, with differing lower speed return path. This service is offered as either a two-way cable data modem or a telephony return cable data modem service, depending on the particular cable service provider. Consumer and small business-targeted service levels are available ranging from 256 Kbps downstream/56 Kbps upstream, to 2 Mbps downstream/1 Mbps upstream. EarthLink delivers this service as a co-branded offering with its cable partners at prices ranging from $44.95 per month (telephony return consumer service) to $150.00 per month (768 Kbps/384 Kbps service).

    ADSL. EarthLink has started technology trials utilizing Asymetric Digital Subscriber Line ("ADSL") modems. ADSL modems provide continuous connection speeds of from 384 Kbps/384 Kbps (downstream/upstream), to 1.5 Mbps/384 Kbps, with connectivity provided by the existing copper wire used for delivery of voice telephone services. The ADSL technology is a continuous connection service, with the potential of differentiated offerings similar to cable modem based services. This service is in the pilot phase and has not yet been priced.

    FIBER TO THE CURB. EarthLink has started a technology trial utilizing fiber to the curb technology, an emerging broadband-capable technology alternative to both twisted pair copper lines and coaxial cable. The initial offerings will be a symmetric services of 256 Kbps (upstream and downstream) and 512 Kbps, targeted at the residential consumer market. This service is in the pilot phase and has not yet been priced.

    SATELLITE/WIRELESS ACCESS. EarthLink is currently evaluating opportunities to offer Internet access service delivery via both satellite and terrestrial wireless technologies.

    All prices quoted above are subject to change.

MEMBER AND TECHNICAL SUPPORT

    The Company believes that reliable member and technical support is critical to retaining existing and attracting new members. The Company currently provides the following types of member and technical support: (i) toll-free, live telephone assistance available seven days a week, 24 hours a day; (ii) email-based assistance available seven days a week, 24 hours a day; (iii) help sites and Internet guide files on the EarthLink Web site; (iv) automated "fax back" and "fax on demand" assistance; and (v) printed reference material. Additionally, the Company provides dedicated support for its business members.

    EarthLink's call center currently handles an average of over 30,000 calls a day. The Company believes the center's technology and systems are scaleable to accommodate call volume growth. The Company actively evaluates its call center facilities so as to deliver more effective and efficient services to its members.

SALES AND MARKETING

    EarthLink's sales and marketing efforts consist of the following programs:

    ADVERTISING. The Company advertises its services in print, electronic and broadcast media. Another component of EarthLink's advertising strategy involves maintaining a presence at national trade shows such as Internet World and MacWorld, as well as numerous local and regional trade shows. Additionally, the Company markets through computer, Internet and related publications, and bundles EarthLink Network TotalAccess software with certain of these publications.

    AFFINITY MARKETING PROGRAM. EarthLink's affinity marketing partners typically bundle EarthLink Network TotalAccess software with their own goods or services to create a package that promotes EarthLink to potential members. EarthLink's affinity marketing partners include, among numerous others:

    CENDANT SOFTWARE. EarthLink Network TotalAccess software is bundled on software titles from Cendant and its subsidiaries.

    COMPUSA. EarthLink Network TotalAccess Software is offered to CompUSA customers through in-store displays.

    DISCOVER CARD. EarthLink and NOVUS Services' Discover Card division will offer the Discover Connection, an Internet access package, with exclusive features and awards for Discover Cardmembers.

    GATEWAY. EarthLink Network TotalAccess Software will be distributed with certain Gateway systems.

    MACMILLAN PUBLISHING USA. EarthLink is the exclusive national Internet access provider included in the Internet Starter Kit CD-Rom which MacMillan publishes.

    SAM'S CLUB. SAM's Club co-brands and co-offers the EarthLink Network TotalAccess software through direct mail and catalog promotions to SAM's Club members.

    SONY ENTERTAINMENT. The EarthLink Network TotalAccess Software is included on enhanced Sony Music CDs.

    WARNER BROS. The EarthLink Network TotalAccess Software has been included on CDs promoting bands on the Warner music roster and major motion pictures such as "Batman and Robin" and "Contact."

    SPRINT ALLIANCE. EarthLink's alliance with Sprint includes a marketing agreement and distribution arrangement, which will provide EarthLink with access to Sprint's branded marketing and distribution channels in the United States, the right to use Sprint's brand for a minimum of ten years and a five-year commitment from Sprint to deliver a minimum of 150,000 new members annually through Sprint's channels. Additionally, Sprint will promote EarthLink as Sprint's exclusive consumer Internet access provider. See "Strategic Alliance with Sprint" and "Management--Executive Officers and Directors."

    MEMBER REFERRAL PROGRAM. The Company believes that one of its most important marketing tools is its existing members. In order to encourage members to refer other users, the Company currently waives one month of standard access service fees per referred member. A significant percentage of the Company's new membership is currently generated by referrals.

OTHER MARKETING PROGRAMS

    ELITE PROGRAM. EarthLink recently launched the EarthLink Internet Technology for Education (ELITE) program, which is designed to provide a cost-effective, flexible Internet access solution for colleges and universities. The Company has already won contracts with the University of California, Los Angeles and two colleges in Georgia.

    PARTNER PROGRAM. This program enables vendors, such as value-added resellers, retailers and other companies that target vertical markets, to resell EarthLink's dial-up Internet service, along with high-end business services, such as Web site hosting, ISDN, LAN ISDN and frame relay, to their customers. Through this partnership, these companies can provide their customers with a full range of turn-key, Internet business solutions.

TECHNICAL DEVELOPMENT AND SERVICE ENHANCEMENT

    EarthLink places significant emphasis on expanding and refining its services to enhance its members' Internet experience. EarthLink's technical staff is engaged in a variety of technical development and service enhancement activities and continuously reviews new third-party software products and technology for potential incorporation into EarthLink's systems and services. A recent result of these efforts is a redesigned and enhanced version of EarthLink Network TotalAccess, version 2.0. The new version places a premium on ease of use, and incorporates a variety of powerful features that reduce the number and types of challenges faced by new members using the Internet for the first time. EarthLink also regularly updates and expands the online services provided through the EarthLink Web site, organizes Web content and develops online guides, help screens and other user services and resources.

POPS AND NETWORK INFRASTRUCTURE

    As of June 5, 1998, the Company had approximately         members (including
130,000 members acquired in connection with the Sprint Transaction). The Company provides its members with Internet access primarily through UUNET, PSINet and Sprint POPs. EarthLink's use of third parties to provide Internet connectivity enables it to offer and increase port capacity without the significant capital requirements necessary to build and maintain a network. It also gives the Company flexibility necessary to adapt to changing technology such as cable modems. Substantially all of the Company's members access the EarthLink Network and the Internet through a local telephone call. Of these, the Company currently owns 82 POP sites in California and currently offers additional access through 871 UUNET POPs and 394 PSINet POPs, to which it has access on a non-exclusive basis. The alliance with Sprint includes a Network Service Agreement which provides EarthLink members access to additional POPs owned and operated by Sprint. The inability or unwillingness of these third-party network providers to provide POP access to EarthLink's members on commercially reasonable terms, or the Company's inability to secure alternative POP arrangements, could have a material adverse effect on the Company. See "Risk Factors--Dependence on Network Infrastructure and Third Party Network Providers", "Risk Factors--Significant Ownership by Sprint; Commercial Relationship with Sprint" and "Strategic Alliance with Sprint."

    For members located in a geographic area not currently serviced by a local POP, the EarthLink Network can be accessed by a toll-free number for which the Company bills members on an hourly usage basis. The Company's POP sites are connected to the Internet primarily through its network hub in Pasadena. The Company's network hub is in turn connected directly to the Internet via redundant high-speed fiber optic data lines obtained from various vendors. The Company has invested in measures to minimize the effects of damage from fire, earthquake, power loss, telecommunications failure, computer viruses, security breaches and similar events or backup Internet services or backbone facilities or other redundant computing or telecommunications facilities. The occurrence of a natural disaster or another unanticipated problem at the Company's headquarters and sole network hub, at POPs, or in the nation's telecommunications network in general could cause interruptions in the services provided by the Company. The Company, however, does not currently maintain redundant network hub facilities.

COMPETITION

    The Internet services market in which the Company operates is extremely competitive, and the Company expects competition in this market to intensify in the future. The Company's current and prospective competitors include many large companies that have substantially greater market presence and financial, technical, marketing and other resources than the Company. The Company competes (or in the future expects to compete) directly or indirectly with the following categories of companies: (i) local ISPs, (ii) national and regional ISPs, such as MindSpring Enterprises, Inc., (iii) established online services such as America Online, Prodigy and the Microsoft Network; (iv) nonprofit or educational ISPs; (v) national telecommunications companies, such as AT&T Corp., GTE Corporation and MCI Communications Corporation; (vi) Regional Bell Operating Companies ("RBOCs"); (vii) competitive local exchange carriers; and, (viii) cable operators, such as At Home Corporation and Time Warner, Inc.

    The consolidation of existing ISPs with or into larger entities, or entry of new entities into the Internet services market, would likely result in greater competition for the Company. The ability of competitors to bundle services and products with Internet connectivity services could place the Company at a significant competitive disadvantage. In addition, competitors in the telecommunications industry may be able to provide members with lower communications costs for their Internet access services, reducing the overall cost of Internet access and significantly increasing pricing pressures on the Company. There can be no assurance that the Company will be able to offset the adverse effect on revenues of any necessary price reductions resulting from competitive pressures by generating higher revenue from enhanced services or additional members, by reducing costs or otherwise. As a result, price reductions could have a material adverse effect on the Company.

    The Company believes that its ability to compete successfully in the Internet services market depends on a number of factors, including market presence; the adequacy of its member and technical support services; the capacity, reliability and security of its network infrastructure; the ease of access to and navigation of the Internet provided by the Company's services; the pricing policies of the Company, its competitors and its suppliers; the timing of introductions of new services by the Company and its competitors; the Company's ability to support existing and emerging industry standards; and, industry and general economic trends. There can be no assurance that the Company will have the financial resources, technical expertise or marketing and support capabilities to compete successfully. See "Risk Factors--Competition."

PROPRIETARY RIGHTS

    GENERAL. EarthLink relies on a combination of copyright, trademark, patent and trade secret laws and contractual restrictions to establish and protect its technology and other proprietary rights and information (collectively its "Proprietary Property"). It is EarthLink's policy to require employees and consultants and, when possible, suppliers and distributors, to execute confidentiality agreements upon the commencement of their relationships with the Company. There can be no assurance that the steps taken by the Company will be sufficient to prevent misappropriation of its Proprietary Property or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's Proprietary Property.

    From time to time, the Company has received communications from third parties alleging that certain of the names or trade marks for the Company's services infringe the trademarks of such third parties. To date, no such claims have had an adverse effect on the Company's ability to market and sell its services. However, there can be no assurance that those claims would not have an adverse effect in the future or that other parties will not assert infringement claims against the Company in the future with respect to current or future services.

    LICENSES. EarthLink has obtained authorization, typically in the form of a license, to distribute third-party software incorporated in EarthLink Network TotalAccess. Applications licensed for distribution by the Company include Netscape Communicator (which license automatically renews each December for additional one-year terms unless either party terminates the license on 120 days notice), Microsoft Internet Explorer, which license expires in August 1998 and thereafter automatically renews for additional one-year terms, although either party may terminate the license at any time on 30 days notice), and MacTCP software from Apple, (which license renews each December for additional one-year terms unless either party terminates the license on twelve-month notice). The only software in the EarthLink Network TotalAccess package that is developed by the Company is the front-end and installation/registration program. The Company currently intends to maintain or negotiate renewals of existing software licenses and authorizations. The Company may want or need to license other applications in the future. The inability to renew existing software licenses or to license additional applications could have a material adverse effect on the Company. See "Risk Factors--Proprietary Rights; Infringement Claims."

EMPLOYEES

    As of March 31, 1998, the Company employed 1,045 people, including 212 sales and marketing personnel, 718 operations and member and technical support representatives and 115 administrative personnel. None of the Company's employees are represented by a labor union, and the Company is not a party to any collective bargaining agreement.

FACILITIES

    EarthLink's corporate headquarters are located in an 85,500 square-foot facility in Pasadena, California. In June 1997, the Company amended the lease for its corporate headquarters facility. Under the amended lease, the lessor will provide improvements costing up to $1.4 million and convert approximately 45,000 square feet of the existing facility to office space. Base rent is currently $73,000 per month. Under the amended lease, the Company increased the existing irrevocable letter of credit to the lessor from $200,000 to $450,000. The Company has an option to extend this lease for an additional five years at the then prevailing market rate following its September 30, 2007 expiration. EarthLink's data center and its primary data hubs are housed in a 55,000 square foot facility adjacent to its headquarters. EarthLink's lease for this space has an initial ten-year term at $66,000 per month for the first 60 months and $77,000 per month for the remaining 60 months. The Company has an option to extend this lease for an additional ten years at the then prevailing market rate. In addition to the Company's corporate headquarters and data center, the Company also leases approximately 7,200 square feet of office space in Los Angeles, which until recently housed a portion of the Company's data center network hub. The lease for this space expires July 31, 1999 and currently provides for rental payments of approximately $10,000 per month.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth certain information concerning the Company's executive officers and directors:

NAME                                                    AGE                              POSITION
--------------------------------------------------      ---      --------------------------------------------------------
Sky D. Dayton.....................................          26   Founder and Chairman of the Board of Directors

Charles G. Betty..................................          41   President, Chief Executive Officer and Director

Dr. Richard D. Edmiston...........................          55   Vice President, Research and Development

Grayson L. Hoberg.................................          39   Vice President, Finance and Administration and Chief
                                                                 Financial Officer

David R. Tommela..................................          59   Vice President, Operations

Brinton O.C. Young................................          46   Vice President, Strategic Planning

Sidney Azeez (1)..................................          65   Director

William T. Esrey..................................          58   Director

Robert M. Kavner (1)..............................          54   Director

Linwood A. Lacy, Jr. (2)..........................          52   Director

Patti S. Manuel...................................          42   Director

Paul McNulty......................................          36   Director

Kevin M. O'Donnell (2)............................          47   Director

John W. Sidgmore..................................          46   Director

Reed E. Slatkin (1)(2)............................          48   Director

------------------------------

(1) Member of Audit Committee.

(2) Member of Compensation Committee.

    SKY D. DAYTON, the founder of the Company, has served as Chairman of the Board of Directors since the Company's inception in May 1994 and served as its Chief Executive Officer from May 1994 until May 1996. From 1992 to 1993, he was co-owner of a computer-based digital imaging firm, Dayton Walker Design. From 1991 to 1992, he served as Director of Marketing for new products at Executive Software, a software company. From 1990 to 1994, Mr. Dayton co-owned Cafe Mocha, a coffee house in Los Angeles, which he co-founded, and was a co-owner of Joe Cafe, a coffee house in Studio City, California.

    CHARLES G. BETTY has served as the President and as a director of the Company since January 1996, and in May 1996 was named the Company's Chief Executive Officer. From February 1994 to January 1996, Mr. Betty was a strategic planning consultant, advising Reply Corp., Perot Systems Corporation and Microdyne, Inc. From September 1989 to February 1994, Mr. Betty served as President, Chief Executive Officer and a director of Digital Communications Associates, Inc., a publicly traded network connectivity provider.

    DR. RICHARD D. EDMISTON has served as Vice President of Research and Development of the Company since January 1997. From December 1992 to January 1997, Dr. Edmiston was Vice President of Network Planning and Architecture at BBN Corporation, a leading Internet research and development organization, and the founder of BBN Planet, a leading provider of Internet services to businesses. From September 1990 to November 1992, Dr. Edmiston managed distributed computer and information systems research at GTE Laboratories.

    GRAYSON L. HOBERG has served as Vice President, Finance and Administration and Chief Financial Officer since December 1997. From September 1993 to December 1997, he served in various capacities for, and ultimately as, the Vice President of Business Operations for TCI.NET, the Internet Division of TCI Cable. From December 1991 to September 1993, he was Manager of Information Systems at Coors Brewing Company. From January 1988 to December 1991, he was Consulting Manager at Price Waterhouse LLP.

    DAVID R. TOMMELA has served as Vice President, Operations of the Company since December 1995. From 1973 to August 1995, he served in various capacities for, and ultimately as the Chief Information Officer of, Southern California Edison Company, an electric power utility.

    BRINTON O.C. YOUNG has served as Vice President, Strategic Planning of the Company since March 1996. From 1990 to 1996, Mr. Young was President of Young & Associates, a consulting firm specializing in strategic planning for high growth companies.

    SIDNEY AZEEZ has been a director of the Company since June 1996. During the past five years, Mr. Azeez has been a private investor. Mr. Azeez founded Ultronic Systems Corp., which produced a stock and commodity quotation system. He also founded American Cellular Network, Inc. and Universal Telecell, Inc. ("Unitel"), cellular telephone companies, PCS, Inc., a wireless communications company, and several banks in Colorado and New Jersey. Mr. Azeez is a director of Unitel and Thermal Tech Development, Inc.

    WILLIAM T. ESREY has served as a director since June 1998. He has been Chairman of the Board of Directors of Sprint Corporation since 1990, Chief Executive Officer of Sprint since 1985 and a Director of Sprint since 1985. Mr. Esrey is the Chairman of the Executive Committee of the Board of Directors of Sprint. He is also a director of Duke Energy Corporation, The Equitable Life Assurance Society of the United States, Everen Capital Corporation and General Mills, Inc.

    ROBERT M. KAVNER has been a director of the Company since June 1996. Since September 1996, he has served as President and Chief Executive Officer of On Command Corporation, a provider of on demand video for the hospitality industry. From 1994 through August 1995, he was director of business advisory services for Creative Artist Agency. From 1984 to 1994, Mr. Kavner held several senior management positions at AT&T, including Senior Vice President and Chief Financial Officer, Executive Vice President of the Communications Products Group, Chief Executive Officer of the Multimedia Products and Services Group, President of the Computer Division, Chairman of the UNIX Systems Laboratory, Chairman of AT&T Capital Corporation, Chairman of AT&T Paradyne Corporation and Chairman of AT&T Venture Capital Group. Mr. Kavner also served as a member of AT&T's Executive Committee. Mr. Kavner serves as a director of Fleet Financial Group, Ascent Entertainment, Inc. and Tandem Computers, Inc.

    LINWOOD A. LACY, JR. has been a director of the Company since June 1998. From October 1996 to October 1997, he served as President and Chief Executive Officer of Micro Warehouse Incorporated. From 1989 to May 1996, he served as the Co-Chairman and Chief Executive Officer of Ingram Micro, Inc., a microcomputer products distributor and a then wholly-owned subsidiary of Ingram Industries Inc. From December 1993 to June 1995, Mr. Lacy was also President of Ingram Industries Inc. From June 1995 until April 1996, he was President and CEO of Ingram Industries Inc., and from April 1996 to May 1996 served as its Vice Chairman. Mr. Lacy serves as a director of Ingram Industries Inc., Entex Information Services, Inc. and Micro Warehouse Incorporated.

    PATTI S. MANUEL has been a director of the Company since June 1998. Ms. Manuel has served as President and Chief Operating Officer--Long Distance Division of Sprint Corporation since February 1998. She has also served as President and Chief Operating Officer of Sprint L.P. since February 1998. Since May 1997, she has served as President of Sprint Business, a division of Sprint L.P. From 1994 to 1997, she was President of Sales and Marketing for Sprint Business. She was named President of Marketing for Sprint Business in 1993.

    PAUL MCNULTY has been a Director of the Company since November 1996. Mr. McNulty has been a Managing Director of Soros Fund Management LLC ("SFM"), a New York-based investment firm, since January 1996, and was a Securities Analyst at SFM from January 1993 until January 1996. Prior to joining SFM, Mr. McNulty was employed as an Associate at MVP Ventures, a venture capital firm in Boston, Massachusetts.

    KEVIN M. O'DONNELL, a co-founder of the Company, has been a director of the Company since its inception. Mr. O'Donnell is President of O'Donnell & Associates, a venture capital firm specializing in emerging high technology companies. In 1982, Mr. O'Donnell founded Government Technology Services, Inc., a reseller of computer equipment to the federal government, and from 1982 to 1990 served as its Chairman, Chief Executive Officer and President.

    JOHN W. SIDGMORE has served as a director of the Company since October 1996. He has served as President and Chief Operating Officer of MFS Communications Company, Inc. ("MFS") since August 1996 and as a director of MFS since October 1996. MFS was acquired by WorldCom, Inc. ("WorldCom") in December 1996, and since December 31, 1996, Mr. Sidgmore has served as a director and as the Vice Chairman and Chief Operations Officer of WorldCom. In addition, Mr. Sidgmore served as Chief Executive Officer and a director of UUNET from June 1994 to the present, and also held the position of President of UUNET from June 1994 to August 1996 and from January 1997 to the present. In 1989, he became President and Chief Executive Officer of Intelicom Solutions Corporation (currently CSC Intelicom), a telecommunications software company. In 1991, Intellicom Solutions Corporation was sold to Computer Sciences Corporation, and Mr. Sidgemore remained President and Chief Executive Officer until June 1994. Mr. Sidgmore is a director of Saville Systems PLC, a provider of billing software for the telecommunications industry.

    REED E. SLATKIN, a co-founder of the Company, has been a director of the Company since its inception. Mr. Slatkin is a private investor and money manager who has invested in public and private companies for the last 15 years. Mr. Slatkin is a director of Havenwood Ventures, Inc.

    Pursuant to the terms of the Company's Series A Convertible Preferred Stock and the Governance Agreement, Sprint has the right to elect two individuals to the Board of Directors of EarthLink Network, Inc., EarthLink Operations and any significant subsidiaries of the Company for so long as Sprint and Sprint L.P.'s equity interest in the Company does not decrease below 20% for three consecutive months. Sprint may also designate one director to any strategic business planning committee, finance committee and, subject to certain exceptions, all other committees, if any exist. Sprint has designated Mr. Esrey and Ms. Manuel as its initial two director representatives. See "Description of Capital Stock-- Preferred Stock" and "--Governance Agreement."

BOARD OF DIRECTORS AND COMMITTEES

    Currently, all directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. The Board of Directors maintains an Audit Committee and a Compensation Committee. The Audit Committee consists of Messrs. Azeez, Kavner and Slatkin. The Audit Committee is responsible for making recommendations to the Board regarding the selection of independent auditors, reviews the results and scope of audits and other services provided by the Company's independent auditors and reviews and evaluates the Company's internal audit and control functions. The Compensation Committee consists of Messrs. Lacy, O'Donnell and Slatkin. The Compensation Committee is responsible for setting cash and long-term incentive compensation for executive officers and other key employees of the Company. The Compensation Committee also administers the Company's 1995 Stock Option Plan.

DIRECTOR COMPENSATION

    Directors do not receive cash compensation for serving in that capacity, but are reimbursed for the expenses they incur in attending meetings of the Board or committees thereof. In addition, non-employee directors are eligible to receive options to purchase Common Stock awarded under the Company's Directors Stock Option Plan. See "--Directors Stock Option Plan."

TECHNOLOGY ADVISORY COUNCIL

    The Company has established a Technology Advisory Council, the purpose of which is to help the Company predict and overcome long-range technology barriers and to help the Company attract talented engineers and technology executives. The Council is chaired by Mr. Dayton, and it is intended that the Council meet at least quarterly. Presently, the Council consists of the following five members in addition to Mr. Dayton:

    STEWART ALSOP is a partner in New Enterprise Associates, a leading venture capital firm. In addition Mr. Alsop writes a column, Alsop's Fables, for Forbes Magazine. He is also executive producer of Agenda, the annual conference for senior executives in the computer industry. Previously, Alsop was the executive vice president of Infoworld Publishing Company and the former editor-in-chief of Infoworld. He also founded "PC Letter" and started the Agenda and Demo conferences.

    DAVID FARBER is an Alfred Fitler Moore Professor of Telecommunications Systems holding appointments in the Computer and Information Science and Electrical Engineering Departments at the University of Pennsylvania and is the Director of the Center for Communications and Information Science and Policy. Mr. Farber is a member of the boards of trustees of the Internet Society and the Electronic Frontier Foundation.

    DR. PHILIP M. NECHES is recently retired as Group Technical Officer, Multimedia Products Group, of Lucent Technologies, Inc. He has served as Senior Vice President and Chief Scientist of NCR Corp. and was Group Technical Officer for NCR Corp. after its acquisition by AT&T in 1991. Dr. Neches co-founded Teradata Corporation, a company engaged in commercial parallel computing and large-scale relational database management systems, and served as its Vice President and Chief Scientist.

    DR. ARNO PENZIAS, a 1978 Nobel Prize recipient, is Chief Scientist at Lucent Technologies, Inc. Previously he was head of research at Bell Laboratories.

    CHRISTINE VARNEY, former Federal Trade Commissioner and White House Cabinet Secretary, specializes in Internet law at the firm of Hogan & Hartson. Ms. Varney was a key participant in formulating the Clinton administration's Internet strategies.

    Except for Mr. Dayton, members Alsop, Farber, Neches and Penzias received warrants to purchase 7,500 shares of Common Stock which vest in equal quarterly increments over two years and have an exercise price of $11.00 per share except Mr. Alsop's warrants have an exercise price of $10.50 per share. Ms. Varney received warrants to purchase 7,500 shares of Common Stock which vest in equal quarterly increments over two years and have an exercise price of $17.75 per share.

EXECUTIVE COMPENSATION

    The following table presents certain information relating to compensation awarded to, earned by or paid to the Company's Chief Executive Officer and each of the four most highly compensated executive officers other than the Chief Executive Officer during fiscal 1997 each of whom was serving at the end of fiscal 1997 and Mr. Grayson L. Hoberg who commenced employment with the Company on December 5, 1997. Such executive officers are hereinafter referred to as the "Named Executive Officers."

                           SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM COMPENSATION
                                                    ANNUAL COMPENSATION    -----------------------
                                                   ----------------------        SECURITIES           ALL OTHER
NAME AND PRINCIPAL POSITION               YEAR       SALARY       BONUS    UNDERLYING OPTIONS (#)    COMPENSATION
--------------------------------------  ---------  -----------  ---------  -----------------------  --------------
SKY D. DAYTON ........................       1997  $   180,000  $  45,411                  --                 --
 Chairman of the Board of Directors          1996      153,036     70,006                  --                 --
 (1)                                         1995       97,726     16,573             250,000                 --

CHARLES G. BETTY .....................       1997      240,000     60,621                  --         $   10,578(2)
 President and Chief Executive Officer       1996      220,550     77,635             250,000             24,000(2)
 (2)

GRAYSON L. HOBERG ....................       1997        8,654         --             100,000                 --
 Vice President, Finance and
 Administration and Chief Financial
 Officer (3)

DAVID R. TOMMELA .....................       1997      132,000     26,723                  --              1,218(4)
 Vice President, Operations                  1996      130,392     34,439              12,500                 --
                                             1995        8,862         --              37,500                 --

RICHARD D. EDMISTON ..................       1997      185,000     33,398(5)             27,500            1,423(6)
 Vice President, Research and
 Development

BRINTON O.C. YOUNG ...................       1997      140,000     29,754                  --                 --
 Vice President, Strategic Planning          1996       73,681     18,409             112,500                 --

------------------------

 (1) Mr. Dayton served as the Company's President until January 15, 1996, when Mr. Betty's employment commenced. Mr. Dayton served as the Company's Chief Executive Officer until May 7, 1996, when Mr. Betty was appointed to that position.

 (2) Consists of reimbursement of $8,363 in travel expenses pursuant to Mr. Betty's employment agreement and $2,215 in matching contributions to Mr. Betty's account under the Company's 401(k) Plan.

 (3) Mr. Hoberg's employment with the Company commenced on December 5, 1997.

 (4) Consists of matching contributions made to Mr. Tommela's account under the Company's 401(k) Plan.

 (5) Includes a signing bonus of $15,000 paid to Dr. Edmiston pursuant to his employment agreement with the Company.

 (6) Consists of matching contributions made to Dr. Edmiston's account under the Company's 401(k) Plan.

STOCK OPTION INFORMATION

    The following table sets forth certain information regarding options granted in fiscal 1997 to the Named Executive Officers.

                          OPTION GRANTS IN FISCAL 1997

                                                INDIVIDUAL GRANTS
                            ----------------------------------------------------------   POTENTIAL REALIZABLE VALUE
                             NUMBER OF      PERCENTAGE OF                                AT ASSUMED ANNUAL RATES OF
                             SECURITIES     TOTAL OPTIONS                               STOCK PRICE APPRECIATION FOR
                             UNDERLYING      GRANTED TO        EXERCISE                      THE OPTION TERM(3)
                              OPTIONS       EMPLOYEES IN       PRICE PER    EXPIRATION  ----------------------------
NAME                        GRANTED (#)    FISCAL YEAR(1)      SHARE(2)        DATE          5%             10%
--------------------------  ------------  -----------------  -------------  ----------  -------------  -------------
Sky D. Dayton.............       --                  --           --            --           --             --
Charles G. Betty..........       --                  --           --            --           --             --
Grayson L. Hoberg.........       50,000(4)          12.6%      $   16.00      11/07/07  $   1,297,207  $   2,539,443
                                 50,000(5)          12.6           19.88      12/05/07      1,103,452      2,345,693
David R. Tommela..........       --              --               --            --           --             --
Richard D. Edmiston.......       27,500(6)           7.0           13.00      01/23/07        795,961      1,479,194
Brinton O.C. Young........       --              --               --            --           --             --

------------------------

 (1) The total number of options granted to employees of the Company in fiscal 1997 was 395,625.

 (2) The exercise price per share of options granted represented the fair market value of the underlying shares of Common Stock on the dates the respective options were granted.

 (3) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date based upon the closing price of the Common Stock on December 31, 1997, $25.75 per share. These assumptions are not intended to forecast future appreciation of the Company's stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

 (4) Vest in equal increments of 5% per quarter over the five-year period beginning on the date of grant, November 7, 1997.

 (5) Vest in equal increments of 5% per quarter over the five-year period beginning on the date of grant December 5, 1997.

 (6) Vest in equal increments of 5% per quarter over the five-year period beginning on the date of grant, January 23, 1997.

    The following table sets forth certain information regarding stock options held at December 31, 1997 by the Named Executive Officers. None of these options has been exercised.

                     OPTION VALUES AS OF DECEMBER 31, 1997

                                                               NUMBER OF
                                                         SECURITIES UNDERLYING          VALUE OF UNEXERCISED
                                                          UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS (1)
                                                      ----------------------------  -----------------------------
NAME                                                  EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
----------------------------------------------------  ------------  --------------  -------------  --------------
Sky D. Dayton.......................................      125,000         125,000   $   2,992,500   $  2,992,500
Charles G. Betty....................................       80,000         170,000       1,557,300      3,208,200
Grayson L. Hoberg...................................       --             100,000        --              781,250
David R. Tommela....................................       18,750          31,250         373,613        610,388
Richard D. Edmiston.................................        4,125          23,375          52,594        298,031
Brinton O.C. Young..................................       33,750          78,750         539,663      1,259,213

------------------------

 (1) The value of unexercised "in-the-money" options represents the difference between the exercise price of stock options and $25.75, the closing sales price of the Common Stock for December 31, 1997 as reported on the Nasdaq Stock Market.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

    CONVERTIBLE SECURITIES VESTING PLAN

    In December 1997, the Board of Directors adopted its Convertible Securities Vesting Plan (the "Vesting Plan"), pursuant to which the vesting of stock options and warrants held by certain directors and employees will accelerate upon a "change in control" of the Company. Generally, a change in control includes the sale of all or substantially all of the Company's assets or the acquisition by a person or "group" (as that term is defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder) of 25% or more of the Company's outstanding voting securities. In February 1998, the Company amended the Vesting Plan to specifically exclude the Sprint Transaction as a change in control.

    KEY EMPLOYEE COMPENSATION CONTINUATION PLAN

    In January 1998, the Board of Directors adopted the Key Employee Compensation Continuation Plan (the "Continuation Plan") whereby those employees identified by the Board of Directors as "key" or critical to the Company are entitled to a severance payment equal to 50% of their compensation (including certain other benefits) for the twelve-month period ending upon their termination. The Company adopted the Continuation Plan to attract the highest quality individuals to become key members of the Company's leadership team and to retain the high-quality individuals who are presently members of the Company's leadership team.

    EMPLOYMENT AGREEMENT

    In January 1996, the Company entered into a two-year employment agreement with Mr. Charles G. Betty. Under this agreement, the Company agreed to employ Mr. Betty as its President and Chief Operating Officer at a salary of $225,000 per year, plus a $24,000 a year travel allowance for Mr. Betty and his family, and such other benefits as are generally made available to other senior executives of the Company. In May 1996, Mr. Betty was also named the Company's Chief Executive Officer. Pursuant to his employment agreement, Mr. Betty is entitled, upon the attainment of specified performance goals, to an annual bonus of $75,000. In addition, the agreement provides that Mr. Betty will receive a severance payment equal to 100% of his then current annual salary (i) if he is terminated by the Company other than for "cause" or "total disability," as defined in the agreement, (ii) if the Company elects not to extend the term of the employment agreement at the end of the first two-year term or any yearly extension or (iii) if Mr. Betty terminates his employment because of a breach of the employment agreement by the Company. In connection with the employment agreement, Mr. Betty purchased 25,000 shares of Common Stock at $4.84 per share, and also was granted an option to purchase an additional 175,000 shares of Common Stock at an exercise price of $4.84 per share. In September 1996, Mr. Betty was granted an option to purchase an additional 75,000 shares of Common Stock at an exercise price of $11.00 per share. All of Mr. Betty's options vest in equal quarterly increments of 5% over the five-year period beginning on the respective dates of grant, January 15, 1996 and September 24, 1996. In the event of a "change in control," as defined in the agreement, the termination of Mr. Betty by the Company other than for "cause" or if Mr. Betty terminates his employment because of a breach of the agreement by the Company, all unvested options held by Mr. Betty will vest immediately. The agreement was formally amended in December 1997 to reflect Mr. Betty's current position as President and Chief Executive Officer and the agreement was extended for an additional year. In connection with this amendment, Mr. Betty's 1998 base salary was set at $300,000 for fiscal 1998.

1995 STOCK OPTION PLAN AND OTHER OPTION AND WARRANT ISSUANCES

    The EarthLink Network, Inc. 1995 Stock Option Plan (the "1995 Plan") provides for the grant to employees of the Company of incentive stock options within the meaning of Section 422 of the Internal

Revenue Code of 1986, as amended, and nonstatutory stock options to employees, officers, directors and consultants of the Company. The 1995 Plan was approved by the Board of Directors and the Company's stockholders in 1995. In May 1998, the Board of Directors approved certain amendments to the 1995 Plan which, among other things, increased the number of shares reserved under the plan by 1,000,000. Such amendments are subject to stockholder approval. Including the shares added by these amendments, the total number of shares of Common Stock available for issuance under the 1995 Plan as of March 31, 1998 was 2,711,489. If any options granted under the plan are forfeited or terminated for any reason without being exercised in full, then the unpurchased shares subject to those options will be available for additional grants under the 1995 Plan.

    The 1995 Plan is administered by the Compensation Committee of the Board of Directors, which determines the terms of the options granted, including the exercise price, the number of shares subject to individual option awards and the vesting period of such options. The exercise price under any nonstatutory options generally must be at least 85% of the fair market value of the Common Stock on the date of grant. The exercise price under ISOs cannot be lower than 100% of the fair market value of the Common Stock on the date of grant and, in the case of ISOs granted to holders of more than 10% of the voting power of the Company, not less than 110% of such fair market value. The term of an ISO cannot exceed 10 years, and the term of an ISO granted to a holder of more than 10% of the voting power of the Company cannot exceed five years. As of March 31, 1998, options to purchase 1,369,716 shares of Common Stock were outstanding under the 1995 Plan at a weighted average exercise price of $14.99 per share and 1,266,733 shares were reserved for future option grants under the 1995 Plan. In addition, as of that date, the Company had issued non-plan options and warrants to purchase an aggregate of 1,164,866 shares of Common Stock at a weighted average exercise price of $5.91 per share. If not terminated earlier, the 1995 Plan will terminate in 2005.

DIRECTORS STOCK OPTION PLAN AND OTHER DIRECTOR OPTION ISSUANCES

    Under the Amended and Restated EarthLink Network, Inc. Stock Option Plan for Directors (the "Directors Plan"), the Company has reserved 62,500 shares of Common Stock for issuance upon exercise of options which may be granted to non-employee directors of the Company who do not beneficially own, or serve as employees, directors or officers of any entity that beneficially owns, 5% or more of the outstanding shares of the Company's capital stock. Under the Directors Plan, grants of options to purchase 10,000 and 2,500 shares of Common Stock are automatically made to each non-management director at the time such person first becomes a member of the Board of Directors and at the beginning of each fiscal year of the Company, respectively. As of March 31, 1998, no options had been granted under the Directors Plan. If not terminated earlier, the Directors Plan will terminate in 2006.

    Prior to the adoption by the Board of Directors of the Directors Plan, the Company issued to each of Messrs. Kavner and Lacy warrants to purchase 50,000 shares of Common Stock at an exercise price of $4.84 per share, the amount then determined by the Board of Directors to constitute fair market value per share of the Common Stock, in consideration of Messrs. Kavner's and Lacy's agreement to serve on the Board of Directors. These warrants vest ratably each year over a five-year period from January 12, 1996, the date of grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    In August 1995, Reed E. Slatkin, a member of the Company's Board of Directors, acted as lessee, together with the Company, under a $500,000 equipment lease. In connection with this arrangement, the Company granted Mr. Slatkin warrants to purchase 50,000 shares of Common Stock at $1.81 per share. Mr. Slatkin subsequently transferred one-half of these warrants to Mr. Kevin M. O'Donnell, another Company director, as consideration for his indemnification of Mr. Slatkin for certain liabilities arising in connection with the lease.

    In January 1996, Mr. Slatkin guaranteed the Company's obligations under a $1.5 million lease for network equipment. As consideration for this guarantee, the Company issued Mr. Slatkin warrants to purchase 100,000 shares of Common Stock at an exercise price of $4.84 per share, the amount then determined by the Board of Directors to constitute the fair market value per share of Common Stock as of January 1996. Kevin M. O'Donnell, a member of the Company's Board of Directors, subsequently agreed to indemnify Mr. Slatkin against certain liabilities arising out of this lease. As consideration for this agreement, Mr. Slatkin transferred one-half of these warrants to Mr. O'Donnell.

    In June 1996, the Company issued $2,950,000 of its 10% Promissory Notes to 17 purchasers, including certain of its directors and 5% stockholders. In connection with this financing, and as additional consideration for the investment of these purchasers, the Company also issued warrants to purchase 98,340 shares of Common Stock having an exercise price of $11.00 per share. The 10% Promissory Notes were due on or before June 6, 1997 with interest payable monthly until such date. The warrants are exercisable for five years commencing on the date of issuance. The following directors and 5% stockholders participated in this financing: Sidney Azeez, $200,000 note, 6,667 warrants; Robert M. Kavner, $100,000 note, 3,334 warrants; Kevin M. O'Donnell, $225,000 note, 7,500 warrants; Reed E. Slatkin, $225,000 note, 7,500 warrants; and Storie Partners, L.P., $300,000 note, 10,000 warrants. The holders of $725,000 of the 10% Promissory Notes, including Messrs. Slatkin and Abbott and Storie Partners, L.P., converted their indebtedness into 55,767 shares of Common Stock upon consummation of the Companys' initial public offering in January 1997. At that time, the Company also repaid the remaining balance of the 10% Promissory Notes.

    In September 1997, the Company sold 1,459,759 shares of its Common Stock at a price of $10.75 per share to certain purchasers, including, among others, certain directors and stockholders. The following directors and more than 5% stockholders (including certain of their family members and affiliates) participated in this financing: Reed E. Slatkin (55,810 shares); Sidney Azeez (46,512 shares); Charles G. Betty (10,000 shares); Linwood A. Lacy, Jr. (23,256 shares); Richard D. Edmiston (10,000 shares); Brinton O.C. Young (10,000 shares); and, Quantum Industrial Partners LDC (465,117 shares).

    Until October 1997, Linwood A. Lacy, Jr. also served as President and Chief Executive Officer of Micro Warehouse Incorporated ("Micro Warehouse"), one of the Company's affinity marketing partners. For the year ended December 31, 1997, the Company paid Micro Warehouse approximately $35,200 in bounties for new Company members generated by Micro Warehouse.

    None of the members of the Compensation Committee of the Board is currently or has been, at any time since the formation of the Company, an officer or employee of the Company. No executive officer of the Company serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on the Company's Board or Compensation Committee.

CERTAIN TRANSACTIONS

    In addition to the transactions described under "Compensation Committee Interlocks and Insider Participation," the following transactions are required to be disclosed under the rules of the SEC:

    John W. Sidgmore, who serves on the Company's Board of Directors, also serves as a director and as President and Chief Executive Officer of UUNET and as a director and Vice Chairman and Chief Operations Officer of UUNET's corporate parent, WorldCom. UUNET is the Company's primary provider of Internet dial-up POPs capacity. In connection with the Company's and UUNET's execution of a new network services agreement in May 1996, the Company issued warrants to UUNET to purchase 10,000 shares of Common Stock having an exercise price of $20.00 per share. UUNET exercised these warrants in full in March 1998.

    In connection with an amendment to the Company's network services agreement with UUNET, the Company issued a $5.0 million convertible promissory note to UUNET and filled a vacancy on the Board of Directors with Mr. Sidgmore as a designee of UUNET. This note and accrued interest was converted into 391,515 shares of Common Stock in March 1998 in accordance with its terms. The Company also granted UUNET certain registration rights identical to those presently held by most of the Company's then existing stockholders. EarthLink paid UUNET approximately $21.9 million in 1997 for network services and for interest under the note.

    The Company's network services agreement with UUNET obligates the Company to pay certain minimum amounts to UUNET regardless of usage. See "Risk Factors--Dependence on Network Infrastructure and Third Party Network Providers."

    The Company believes that the foregoing transactions were on terms no less favorable to the Company than could be obtained from unaffiliated parties. It is the Company's current policy that all transactions by the Company with officers, directors, more than 5% stockholders and their affiliates will be entered into only if such transactions are approved by a majority of disinterested independent directors and are on terms such directors believe are no less favorable to the Company than could be obtained from unaffiliated parties.

SPRINT TRANSACTION

    In addition to the transactions described under "Compensation Committee Interlocks and Insider Participation" and "Certain Transactions," the Sprint Transaction as described under "Strategic Alliance with Sprint" involves transactions with entities which own greater than 5% of the Company's capital stock and with whom Mr. Esrey and Ms. Manuel, each a director of the Company, are affiliates. See "Strategic Alliance with Sprint" and "Description of Capital Stock--Governance Agreement."

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth information concerning (i) those persons known by management of the Company to own beneficially more than 5% of the Company's outstanding Common Stock, (ii) the directors of the Company, (iii) the Named Executive Officers and (iv) all directors and officers of the Company as a group. Except as otherwise indicated in the footnotes below, such information is provided as of March 31, 1998, which is prior to the consummation of the Sprint Transaction. The table reflects only Sprint's direct ownership of 1,250,000 to be acquired by Sprint upon consummation of the Sprint tender offer but does not reflect Sprint's beneficial ownership of an additional 5,689,496 shares which Sprint may be deemed to beneficially own by virtue of the Agreement to Vote and the Agreement to Vote and Tender entered into by certain of the Company's principal stockholders in connection with the Sprint Transaction. The table also does not reflect the sale by various of the beneficial owners and other principal stockholders to Sprint of shares in the Sprint tender offer as the number of such shares is not currently determinable, and further does not reflect the purchase by any of the beneficial owners of shares in the Offering or immediately thereafter.

                                                SHARES BENEFICIALLY OWNED                   SHARES BENEFICIALLY
                                                  PRIOR TO OFFERING (2)        SHARES       OWNED AFTER OFFERING
                                              -----------------------------     BEING     ------------------------
NAME OF BENEFICIAL OWNERS (1)                      NUMBER         PERCENT      OFFERED      NUMBER       PERCENT
--------------------------------------------  ----------------  -----------  -----------  -----------  -----------
Sky D. Dayton...............................         1,637,500(3)       13.5%
Reed E. Slatkin.............................         1,237,047(4)       10.2
Kevin M. O'Donnell..........................         1,134,739(5)        9.3
Sidney Azeez................................           590,636(6)        4.9
John W. Sidgmore............................           401,515(7)        3.3
Charles G. Betty............................           143,299(8)        1.2
Linwood A. Lacy, Jr.........................            78,066(9)          *
Robert M. Kavner............................            44,009 10)          *
Paul McNulty................................               504 11)          *
Brinton O.C. Young..........................            67,500 12)          *
Dr. Richard D. Edmiston.....................            11,875 13)          *
Grayson L. Hoberg...........................             5,000 14)          *
David R. Tommela............................             3,000 15)          *
William T. Esrey............................         1,250,000 16)       10.4
Patti S. Manuel.............................         1,250,000 17)       10.4
Quantum Industrial Partners LDC.............         1,523,180 18)       12.6
Storie Partners, L.P........................           696,950 19)        6.2
Sprint Corporation..........................         1,250,000 20)       10.4
All directors and executive officers as a
  group (15 persons)........................         6,604,690 21)       52.0

OTHER SELLING STOCKHOLDERS
--------------------------------------------

------------------------------

  * Represents beneficial ownership of less than 1% of the Company's Common
    Stock.

 (1) Except as otherwise indicated by footnote (i) the named person has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned, and (ii) the address of the named person is that of the Company.

 (2) Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares, subject to applicable community property laws. Shares of Common Stock subject to options or warrants exercisable within 60 days of March 31, 1997 are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person.

 (3) Includes options to purchase 137,500 shares of Common Stock.

 (4) Includes (i) warrants to purchase 182,500 shares of Common Stock and (ii) 12,074 shares of Common Stock held in trust for Mr. Slatkin's minor children.

 (5) Includes (i) 7,538 shares of Common Stock and options to purchase an additional 87 shares of Common Stock held by Mr. O'Donnell's son, and (ii) warrants to purchase 182,500 shares of Common Stock. Mr. O'Donnell disclaims beneficial ownership of the shares of Common Stock held by his son and the shares of Common Stock issuable upon exercise of options held by his son.

 (6) Includes (i) 347,085 shares of Common Stock held by Mr. Azeez's family and
     (ii) warrants to purchase 6,667 shares of Common Stock.

 (7) Mr. Sidgmore is Chief Executive Officer and a director of UUNET and shares voting and investment power with the other UUNET directors.

 (8) Includes (i) options to purchase 101,250 shares of Common Stock and (ii) 2,049 shares of Common Stock held by Mr. Betty's father-in-law and mother-in-law of which Mr. Betty disclaims beneficial ownership.

 (9) Includes options to purchase 20,000 shares of Common Stock.

 (10) Includes warrants to purchase 3,334 shares of Common Stock and options to purchase 20,000 shares of Common Stock.

 (11) Includes warrants to purchase 50 shares of Common Stock.

 (12) Includes options to purchase 47,500 shares of Common Stock.

 (13) Includes options to purchase 1,875 shares of Common Stock.

 (14) Represents options to purchase 5,000 shares of Common Stock.

 (15) Represents options to purchase 3,000 shares of Common Stock.

 (16) Includes 1,250,000 shares of stock beneficially owned by Sprint and which Mr. Esrey may be deemed to beneficially own.

 (17) Includes 1,250,000 shares of stock beneficially owned by Sprint and which Ms. Manuel may be deemed to beneficially own.

 (18) Includes warrants to purchase 66,700 shares of Common Stock. Quantum Industrial Partners LDC ("Quantum Industrial") has vested investment discretion with respect to its portfolio investments, including the Common Stock, in Soros Fund Management LLC, a Delaware limited liability company of which Mr. Soros serves as Chairman ("SFM"). Mr. Soros may be deemed to be the beneficial owner of the Common Stock held by Quantum Industrial. The shares shown exclude 214,545 shares of Common Stock and warrants to purchase 23,600 shares of Common Stock held directly by Mr. Soros and 45,455 shares of Common Stock and warrants to purchase 5,000 shares of Common Stock held by trusts established for the benefit of the children of Mr. Soros. The shares shown also exclude shares of Common Stock and warrants to purchase shares of Common Stock held by certain managing directors and other employees of SFM, of which Mr. Soros disclaims beneficial ownership. The business address of Quantum Industrial is: c/o Curacao Corporation Company N.V., Kaya Flamboyan 9, Willemstad, Curacao, Netherlands Antilles.

 (19) The business address of Storie Partners , L.P. is: c/o Mr. Steve Ledger, One Bush Street, Suite 1350, San Francisco, California 94104.

 (20) Includes 1,250,000 shares of Common Stock acquired by Sprint after March 31, 1998 pursuant to the Offer but excludes 4,102,941 shares of Common Stock into which Sprint's Series A Convertible Preferred Stock would have been convertible on the date of purchase by Sprint assuming acceleration of certain dividend rights. The Series A Convertible Preferred Stock is not convertible until one year following the consummation of the Offer. Sprint may also be deemed to be a member of a group with certain stockholders in those two groups who are parties to the Stockholders' Agreement covering a total of 5,394,996 shares included among the above number of shares. Sprint's address is 2330 Shawnee Mission Parkway, Westwood, Kansas 66205. See "Strategic Alliance with Sprint" and "Description of Capital Stock--Governance Agreement" and "-- Stockholders' Agreement; Irrevocable Proxies."

 (21) Includes (i) options and warrants to purchase 711,176 shares of Common Stock, (ii) 368,746 shares of Common Stock owned by family members or affiliates of certain members of the group, and (iii) options and warrants held by family members or affiliates of certain members of the group to purchase 87 shares of Common Stock.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of (i) 50 million shares of Common Stock, $0.01 par value per share, and (ii) 25 million shares of
Preferred Stock, $0.01 par value per share. As of June   , 1998, there were
      shares of Common Stock and 4,102,941 shares of Preferred Stock outstanding. The following summary is qualified in its entirety by reference to the Company's Certificate of Incorporation, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

    Under the Delaware General Corporation Law and the Company's Certificate of Incorporation, holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. The Common Stock carries no preemptive rights and is not convertible, redeemable or assessable. The holders of Common Stock are entitled to dividends in such amounts and at such times as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after payment or provision for payment of all debts and other liabilities subject to prior rights of holders of Preferred Stock then outstanding, if any. All shares of Common Stock outstanding immediately following this Offering will be fully paid and non-assessable.

PREFERRED STOCK

    The Company's Certificate of Incorporation authorizes the issuance of 25 million shares of Preferred Stock, of which 10 million have been designated as Series A Convertible Preferred Stock pursuant to a Certificate of Designation (the "Series A Preferred") of which 4,102,941 were issued and outstanding as of
June   , 1998. All issued and outstanding shares of Series A Preferred are held by Sprint. The undesignated and unissued Preferred Stock may be issued from time to time in one or more series, and the Board of Directors, without further approval of the stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking funds and any other rights, preferences, privileges and restrictions applicable to each such series of Preferred Stock. The issuance of additional shares of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company, discourage bids for the Common Stock at a premium, or otherwise adversely affect the market price of the Common Stock. The issuance by the Company to Sprint of additional shares of Series A Preferred may have similar effects.

    The following is a summary of the terms of the Series A Preferred, and is qualified in its entirety by reference to the Certificate of Designation, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

    GENERAL; DIVIDEND RIGHTS

    Of the issued and outstanding shares of Series A Preferred, all are owned by Sprint. In addition, the Certificate of Designation provides that the Company may originally issue shares of Series A Preferred to Sprint only. The holders of shares of Series A Preferred are entitled to receive dividends at a rate per annum of 3% of the Liquidation Value of such shares (as defined below), compounded quarterly. For a period of five years from the initial issuance date of the Series A Preferred (the "Issuance Date"), such dividends are payable "in kind" by way of an increase in the Liquidation Value of the shares and thereafter are payable in cash. Moreover, upon an optional redemption of the Series A Preferred by the Company or the consummation of certain business combination transactions during such five year period, the holders of the Series A Preferred are entitled to receive an accelerated "in kind" dividend for the entire initial five year period (the "Acceleration Dividend"). Beginning 20 years after the Issuance Date, holders of the Series A Preferred are entitled to cumulative quarterly cash dividends of 8% of the Liquidation Value per share, increasing annually to a maximum rate of 12%.

    LIQUIDATION RIGHTS

    The Certificate of Designation provides that the holders of Series A Preferred will receive, prior to any payment or distribution in respect of other shares of the Company's capital stock, an amount per share equal to the average market value of the Common Stock measured over the thirty day period ending on the Issuance Date (the "Average Stock Price"), plus all accrued and unpaid dividends on such share, whether in cash or in kind (such amount, the "Liquidation Value")

    CONVERSION RIGHTS

    Beginning on the first anniversary of the Issuance Date, each share of Series A Preferred is convertible into such number of shares of Common Stock as is determined by dividing the Liquidation Value by the "Conversion Price" in effect at such time. For the five year period following the Issuance Date, the Conversion Price is equal to the Average Stock Price multiplied by 116.118%. Thereafter, the Conversion Price is increased annually by 6%, accruable quarterly. The Conversion Price is also subject to adjustment based on changes in capitalization of the Common Stock such as stock splits, stock dividends and the like. Although conversion of the Series A Preferred is at the holder's option, conversion is required in the event the Company consummates certain business combination transactions.

    OPTIONAL REDEMPTION BY THE COMPANY

    Beginning on the third anniversary of the Issuance Date, the Company may elect to redeem the outstanding shares of Series A Preferred at a redemption price per share equal to the Liquidation Value of such share (including the Acceleration Dividend described above), multiplied by a specified percentage. The specified percentage is initially equal to 103%, and will be reduced by 1% annually in each of the subsequent three years, and thereafter will be equal to 100%.

    VOTING RIGHTS

    The holders of Series A Preferred do not possess general voting rights together with holders of Common Stock. However, the Series A Preferred holders are separately entitled to elect two of the Company's directors (the "Investor Directors"). This right terminates as to one of the Investor Directors if Sprint fails to maintain at least a 20% equity interest in the Company (on a fully diluted basis, subject to adjustment) for any three consecutive months, and will terminate as to both of the Investor Directors if Sprint fails to maintain at least a 10% equity interest over the same period. The Certificate of Designation also requires a separate vote of 66 2/3% of the then-outstanding shares of Series A Preferred in certain limited situations, including any liquidation, dissolution or winding up of the Company, or the taking of certain actions by the Company which would adversely affect the rights of the holders of the Series A Preferred as a class.

CERTAIN CHARTER AND BYLAW PROVISIONS

    The Company is subject to the "business combination" statute of the Delaware General Corporation Law. This statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner, such as the approval of a majority of certain members of the Board of Directors.

The term "business combination" includes mergers and stock and asset sales. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. The effect of this statute could, among other things, make it more difficult for a third party to gain control of the Company, discourage bids for the Common Stock at a premium or otherwise adversely affect the market price of the Common Stock.

GOVERNANCE AGREEMENT

    GENERAL

    In connection with the Sprint Transaction, the Company and Sprint entered into a Governance Agreement. The Governance Agreement establishes certain terms and conditions concerning the corporate governance of the Company, the acquisition and disposition of equity securities of the Company by Sprint, Sprint L.P. and any of their respective affiliates (collectively, the "Affiliated Equity Holders"), the rights of Sprint to make offers to purchase all of the outstanding securities of the Company not owned by the Affiliated Equity Holders and the rights of the Board of Directors of the Company to receive and entertain offers to effect business combinations, all as more particularly described in the Governance Agreement. The following summary of the Governance Agreement is qualified in its entirety by reference to the actual Governance Agreement, which is attached as an exhibit to the Registration Statement of which this Prospectus is a part.

    CORPORATE GOVERNANCE AND ELECTION OF DIRECTORS

    The Governance Agreement establishes that the fundamental policies and strategic direction of the Company, the Company and any significant subsidiary of the Company will be determined by their respective Boards of Directors. Consistent with the voting rights granted to the holders of the Series A Preferred, the Governance Agreement provides for two individuals to be designated by Sprint as "Investor Directors." Following conversion or redemption of the Series A Preferred into Common Stock, the Company and EarthLink Operating Subsidiary are obliged to elect the Investor Directors (as defined in the Governance Agreement) to their respective Boards of Directors. In addition, the Governance Agreement permits one Investor Director to participate on any Strategic Business Planning Committee, Finance Committee or other significant committee of the Board of Directors of the Company or any significant subsidiary, to the extent those committees exist. If there is no such committee, the Governance Agreement allows Sprint a reasonable opportunity to review and discuss the Company's strategic and business plans and financing plans with the management of the Company prior to the submission of any such plan to the Board of Directors, and to receive advance copies of information and materials to be provided to the Board of Directors with respect to such matters. Notwithstanding the foregoing, no Investor Director is entitled to participate on any committee of the Board of Directors of the Company, the Company or any significant subsidiary created for the purpose of considering a Business Combination (as defined in the Governance Agreement) or any matter related thereto, or to participate in the Board's deliberations with respect to any of the foregoing. Consistent with the voting rights granted to the holders of the Series A Preferred, Sprint is entitled to designate two Investor Directors for so long as it holds 20% or more of the Company's fully diluted shares outstanding (subject to adjustment for certain dilutive events, the "Higher Threshold"), and one Investor Director for so long as it holds 10% or more of the Company's fully diluted shares outstanding (subject to adjustment for certain dilutive events, the "Lower Threshold").

    At such time as the Series A Preferred has been converted into Common Stock, the Governance Agreement obligates the Company to use its best efforts to solicit from its stockholders proxies in favor of Sprint's Investor Director nominees. The Governance Agreement also obligates the Affiliated Equity Holders to vote in favor of any other nominee or director selected by the Board of the Company in accordance with the agreement. The voting obligations of Affiliated Equity Holders under the Governance Agreement are supported by an irrevocable proxy granted by Sprint and Sprint L.P. to the Company and EarthLink Operations. See "--Solicitation of Offers" and "-- Stockholders' Agreement; Irrevocable Proxies."

    For so long as "Sprint's Percentage Interest" (a term that measures the Affiliated Equity Holders' combined equity stake in the Company, including their ownership of both Common Stock and Series A Convertible Preferred Stock, expressed as a percentage of the Company's fully-diluted stock outstanding) is greater than the Lower Threshold, the Company is prohibited by the Governance Agreement and the Certificate of Designation from taking or authorizing certain actions without the concurrence of all Investor Directors serving in such capacity at that time. These actions include (i) the execution or performance of certain corporate acts or transactions that would impose limitations on the rights of, or deny certain benefits to, the Affiliated Equity Holders; (ii) the issuance of any class or series of stock of the Company that provides for voting rights in excess of one vote per share; (iii) certain events involving the dissolution or liquidation of the Company or any subsidiary thereof, or the commencement by or with respect to the Company or any subsidiary thereof of certain bankruptcy or bankruptcy-related events or proceedings; (iv) the conduct by the Company or any significant subsidiary of business substantially outside its current general field of enterprise; or (v) the issuance by the Company of equity securities in connection with joint ventures, strategic alliances, acquisitions, mergers and other business combination transactions ("Transaction Securities") representing (A) in any twelve-month period, in one or more transactions, 50% or more of the number of shares of Common Stock outstanding prior to giving effect to such issuances, or (B) in any one transaction, 35% or more of the number of shares of Common Stock outstanding prior to giving effect to such issuance.

    EQUITY PURCHASES FROM THE COMPANY; SUBSCRIPTION RIGHTS

    So long as Sprint's Percentage Interest is greater than 20%, subject to adjustment for certain dilutive events and for the Company's incurrence of indebtedness under the Convertible Debt Financing (the "Top-Up Threshold"), the Affiliated Equity Holders have certain anti-dilution and subscription rights pursuant to the Governance Agreement. In addition to their rights to subscribe for stock of the Company directly from the Company, the Affiliated Equity Holders may effect their anti-dilution rights by making purchases of equity securities of the Company ("Equity Securities") at any time from any person other than the Company as long as, after giving effect to such purchases, Sprint's Percentage Interest is less than or equal to the "Pro Rata Share," a formula that limits the maximum equity stake in the Company that the Affiliated Equity Holders may have. The Pro Rata Share, which adjusts only upon the incurrence of indebtedness by the Company under the Convertible Debt Financing, has been established, as of the date of the Governance Agreement, at an amount equal to 0.278.

    Upon proposing to issue any new Equity Securities other than new Equity Securities that are "Transaction Securities", ("New Securities") if Sprint's Percentage Interest is greater than the Top-Up Threshold, the Company must provide Sprint written notice of its intent to effect such issuance at least five business days prior to the date on which the meeting of the Company's Board of Directors is to be held to authorize such issuance. For a period of ten business days after Sprint's receipt of such notice, Sprint has the right to purchase the Pro Rata Share of such issuance and, if it does so, the New Securities offered pursuant to such notice shall be issued and sold to Sprint by the Company at the same times and on the same terms and conditions as the New Securities are issued and sold to third parties. If for any reason the issuance of such New Securities to third parties is not consummated, Sprint's right to purchase its Pro Rata Share of such issuance shall lapse.

    As noted above, Sprint's general subscription rights do not apply to the issuance of Transaction Securities. However, if the Company determines that Sprint's Percentage Interest has decreased by 0.05 or more as a result of issuances of Transaction Securities, the Company must notify Sprint of such event. In addition, not later than the second anniversary of Sprint's receipt of that notice (the "Window Period"), the Company is obligated to make written offers (each, a "Primary Share Offer") to Sprint to purchase, in the aggregate, a number of shares sufficient to enable Sprint to bring Sprint's Percentage Interest up to the amount in effect prior to the issuances of Transaction Securities. The number of shares the Company is obligated to offer pursuant to such provision is defined in the Governance Agreement as the "Available Top-Up Shares" and the aggregate number of Available Top-Up Shares resulting from all issuances of Transaction Securities is defined as the "Aggregate Number of Top-Up Shares." Sprint may accept a Primary Share Offer within five business days of its receipt thereof, and the offer is to be made at a purchase price equal to an average stock price for Common Stock for the ten trading days prior to the date of such issuance, less the underwriting discount applied in the most recent underwritten offering of Common Stock. If the Company determines that Sprint's Percentage Interest has decreased by 0.10 or more solely as a result of the issuance of Transaction Securities (after giving effect to any and all Primary Share Offers), the Window Period shall be accelerated such that the Company shall be obligated to make one or more Primary Share Offers with respect to not less than the Aggregate Number of Top-Up Shares, as then calculated, at the earlier of (i) the expiration of the Window Period, as determined above, or (ii) six months after the date Sprint receives notice to that effect from the Company. Notwithstanding anything else in the Governance Agreement to the contrary, in no event is the Company obligated to make Sprint a Primary Share Offer that, after giving effect to such transaction, would cause Sprint's Percentage Interest to exceed the Pro Rata Share. In addition, with respect to a purchase of New Securities pursuant to the exercise of anti-dilution rights discussed above, Sprint may, at its option, purchase New Securities in the form of "Alternative Securities" convertible into the applicable number of shares of Common Stock. "Alternative Securities" are defined as shares of a new series of Preferred Stock having terms that are structured and priced in the same manner as the Series A Convertible Preferred Stock. Such terms are determined, if applicable, by reference to the average stock price for a share of Common Stock for the 30 trading days prior to the date of issuance of such Alternative Securities. Sprint's purchase of New Securities in the form of Alternative Securities are limited (i) to not more than 75% of any issuance of New Securities from the Closing to the second anniversary thereof, (ii) to not more than 66.67% of any issuance of New Securities after the second anniversary of the Closing until the third anniversary thereof and (iii) after the third anniversary, the Company is not obligated to issue any New Securities in the form of Alternative Securities.

    STANDSTILL PROVISIONS

    The Governance Agreement sets forth certain "Standstill Provisions" applicable to Affiliated Equity Holders. These Standstill Provisions are summarized below. For additional information concerning the survival of the Standstill Provisions following termination of the Governance Agreement. See "--Solicitation of Offers and "--Termination; Survival."

    Except for purchases of shares and related activities by Sprint otherwise permitted under the Governance Agreement, the Affiliated Equity Holders may not, directly or indirectly, (i) acquire, offer to acquire or agree to acquire any Equity Securities, or any equity securities of any subsidiary of the Company, or material assets of the Company or any subsidiary or division of the Company;
(ii) make or participate in any "solicitation" of proxies or otherwise seek to influence any person with respect to the voting of any voting Equity Securities;
(iii) make any public announcement with respect to, or submit a proposal for, or offer to effect any purchase of any significant portion of the assets of the Company or any subsidiary or division of the Company, any tender or exchange offer for any Equity Securities, or a merger, consolidation or other extraordinary transaction involving the Company or any of its Equity Securities;
(iv) form, join or in any way participate in a "group" as defined in Rule 13d-5(b) under the Exchange Act; or (v) request the Company or any of its representatives to amend or waive any provision of the foregoing.

    In addition, the Affiliated Equity Holders may not, directly or indirectly, sell, transfer or otherwise dispose of any Equity Securities except (i) pursuant to a registered underwritten public offering in accordance with the Registration Rights Agreement, (ii) in accordance with certain expectations under the Securities Act and (iii) to any direct or indirect subsidiary of Sprint. In addition, notwithstanding the foregoing, none of the Affiliated Equity Holders may sell, transfer or otherwise dispose of any equity interest in any Equity Securities to any purchaser or group of purchasers if, after giving effect to such sale, such purchaser or group of purchasers would, to Sprint's knowledge, own, or have the right to acquire, 5% or more of the Equity Securities then outstanding, except to any person that is not obligated (or would not, by virtue of such purchase, reasonably be anticipated to be obligated) to file a Schedule 13D with the SEC pursuant to each of paragraphs (b) and (e) of Rule 13d-1 under the Exchange Act.

    PURCHASES OF ADDITIONAL EQUITY SECURITIES; BUSINESS COMBINATIONS

    Following the 39-month anniversary and prior to the 63-month anniversary of the Closing of the Merger (the "Right to Offer Period"), Sprint shall have the right to make a "Sprint Offer," by offering to purchase all (but not less than all) of the outstanding Equity Securities that it does not already own at a price per share equal to the per share price determined by dividing the "Fair Private Market Value" by the total number of shares of Company Common Stock outstanding on a fully-diluted basis. The "Fair Private Market Value" is defined as the aggregate private market equity value (including control premium) that an unrelated third party would pay if it were to acquire all of the Company's outstanding Equity Securities (including Equity Securities held by the Affiliated Equity Holders) in an arm's length transaction, assuming (i) that all credible buyers are given an equal opportunity by the Company to make and effectuate an "Acquisition Proposal" (as defined by the Governance Agreement) with respect to the Company, (ii) the absence of any commercial relations between the Company and EarthLink Operating Subsidiary, on the one hand, and Sprint and its affiliates, on the other hand, and (iii) the absence of any ownership stake in the Company by the Affiliated Equity Holders. The Fair Private Market Value is to be determined as follows: the respective Boards of the Company and Sprint shall negotiate the amount of the Fair Private Market Value to be paid pursuant to the Sprint Offer; in the event the two parties are unable to agree on this amount, within 30 days after submission of the Sprint Offer to the Company's Board of Directors, the parties shall agree to be bound to the valuation arrived at pursuant to the following formula: (i) two appraisals shall be made by recognized investment banks, one selected by each of Sprint and the Company (the "Initial Values"), (ii) if the lower of the Initial Values is more than 10% less than the higher, a third independent valuation will be made by an investment bank jointly selected by the Company and Sprint (the "Independent Valuation"); otherwise, the Fair Private Market Value shall be the average of the Initial Values; and (iii) if the Independent Valuation is greater or less than the average of the Initial Values by more than 5%, the Fair Private Market Value shall be deemed to equal the average of the two closest valuations. If the Independent Valuation does not differ by such amount, it shall be the Fair Private Market Value.

    A Sprint Offer shall not be subject to any financing contingency, and shall be reflected in a form of definitive agreement that Sprint is prepared to execute. The conditions to consummation of the Sprint Offer and the representations and warranties set forth therein shall be reasonable and customary for transactions in which a similarly situated stockholder offers to purchase all of the Equity Securities not held by such stockholder or its affiliates.

    The Board of Directors of the Company shall have a one-time right, exercisable within 14 days after receipt of the Sprint Offer, to postpone the making of that offer for nine months. Upon exercise of such right, Sprint is obligated to withdraw the Sprint Offer for a period of nine months, provided that (i) the Right to Offer Period shall be extended to the 72-month anniversary of the closing of the Merger and (ii) the exercise by the Company of its postponement right shall not limit Sprint's right to respond to a "Third-Party Offer" as set forth below.

    In addition, upon the determination of the amount of the Fair Private Market Value, Sprint shall be obligated to commence and effectuate a Sprint Offer, provided that Sprint shall, subject to certain limitations, have a one-time right, exercisable within 14 days after receipt of the determination of Fair

Private Market Value, to determine not to proceed to make such Sprint Offer. If Sprint does not exercise this right, the Board of Directors of the Company shall, unless an "Intervening Offer" (as defined below) is then outstanding, (i) support the Sprint Offer by approving and recommending it to the Company's stockholders and (ii) cause the Company to take all steps reasonable and necessary to facilitate consummation of such Sprint Offer. However, at such time as a "Third-Party Offer" shall constitute an Intervening Offer, Sprint shall be released from its obligation to commence and effectuate the Sprint Offer, and the Company shall be released from its obligation to support and facilitate consummation of the Sprint Offer. If the Intervening Offer is undertaken in the form of a tender offer, at the consummation of such tender offer, the offeror shall have an option to purchase from all Affiliated Equity Holders, at the tender offer price, in the aggregate, a "Specified Number of Equity Securities" (a number of Equity Securities owned by Affiliated Equity Holders equal to the proportion of Equity Securities held by unaffiliated equity holders and tendered into or voted for a competing Business Combination), less the number of Equity Securities that have already been tendered to such offeror. In addition, if the Intervening Offer (or a related matter) must be approved by the stockholders of the Company in order for such offer to be effectuated, the Affiliated Equity Holders are obligated, subject to certain limited exceptions, to cast in favor of the Intervening Offer (and such related matters) such number of votes as is equal to the Specified Number of Equity Securities. Affiliated Equity Holders are not entitled to exercise rights of appraisal with respect to any Business Combination effected in connection with an Intervening Offer.

    The Governance Agreement defines an "Intervening Offer" as an offer for aggregate consideration reasonably determined in good faith by the Board of the Company to be in excess of the aggregate consideration proposed to be paid by Sprint in a Sprint Offer or a "Qualified Offer" by Sprint (as defined below), as applicable. The conditions to consummation of an Intervening Offer and the representations, warranties and covenants set forth in the Intervening Offer shall be customary for a transaction of that type.

    THIRD-PARTY OFFERS

    The Company is obligated to provide Sprint with prompt written notice of its receipt of a bona fide, written offer to effect a Business Combination from a third party (an "Offer"). Upon receipt of such Offer, the Board is to determine whether it intends to recommend that Offer to the stockholders (a "Recommended Third-Party Offer") or that such offer is not in the best interests of the Company's stockholders, in which event it intends not to recommend such offer to the stockholders (a "Non-Recommended Third-Party Offer" and, together with a Recommended Third-Party Offer, a "Third-Party Offer").

    For a period of ten days following the giving of notice of receipt of an Offer, the Company may not enter into a definitive agreement with respect to that Offer. Sprint has an option to make a "Qualified Offer" with respect to either (i) an Offer that is a Recommended Third-Party Offer or (ii) an Offer that is a Non-Recommended Third-Party Offer if the Board of Sprint reasonably determines that the conditions to the Non-Recommended Third-Party Offer are reasonably likely to be satisfied and the Offer consummated. A "Qualified Offer" is defined as an offer made by an Affiliated Equity Holder to acquire all of the Equity Securities not already owned by the Affiliated Equity Holders at a price per share in excess of the equivalent per share price set forth in a Third-Party Offer or an Intervening Offer, as the case may be. A Qualified Offer shall be reflected in a form of definitive agreement that the Affiliated Equity Holder is prepared to execute, and the conditions to consummation of such offer and the representations, warranties and covenants set forth in it shall be customary for transactions in which a similarly situated stockholder offers to purchase all of the Equity Securities not held by such stockholder and may not, in any event, be more onerous in any material respect than those set forth in the Third-Party Offer or the Intervening Offer, as the case may be.

    The Company may not adopt any takeover defenses, enter into any agreement or take any other action in connection with a Recommended Third-Party Offer that would materially impair an Affiliated Equity Holder's ability to make and consummate a Qualified Offer or materially increase such Affiliated

Equity Holder's cost of consummating a Qualified Offer. Notwithstanding the foregoing, the Company is permitted to enter into a definitive agreement with respect to a Recommended Third-Party Offer that provides for a termination fee not to exceed 3% of the consideration to be received per share of Common Stock multiplied by the number of shares of Company Common Stock outstanding on a fully diluted basis (less the number of shares beneficially owned by the offering party), plus customary fees and expenses. Nevertheless, the definitive agreement with respect to such Recommended Third-Party Offer must provide that such fees and expenses shall not be payable if Sprint makes a Qualified Offer within 72 hours of the first public announcement of such Recommended Third-Party Offer.

    If Sprint has the option to make a Qualified Offer and does so more than five days prior to the date of a stockholders' meeting held to consider a Third-Party Offer or an Intervening Offer, the Board of Directors shall, unless an Intervening Offer is then outstanding, support the Qualified Offer by approving and recommending it to the Company's stockholders and cause the Company to take all steps reasonable and necessary to facilitate consummation of the Qualified Offer. However, at such time as a Third-Party Offer made subsequent to a Qualified Offer shall constitute an Intervening Offer, the Company's obligations to support and facilitate a Qualified Offer shall terminate and the Company shall be free to consider and act upon such Intervening Offer. Sprint is nonetheless entitled, at any time prior to consummation of the Intervening Offer, to make another Qualified Offer, and in such event, the most recent Third-Party Offer shall cease to constitute an Intervening Offer.

    If a Recommended Third-Party Offer or an Intervening Offer is undertaken in the form of a tender offer, at the consummation of such tender offer, the offeror shall have an option to purchase from all Affiliated Equity Holders, at the tender offer price, in the aggregate, a Specified Number of Equity Securities, less the number of Equity Securities that have already been tendered to such offeror. In addition, if a Recommended Third-Party Offer or an Intervening Offer, as the case may be (or a related matter), must be approved by the stockholders of the Company in order for such offer to be effectuated, the Affiliated Equity Holders are obligated, subject to certain limited exceptions, to cast in favor of such offer (and such related matter) such number of votes as is equal to the Specified Number of Equity Securities. Affiliated Equity Holders are not entitled to exercise rights of appraisal with respect to any Business Combination effected in connection with a Recommended Third-Party Offer or Intervening Offer.

    The Governance Agreement defines "Business Combination" to mean a transaction, undertaken in any form whatsoever, involving (i) the purchase or acquisition of Equity Securities if the consummation of such transaction would result in the purchaser beneficially owning 35% or more of the Equity Securities outstanding, or (ii) a merger, consolidation, combination or other extraordinary transaction with respect to the Company in which, upon consummation thereof, the shareholders or owners of the other entity that is a party thereto, or the controlling persons thereof, would acquire beneficial ownership of 50% or more of the Equity Securities outstanding. The term Business Combination includes a "Significant Sale," which means the sale of assets of the Company or any subsidiary or the sale of capital stock of any subsidiary by the Company, in any such case, for which the consideration proposed to be paid in such transaction represents 35% or more of the market capitalization of the Company on the date that the Company agrees to such sale.

    SOLICITATION OF OFFERS

    From the closing date of the Merger until the earlier of the 27-month anniversary of such date or the termination of the Governance Agreement in accordance with its terms, the Company may not, directly or indirectly, (i) solicit or initiate, or encourage the submission of, any "Acquisition Proposal" (as defined below), or (ii) participate in any discussions or negotiations regarding, or take any action that may reasonably be expected to lead to any Acquisition Proposal. However, to the extent required by the fiduciary obligations of the Board of Directors, as determined in good faith by the Board based on the advice of outside counsel, the Company may (A) furnish information in response to any unsolicited requests therefor and discuss such information, (B) upon receipt by the Company of an Acquisition Proposal, following delivery to Sprint of notice thereof, participate in negotiations regarding such Acquisition Proposal and (C) enter into an agreement respecting such Acquisition Proposal or any related agreements or take any other action ancillary thereto.

    After the 27-month anniversary of the closing date of the Merger and until the earlier of the 39-month anniversary of such date or the termination of the Governance Agreement in accordance with its terms, the Company may not, directly or indirectly, take any of the actions identified in the prior paragraph except through an investment banking firm formally engaged by the Company for such purpose; provided, that 30 days prior to engaging an investment banking firm for that purpose, the Company shall notify Sprint of its intention to effect such engagement, and Sprint shall be permitted to prepare and make a Sprint Offer for so long as such investment banking firm remains engaged by the Company for that specific purpose. Subject to the terms and conditions of the Sprint Offer, and unless an Intervening Offer is then outstanding, Sprint is entitled to pursue any such Sprint Offer for so long as necessary to permit it to be consummated. The Company is obligated to furnish Sprint with copies of all information provided by the Company to such investment banking firm at the time such information is provided to such firm, subject to Sprint entering into a customary confidentiality agreement with respect to that information.

    The Board of Directors of the Company is obligated to (i) promptly notify Sprint in writing of (A) its receipt of an Acquisition Proposal, (B) any inquiries or discussions that may reasonably be expected to lead to an Acquisition Proposal, (C) the execution by the Company of a confidentiality agreement with respect to an Acquisition Proposal or (D) the furnishing of any confidential information in contemplation of an Acquisition Proposal, whether or not pursuant to a confidentiality agreement; (ii) describe the terms and conditions of any Acquisition Proposal in reasonable detail; (iii) provide to Sprint copies of any definitive agreements with respect to any Acquisition Proposal and any confidentiality agreements with respect thereto; and (iv) subject to Sprint's obligation to hold such information in strict confidence, make available to Sprint all information made available to the party making the Acquisition Proposal at the same time it is provided to such party.

    An "Acquisition Proposal" means any proposal for a tender or exchange offer, a merger, consolidation, share exchange or other business combination, in which the Company is a constituent party to such transaction, or a sale of securities (other than Transaction Securities), recapitalization, liquidation, dissolution or similar transaction involving the Company, or any proposal or offer to acquire in any manner, directly or indirectly, a material equity interest in, or a material amount of voting securities (with the acquisition of beneficial ownership of 20% or more of the voting Equity Securities being deemed to be material for this purpose) or assets of, the Company. In addition, a "Material Sale," defined as any proposal involving the sale of assets of the Company or any subsidiary or the sale of capital stock of any subsidiary, in any such case, for which the consideration proposed to be paid in such transaction represents 20% or more of the market capitalization on the date that the Company receives such proposal, is also deemed to constitute an Acquisition Proposal.

    Subject to certain exceptions, the Company is obligated under the Governance Agreement not to take any action or omit to take any action that would result in
(i) any Affiliated Equity Holder being deemed an "Acquiring Person" or similar designation under any stockholders' rights plan, (ii) any Affiliated Equity Holder being prejudiced under any applicable state takeover statute, including
Section 203 of the Delaware General Corporation Law, or (iii) otherwise causing any takeover defense to materially impair or obstruct, or prevent (either legally or financially) the exercise by any Affiliated Equity Holder of rights granted under Article IV of the Governance Agreement.

    STOCKHOLDERS' AGREEMENT; IRREVOCABLE PROXIES

    In order to provide for enforcement of certain aspects of the Governance Agreement, Sprint and the following principal stockholders of the Company have entered into a Stockholders' Agreement: Sky Dayton, Chairman of the Board of Directors of the Company--1,500,000 Shares; Quantum Industrial Partners LDC--1,456,480 Shares; Reed Slatkin, a Director of the Company (through Reed Slatkin & Associates)--1,042,473 Shares; Kevin M. O'Donnell, a Director of the Company--944,614 Shares; Sidney Azeez, a Director of the Company--236,884 Shares; and George Soros--214,545 Shares. Further, in order to provide for enforcement of the Stockholders' Agreement and certain other provisions of the Governance Agreement requiring the Affiliated Equity Holders to vote their voting Equity Securities in a certain manner, Sprint has provided an Irrevocable Proxy to the Company.

    TERMINATION; SURVIVAL

    The Governance Agreement terminates at the earliest to occur of the following: (i) the termination of the Investment Agreement in accordance with its terms; (ii) such time as Sprint's Percentage Interest is greater than 90% or less than the Lower Threshold; (iii) the expiration of the Right to Offer Period; (iv) the first date on which any person or "group" as defined in Rule 13d-5(b) of the Exchange Act is determined (A) to beneficially own or control more than 35% of the Equity Securities outstanding by virtue of the acquisition of such securities pursuant to a Third-Party Offer, provided the rights granted and process contemplated by Article IV of the Governance Agreement have been observed and effected in accordance with the terms thereof or (B) to beneficially own or control 50% or more of the voting Equity Securities outstanding; (v) upon the termination of the Company's Marketing and Distribution Agreement with Sprint in accordance with certain of its provisions; or (vi) upon the exercise of registration rights (demand or incidental) by any "Holder" of "Registrable Securities" under the Registration Rights Agreement entered into in connection with the Sprint Transaction.

    Notwithstanding the termination of the Governance Agreement, until the sixth anniversary of the closing date of the Merger, and thereafter for as long as Sprint's Percentage Interest is greater than the Lower Threshold, Sprint shall still be subject to the Standstill Provisions described above, and shall still have certain governance and anti-dilution rights under the Governance Agreement. In such event, the Standstill Provisions and such other provisions (as well as any definitional provisions with respect to the foregoing) shall remain in full force and effect until such time as Sprint's Percentage Interest is lower than the Lower Threshold; provided, however, that during any period in which the Standstill Provisions survive, Sprint and its affiliates may directly approach the Board of the Company in order to make an offer to effect a Business Combination.

LIMITATION OF DIRECTORS' AND OFFICERS' LIABILITY; INDEMNIFICATION

    The Company has included in its Certificate of Incorporation provisions that limit the personal liability of its officers and directors for monetary damages for breach of their fiduciary duty of directors, except for liability that cannot be eliminated under the Delaware General Corporation Law. The Certificate of Incorporation provides that, to the fullest extent provided by the Delaware General Corporation Law, directors of the Company will not be personally liable for monetary damages for breach of their fiduciary duty as directors. The Delaware General Corporation Law does not permit a provision in a corporation's certificate of incorporation that would eliminate such liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for any unlawful payment of a dividend or unlawful stock repurchase or redemption, as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

    While these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions described above apply to an officer of a corporation only if he or she is a director of such corporation and is acting in his or her capacity as director, and do not apply to the officers of the corporation who are not directors.

    The Company's Bylaws provide that, to the fullest extent permitted by the Delaware General Corporation Law, the Company may indemnify its directors, officers and employees. The Bylaws further provide that the Company may similarly indemnify its other employees and agents. In addition, the Company anticipates that each director will enter into an indemnification agreement with the Company pursuant to which the Company will indemnify such director to the fullest extent permitted by the Delaware General Corporation Law. At present, there is no pending litigation or proceeding involving a director or officer of the Company in which indemnification is required or permitted, and the Company is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

REGISTRATION RIGHTS

    The holders of substantially all of the shares of Common Stock outstanding prior to the closing of the Company's initial public offering, (including shares held by the Company's founder and Chairman of the Board and its President and Chief Executive Officer), as well as certain holders of warrants and convertible debt, are parties to registration rights agreements with the Company. Sprint also has registration rights with respect to the Common Stock issuable upon conversion of the Series A Preferred held by it. These agreements, which relate
to approximately       shares of Common Stock (assuming the exercise or
conversion of all warrants, convertible debt and Preferred Stock), provide incidental or "piggyback" registration rights that allow such holders, under certain circumstances, to include their shares of Common Stock in registration statements initiated by the Company or other stockholders. These agreements also permit demand registrations on Form S-3 registration statements provided that the Company is eligible to register its capital stock on such form. All such registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares to be included in a registration. See "Shares Eligible for Future Sale."

TRANSFER AGENT AND REGISTRAR

    The Company's transfer agent and registrar is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Sales of a substantial number of shares of Common Stock in the public market following this Offering could adversely affect market prices prevailing from time to time. Furthermore, sales of substantial amounts of Common Stock in the public market after various resale restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

    Upon the completion of this Offering, 13,559,784 shares of Common Stock will be outstanding (based on shares outstanding on May 1, 1998, and assuming no exercise of options or warrants). Of these shares, the 3,000,000 shares of Common Stock sold in this Offering, the 2,284,750 shares sold in the Company's initial public offering in January 1997, the 259,639 shares issued upon exercise of vested stock options under the Company's 1995 Stock Option Plan and registered on a Form S-8 and 10,000 shares issued pursuant to a consulting agreement and registered on a Form S-8 will be freely tradable without restriction under the Securities Act, except that shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act, may generally be sold only in compliance with the limitations of Rule 144. The remaining 8,005,395 shares were issued and sold by the Company in private transactions exempt from the registration requirements of the Securities Act and may be publicly sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as those provided under Rules 144 and 701 under the Securities Act. Of such shares, shares are immediately available for sale (subject, in certain cases, to
the volume limitations of Rule 144) and         additional shares will become
eligible for sale during 1998. However, in connection with this Offering, the
holders of         shares of Common Stock and warrants and , options exercisable
or convertible into an aggregate of         shares of Common Stock (including
all of the Company's directors and officers, Sprint and all Selling Stockholders) have entered into lock-up agreements under which they have agreed not to offer, sell or otherwise dispose of any such shares of Common Stock, any such options or warrants to acquire shares of Common Stock or any such securities convertible into shares of Common Stock (or any shares of Common Stock issuable upon exercise or conversion of such securities) owned by them for a period of 90 days after the date of this Prospectus. Deutsche Morgan Grenfell Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to such lock-up agreements. Deutsche Morgan Grenfell Inc. currently has no plans to release any portion of the securities subject to such lock-up agreements. The Company has agreed that it will not, directly or indirectly, without the prior written consent of Deutsche Morgan Grenfell Inc. contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option right or warrant to purchase, or otherwise transfer or dispose of any shares of Common Stock, or any securities convertible into or exchangeable for Common Stock, for a period of 90 days from the date of this Prospectus, except that the Company may grant additional options under its 1995 Plan or Directors Plan or issue shares of Common Stock under outstanding options, warrants and convertible securities.

    The holders of substantially all of the shares of Common Stock issued prior to the Company's initial public offering, including shares held by the Company's founder and Chairman, its President and Chief Executive Officer, Sprint and certain holders of warrants, are parties to registration rights agreements with the Company that provide incidental or "piggyback" registration rights that allow such holders, under certain circumstances, to include shares of Common Stock in registration statements initiated by the Company or other stockholders. Such registration rights agreements also permit demand registrations on Form S-3 registration statements, provided the Company is eligible to register securities on such form. The number of shares sold in the public market could increase if such rights are exercised. See "Description of Capital Stock--Registration Rights."

    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned "restricted shares" (as defined in Rule 144) for at least one year (including the holding period of any prior owner, except an affiliate) is entitled to sell, within any three month period, a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding or (ii) the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. In general, under Rule 701 of the Securities Act as currently in effect, any employee, consultant or advisor of the Company who purchases shares from the Company in connection with a compensatory stock or option plan or other written agreement is eligible to resell such shares 90 days after the effective date of the Company's initial public offering (which was completed in January 1997) in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

                                  UNDERWRITING

    The underwriters named below (the "Underwriters") have severally agreed, subject to the terms and conditions contained in the Underwriting Agreement (the form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part), to purchase from the Company and the Selling Stockholders the respective number of shares of Common Stock indicated opposite their respective names below. The Underwriters are committed to purchase all of the shares, if they purchase any.

                                                                                    NUMBER OF
UNDERWRITER                                                                          SHARES
---------------------------------------------------------------------------------  -----------
Deutsche Morgan Grenfell Inc. ...................................................
Invemed Associates, Inc..........................................................
The Robinson-Humphrey Company, LLC...............................................
                                                                                   -----------
                                                                                     3,000,000

    The Underwriting Agreement provides that the obligations of the Underwriters thereunder are subject to approval of certain legal matters by counsel and to various other conditions.

    Pursuant to the Underwriting Agreement, the Company has granted the Underwriters an option, expiring at the close of business on the 30th day after the date of this Prospectus, to purchase up to 450,000 additional shares of Common Stock at the Offering price, less the underwriting discounts and commissions as set forth on the cover page of this Prospectus. Such option may be exercised only to cover over-allotments in the sale of the shares of Common Stock. To the extent such option is exercised, each Underwriter will be committed, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as the number set forth opposite such Underwriters name in the preceding table bears to the total number of shares offered hereby. The Company will be obligated, pursuant to the option, to sell such shares to the Underwriters.

    The Company has been advised by the Underwriters that they propose to offer the Common Stock to the public initially on the terms set forth on the cover page of this Prospectus. The Underwriters may allow certain dealers (who may
include the Underwriters) a concession not in excess of $        per share under
the Offering price. The Underwriters and such dealers may reallow a concession not in excess of $ per share on sales to other dealers, and other selling terms may be changed by the Underwriters. After the Offering, the public offering price and concessions to dealers may be changed by the Underwriters. The Common Stock is offered subject to receipt and acceptance by the Underwriters and to certain conditions, including the right to reject orders in whole or in part. The Underwriters do not intend to sell any of the Common Stock offered hereby to accounts for which they exercise discretionary authority.

    In connection with this Offering, the Company, the executive officers and directors of the Company, Sprint and the Selling Stockholders have entered into "lock-up" agreements under which they have agreed, subject to limited exceptions, not to offer, issue, sell or otherwise dispose of any such shares of Common Stock, any such options or warrants to acquire shares of Common Stock or any such securities convertible into shares of Common Stock (or any shares of Common Stock issuable upon exercise or conversion of such securities) owned by them for a period of 90 days after the date of this Prospectus, without the prior written consent of Deutsche Morgan Grenfell Inc. See "Shares Eligible for Future Sale." The Company has agreed in the Underwriting Agreement that it will not, directly or indirectly, without the prior written consent of Deutsche Morgan Grenfell Inc., contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any shares of Common Stock, or any securities convertible into or exchangeable for Common Stock, for a period of 90 days after the date of this

Prospectus, except with respect to the issuance of shares of Common Stock issued pursuant to any employee benefit plans, qualified stock option plans of other employee compensation plans which are discussed herein.

    Pursuant to the Underwriting Agreement, the Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments which the Underwriters may be required to make with respect thereto.

    At the request of the Company, the Underwriters are reserving up to 139,000 shares (264,100 shares if the over-allotment option is exercised in full) for sale to Sprint in order to permit Sprint to fully exercise its subscription rights pursuant to the Governance Agreement. The number of shares available for sale to the general public in the Offering will be reduced to the extent Sprint elects to purchase such reserved shares. Shares purchased by Sprint will be at the Offering price as set forth on the cover page of this Prospectus. Sprint has notified the Company that it intends to fully exercise its subscription rights. However, any reserved shares not purchased by Sprint will be offered by the Underwriters to the general public in the Offering. See "Description of Capital Stock--Governance Agreement--Equity Purchases From the Company; Subscription Rights."

    As of December 31, 1997, Invemed Associates, Inc. ("Invemed"), one of the Underwriters, and certain officers and employees of Invemed, held 56,815 shares of Common Stock. In addition, two minority shareholders and directors of Invemed's corporate parent own an aggregate of 6,817 shares of Common Stock. Such Common Stock was purchased in September 1996 for $5.50 per share. Invemed has agreed, for a period of 90 days following the date of this Prospectus, that it will not sell, transfer, assign, pledge or hypothecate such shares other than to another Underwriter or an officer of another Underwriter.

    Certain persons participating in this Offering may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the Common Stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, imposing penalty bids or otherwise. A stabilizing bid means the placing of any bid or effecting of any purchase for the purpose of pegging, fixing or maintaining the price of the Common Stock. A penalty bid means an arrangement that permits the Underwriters to reclaim a selling concession from an Underwriter when shares of Common Stock sold by the Underwriter are purchased in stabilization transactions. Such transactions may be effected on the Nasdaq National Market, in the over-the-counter market, or otherwise. Such stabilizing, if commenced, may be discontinued at any time.

    The Underwriters and dealers may engage in passive market making transactions in the Common Stock in accordance with Rule 103 of Regulation M promulgated by the SEC. In general, a passive market maker may not bid for, or purchase, the Common Stock at a price that exceeds the highest independent bid. In addition, the net daily purchases made by any passive market maker generally may not exceed 30% of its average daily trading volume in the Common Stock during a specified two month prior period, or 200 shares, whichever is greater. A passive market maker must identify passive market making bids as such on the Nasdaq electronic interdealer reporting system. Passive market making may stabilize or maintain the market price of the Common Stock above independent market levels. Underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

                                 LEGAL MATTERS

    The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Hunton & Williams, Atlanta, Georgia. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

    The financial statements as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The statement of revenues and direct expenses of Consumer Internet Access Services of Sprint for the year ended December 31, 1997, appearing in this Prospectus and in the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company is subject to the report requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and Seven World Trade Center, 13th Floor, New York, NY 10048. Copies of such material can be obtained from the Public Reference Section of the SEC upon payment of certain fees prescribed by the SEC. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of that site is http://www.sec.gov. The Common Stock is quoted on the Nasdaq National Market and reports, proxy statements and other information concerning the Company also may be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

    The Company has filed a Registration Statement on Form S-1 with the SEC under the Securities Act in respect of the Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, omits certain information contained in the Registration Statement as permitted by the rules and regulations of the SEC. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto. Statements herein concerning the contents of any contract or other document filed with the SEC as an exhibit to the Registration Statement are not necessarily complete and are qualified in all respects by such reference. Copies of the Registration Statement, including all exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC, or obtained at prescribed rates from the Public Reference Section of the SEC at the address set forth above.

                         INDEX TO FINANCIAL STATEMENTS

EARTHLINK NETWORK, INC.                                                                  PAGE
                                                                                       ---------
Report of Independent Accountants....................................................        F-2

Balance Sheet as of December 31, 1996 and 1997 and March 31, 1998 (unaudited)........        F-3

Statement of Operations for the years ended December 31, 1995, 1996, 1997 and the
  three months ended March 31, 1997 and 1998 (unaudited).............................        F-4

Statement of Stockholders' Equity (Deficit) for the years ended December 31, 1995,
  1996 and 1997 and the three months ended March 31, 1998 (unaudited)................        F-5

Statement of Cash Flows for the years ended December 31, 1995, 1996 and 1997 and the
  three months ended March 31, 1997 and 1998 (unaudited).............................        F-6

Notes to Financial Statements........................................................        F-7

CONSUMER INTERNET ACCESS SERVICES OF SPRINT CORPORATION

Report of Independent Auditors.......................................................       F-20

Statements of Revenues and Direct Expenses...........................................       F-21

Note to Statements of Revenues and Direct Expenses...................................       F-22

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders

of EarthLink Network, Inc.

    THE MERGER DESCRIBED IN NOTE 13 TO THE FINANCIAL STATEMENTS HAS NOT BEEN CONSUMMATED. WHEN IT HAS BEEN CONSUMMATED, WE WILL BE IN A POSITION TO FURNISH THE FOLLOWING REPORT:

           In our opinion, the accompanying balance sheet and the related statements of operations, of changes in stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of EarthLink Network, Inc. at December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

       PRICE WATERHOUSE LLP

       Costa Mesa, California

       June   , 1998

                            EARTHLINK NETWORK, INC.

                                 BALANCE SHEET

                                                                                   DECEMBER 31,
                                                                               --------------------
                                                                                 1996       1997
                                                                               ---------  ---------
                                                                                                      MARCH 31,
                                                                                                        1998
                                                                                                     -----------
                                                                                                     (UNAUDITED)
                                                                                        (IN THOUSANDS)
                                                     ASSETS
Current assets:
  Cash and cash equivalents..................................................  $   3,993  $  16,450   $  16,715
  Restricted short-term investment...........................................      1,087      1,250       1,250
  Accounts receivable, net of allowance of $781,000, $165,000 and $165,000 at
    December 31, 1996 and 1997 and March 31, 1998, respectively..............      1,725      2,520       2,923
  Prepaid expenses...........................................................        885      1,109       1,904
  Deferred transaction costs.................................................     --         --           1,270
  Other assets (Note 5)......................................................      1,383        753         427
                                                                               ---------  ---------  -----------
    Total current assets.....................................................      9,073     22,082      24,489
Other long-term assets (Note 5)..............................................        329        449         563
Property and equipment, net (Notes 1 and 4)..................................     17,401     23,398      26,465
Intangibles, net (Notes 3, 6 and 9)..........................................        316        958         575
                                                                               ---------  ---------  -----------
                                                                               $  27,119  $  46,887   $  52,092
                                                                               ---------  ---------  -----------
                                                                               ---------  ---------  -----------

                           LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED
                                    STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Trade accounts payable.....................................................  $  11,207  $   6,472   $  10,128
  Accrued payroll and related expenses.......................................      1,469      2,316       2,698
  Other accounts payable and accrued liabilities.............................      2,061      3,717       6,873
  Current portion of capital lease obligations (Note 11).....................      3,582      7,112       7,692
  Notes payable (Note 7).....................................................      7,950      9,387       5,585
  Deferred revenue...........................................................      2,010      3,590       4,385
                                                                               ---------  ---------  -----------
    Total current liabilities................................................     28,279     32,594      37,361
Long-term debt (Note 11).....................................................      6,088      8,218       8,257
                                                                               ---------  ---------  -----------
    Total liabilities........................................................     34,367     40,812      45,618

Commitments and contingencies (Note 11)
Mandatorily redeemable convertible preferred stock (Note 8)..................     14,013     --          --
Stockholders' equity (deficit):
  Preferred stock, $0.01 par value, 10,000,000 shares authorized, 2,727,273, nil and nil shares outstanding as redeemable preferred stock at December
    31, 1996 and 1997 and March 31, 1998, respectively (Note 8)..............     --         --          --
  Common stock, $0.01 par value, 50,000,000 shares authorized, 6,022,724,
    11,250,372 and 11,997,884 shares issued and outstanding at December 31,
    1996 and 1997 and March 31, 1998, respectively (Note 8)..................         60        112         120
  Additional paid-in capital.................................................     14,236     70,942      77,677
  Warrants to purchase common stock (Note 9).................................        599      1,093       1,153
  Accumulated deficit........................................................    (36,156)   (66,072)    (72,476)
                                                                               ---------  ---------  -----------
    Total stockholders' equity (deficit).....................................    (21,261)     6,075       6,474
                                                                               ---------  ---------  -----------
                                                                               $  27,119  $  46,887   $  52,092
                                                                               ---------  ---------  -----------
                                                                               ---------  ---------  -----------

   The accompanying notes are an integral part of these financial statements

                             EARTHLINK NETWORK, INC

                            STATEMENT OF OPERATIONS

                                                                               THREE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,           MARCH 31,
                                             -------------------------------  --------------------
                                               1995       1996       1997       1997       1998
                                             ---------  ---------  ---------  ---------  ---------
                                                                                  (UNAUDITED)

                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
  Recurring revenues.......................  $   2,422  $  26,879  $  72,943  $  14,086  $  27,270
  Other revenues...........................        606      5,624      6,231      1,632      1,578
  Incremental revenues.....................     --         --         --         --            392
                                             ---------  ---------  ---------  ---------  ---------
    Total revenues.........................      3,028     32,503     79,174     15,718     29,240
                                             ---------  ---------  ---------  ---------  ---------
Operating costs and expenses:
  Cost of recurring revenues...............      1,055     18,462     37,974      7,955     14,506
  Cost of other revenues...................        349      2,699      3,401        915        705
  Sales and marketing......................      3,711     15,258     21,020      4,961      5,916
  General and administrative...............      2,062     10,534     14,333      3,502      4,513
  Operations and member support............      1,869     15,808     30,900      6,422      9,540
                                             ---------  ---------  ---------  ---------  ---------
    Total operating costs and expenses.....      9,046     62,761    107,628     23,755     35,180
                                             ---------  ---------  ---------  ---------  ---------
  Loss from operations.....................     (6,018)   (30,258)   (28,454)    (8,037)    (5,940)
  Interest expense.........................       (136)    (1,041)    (2,099)      (507)      (687)
  Interest income..........................         34        150        637        165        223
                                             ---------  ---------  ---------  ---------  ---------
      Net loss.............................  $  (6,120) $ (31,149) $ (29,916) $  (8,379) $  (6,404)
                                             ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------

Basic and diluted net loss per share (Note
  1).......................................  $   (1.59) $   (5.13) $   (2.99) $   (0.92) $   (0.56)
                                             ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------
Weighted average shares outstanding
  (Note 1).................................      3,837      6,069     10,001      9,094     11,373
                                             ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------

   The accompanying notes are an integral part of these financial statements

                            EARTHLINK NETWORK, INC.

                  STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)

                                                                                                         TOTAL
                                            COMMON STOCK       ADDITIONAL                             SHAREHOLDERS'
                                       ----------------------    PAID-IN     WARRANTS    ACCUMULATED     EQUITY
                                        SHARES      AMOUNT       CAPITAL      ISSUED       DEFICIT     (DEFICIT)
                                       ---------  -----------  -----------  -----------  -----------  ------------
                                                                     (IN THOUSANDS)
Balance at December 31, 1994.........      2,941   $      29    $     147    $      69    $    (148)   $       97
Issuance of common stock.............      2,116          22        6,236       --           --             6,258
Reclassification of S Corporation
  accumulated deficit................     --          --           (1,261)      --            1,261        --
Warrants issued for lease guarantee
  (Note 9)...........................     --          --           --               50       --                50
Warrants issued for non-competition
  agreement (Note 9).................     --          --           --                5       --                 5
    Net loss.........................     --          --           --           --           (6,120)       (6,120)
                                       ---------       -----   -----------  -----------  -----------  ------------
Balance at December 31, 1995.........      5,057          51        5,122          124       (5,007)          290
Issuance of common stock.............        923           9        8,651       --           --             8,660
Issuance of common stock for
  services...........................         43      --              463       --           --               463
Warrants issued in connection with
  equipment leases and other
  financings (Note 9)................     --          --           --              475       --               475
    Net loss.........................     --          --           --           --          (31,149)      (31,149)
                                       ---------       -----   -----------  -----------  -----------  ------------
Balance at December 31, 1996.........      6,023          60       14,236          599      (36,156)      (21,261)
Initial public offering, net of
  expenses...........................      2,000          20       22,766       --           --            22,786
Conversion of redeemable preferred
  stock into common stock............      1,364          13       14,000       --           --            14,013
Conversion of debt to common stock...         56      --              725       --           --               725
Underwriters over-allotment..........        285           3        3,437       --           --             3,440
Issuance of common stock in
  connection with private
  placement..........................      1,460          15       15,394       --           --            15,409
Issuance of common stock pursuant to
  exercise of stock options..........         62           1          384       --           --               385
Warrants issued in exchange for
  services (Note 9)..................     --          --           --              494       --               494
    Net loss.........................     --          --           --           --          (29,916)      (29,916)
                                       ---------       -----   -----------  -----------  -----------  ------------
Balance at December 31, 1997.........     11,250         112       70,942        1,093      (66,072)        6,075
Unaudited:
  Conversion of debt to common
    stock............................        392           4        4,996       --           --             5,000
  Issuance of common stock for
    services.........................         10      --              130       --           --               130
  Issuance of common stock pursuant
    to exercise of stock options.....        345           4        1,609       --           --             1,613
  Warrants issued in exchange for
    services (Note 9)................     --          --           --               60       --                60
      Net loss.......................     --          --           --           --           (6,404)       (6,404)
                                       ---------       -----   -----------  -----------  -----------  ------------
Balance at March 31, 1998
  (unaudited)........................     11,997   $     120    $  77,677    $   1,153    $ (72,476)   $    6,474
                                       ---------       -----   -----------  -----------  -----------  ------------
                                       ---------       -----   -----------  -----------  -----------  ------------

   The accompanying notes are an integral part of these financial statements

                            EARTHLINK NETWORK, INC.

                            STATEMENT OF CASH FLOWS

                                                                                            THREE MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,           MARCH 31,
                                                          -------------------------------  --------------------
                                                            1995       1996       1997       1997       1998
                                                          ---------  ---------  ---------  ---------  ---------
                                                                                               (UNAUDITED)

                                                                             (IN THOUSANDS)
Cash flows from operating activities:
  Net loss..............................................  $  (6,120) $ (31,149) $ (29,916) $  (8,379) $  (6,404)
  Adjustments to reconcile net loss to net cash provided
    by (used in) operating activities:
    Depreciation and amortization.......................        305      4,153      9,377      1,880      2,989
    Provision for doubtful accounts receivable..........     --            781       (615)      (615)    --
    Issuance of common stock in exchange for
      professional services.............................     --             50     --         --         --
    Issuance of common stock in exchange for termination
      of consulting agreement...........................     --            413     --         --         --
    Issuance of warrants in exchange for professional
      services..........................................     --         --            494     --             60
    Increase in accounts receivable.....................       (191)    (2,288)      (180)       408       (403)
    (Increase) decrease in prepaid expenses and other
      assets............................................       (141)    (2,353)       202        360       (583)
    Increase (decrease) in accounts payable and accrued
      liabilities.......................................      2,292     12,373     (2,232)    (6,139)     7,194
    Increase in deferred revenue........................        212      1,798      1,580        384        795
                                                          ---------  ---------  ---------  ---------  ---------
      Net cash (used in) provided by operating
        activities......................................     (3,643)   (16,222)   (21,290)   (12,101)     3,648
                                                          ---------  ---------  ---------  ---------  ---------
Cash flows from investing activities:
  Purchases of property and equipment...................     (2,766)   (18,774)   (14,528)    (4,786)    (5,664)
  Purchase of restricted short-term investment..........     (1,500)    (1,087)      (200)    --         --
  Liquidation of restricted short-term investment.......     --          1,500         37     --         --
  Purchase of member base...............................     --         --         (1,404)    --         --
  Purchase of intangible assets.........................     --         --         --         --             (9)
  Deferred transaction costs............................     --         --         --         --         (1,270)
                                                          ---------  ---------  ---------  ---------  ---------
      Net cash used in investing activities.............     (4,266)   (18,361)   (16,095)    (4,786)    (6,943)
                                                          ---------  ---------  ---------  ---------  ---------
Cash flows from financing activities:
  Proceeds from (payment of) line of credit.............      1,494     (1,494)     4,387     --         --
  (Payment of) proceeds from notes payable..............        (67)     7,950     (2,225)    (2,225)     1,198
  Proceeds from capital lease obligations...............        556     11,348     10,544      2,783      2,513
  Principal payments under capital lease obligations....        (42)    (2,191)    (4,884)      (886)    (1,894)
  Proceeds from issuance of mandatorily redeemable
    convertible preferred stock.........................     --         14,013     --         --         --
  Proceeds from initial public offering.................     --         --         26,226     26,371     --
  Proceeds from stock options and warrants exercised....     --         --            385     --          1,743
  Proceeds from private placements of common stock......      6,258      8,660     15,409     --         --
                                                          ---------  ---------  ---------  ---------  ---------
      Net cash provided by financing activities.........      8,199     38,286     49,842     26,043      3,560
                                                          ---------  ---------  ---------  ---------  ---------
Net increase in cash and cash equivalents...............        290      3,703     12,457      9,156        265
Cash and cash equivalents, beginning of year............     --            290      3,993      3,993     16,450
                                                          ---------  ---------  ---------  ---------  ---------
Cash and cash equivalents, end of period................  $     290  $   3,993  $  16,450  $  13,149  $  16,715
                                                          ---------  ---------  ---------  ---------  ---------
                                                          ---------  ---------  ---------  ---------  ---------

   The accompanying notes are an integral part of these financial statements

                            EARTHLINK NETWORK, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

    EarthLink Network, Inc. ("EarthLink" or the "Company") was organized on May 26, 1994 as a California corporation and reincorporated in 1996 as a Delaware corporation. The Company is an Internet service provider that was formed to help members derive meaningful benefits from the extensive resources of the Internet.

    The Company has experienced operating losses since inception as a result of efforts to build its network infrastructure and internal staffing, develop its systems, and expand into new markets. The Company expects that it will continue to incur net losses as it continues to expend substantial resources on sales and marketing as it attempts to rapidly increase its market share. There can be no assurance that the Company will achieve or sustain profitability or positive cash flow from its operations.

REVENUES

    Recurring revenues consists of monthly fees charged to members for Internet access and other ongoing services from monthly Internet service and are recognized over the period services are provided. Other revenues generally represent one-time non-refundable set up fees. Such revenues are recorded as earned.

CASH AND CASH EQUIVALENTS

    All highly liquid investments with an original maturity of three months or less at the date of acquisition are classified as cash equivalents.

ACCOUNTS RECEIVABLE AND DEFERRED REVENUES

    Commencing in 1995, the Company began to bill for Internet service generally one month in advance. Accordingly, these non-cancelable advanced billings are included in both accounts receivable and deferred revenue.

CONCENTRATIONS OF CREDIT RISK

    Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash investments and trade receivables. The Company's cash investment policies limit investments to short-term, investment grade instruments. Concentrations of credit risk with respect to trade receivables are limited due to the large number of members comprising the Company's member base.

PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost and depreciated using the straight-line method over the estimated useful life of the assets, which is generally three years for computers and computer related equipment and five years for other non-computer furniture and equipment. Leasehold improvements are amortized using the straight-line method over the shorter of their estimated lives or the term of the lease, ranging from one to ten years.

                            EARTHLINK NETWORK, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
EQUIPMENT UNDER CAPITAL LEASE

    The Company leases certain of its data communications and other equipment under capital lease agreements. The assets and liabilities under capital lease are recorded at the lesser of the present value of aggregate future minimum lease payments, including estimated bargain purchase options, or the fair value of the assets under lease. Assets under capital lease are amortized over the lesser of their estimated useful lives of three to five years or the term of the lease.

INTANGIBLES

    Intangible assets consist primarily of deferred financing and professional service costs, prepaid lease guarantee costs, goodwill, rights to client lists and a covenant not to compete. The costs assigned to intangible assets are being amortized on a straight-line basis over the estimated useful lives of the assets, which range from one to three years. The Company regularly reviews the recoverability of intangible assets based on estimated undiscounted future cash flows from operating activities compared with the carrying values of the intangibles.

ADVERTISING AND CUSTOMER ACQUISITION COSTS

    Advertising and customer acquisition costs are included in sales and marketing. Such costs are expensed as incurred. Advertising expenses were $937,000, $3.2 million and $5.1 million, respectively, for the three years ended December 31, 1997.

INCOME TAXES

    Income taxes are accounted for under the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting basis and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

NET LOSS PER SHARE

    The Company adopted Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share" ("EPS") and Staff Accounting Bulletin (SAB) No. 98. SAB No. 98 states that companies, such as EarthLink, that completed an initial public offering ("IPO") within the past 5 years and incorporated the SAB No. 83 concept of "cheap stock" in determining pre-IPO EPS data must restate all EPS data to conform to SFAS No. 128. Accordingly, all EPS data have been restated to conform to SFAS No. 128. SFAS No. 128 requires a dual presentation of basic and diluted EPS. Basic EPS represents the weighted average number of shares divided into net income during a reported period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. However, the Company has not included potential common stock in the calculation of EPS since inception as such inclusion would have an anti-dilutive effect.

USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements

                            EARTHLINK NETWORK, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

COMMON STOCK BASED COMPENSATION

    The Company continues to account for its employee stock based compensation in accordance with the provisions of APB 25 and provides pro forma disclosures in the notes to the financial statements (Note 9), as if the measurement provisions of SFAS No. 123 had been adopted.

RECLASSIFICATION

    Certain amounts in the prior year financial statements have been reclassified to conform to current year presentation.

UNAUDITED INTERIM INFORMATION

    The information presented as of March 31, 1998, and for the three month periods ended March 31, 1997 and 1998, has not been audited. In the opinion of management, the unaudited interim financial statements included all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Company's financial position as of March 31, 1998, and the results of its operations and its cash flows for the three months ended March 31, 1997 and 1998, and the stockholders' deficit for the three months ended March 31, 1998.

2. PURCHASE OF CERTAIN ASSETS FROM BECKEMEYER DEVELOPMENT TECHNOLOGIES

    In order to recruit the principal shareholder of Beckemeyer Development Technologies ("BDT") to serve as the Company's Vice President of Engineering, on November 7, 1995, the Company agreed to purchase all fixtures, equipment, and the client list of BDT for cash of $64,000. In addition to the above, the principal shareholder was issued warrants to purchase 10,330 shares of the Company's Common Stock at $4.84 per share as consideration for an agreement not to compete for a two-year period. The value assigned to the warrants was $5,000 based upon an appraisal obtained by the Company. The warrants expire October 10, 2005. This purchase price was allocated to the assets acquired with the remainder reflected as an intangible asset. At the time of purchase, BDT was not material to the results of operations, financial position or customer base of EarthLink.

3. PURCHASE OF CERTAIN ASSETS FROM INTERNET IN A MALL

    In April 1997, the Company purchased the subscribers and related assets, including accounts receivable related to the consumer dial-up Internet access service of Internet in a Mall, a Tarzana, California based Internet access provider. Under the terms of the agreement, as amended, the Company purchased rights to approximately 28,000 subscriber accounts as of April 1997.

                            EARTHLINK NETWORK, INC.

4. PROPERTY AND EQUIPMENT

    Property and equipment consist of:

                                                                            DECEMBER 31,
                                                                        ---------------------
                                                                          1996        1997
                                                                        ---------  ----------
                                                                           (IN THOUSANDS)
Data communications equipment.........................................  $  11,464  $   17,056
Office and other equipment............................................      6,686      12,196
Leasehold improvements................................................        646       5,013
Construction in progress..............................................      2,841       1,901
                                                                        ---------  ----------
                                                                           21,637      36,166
Less accumulated depreciation and amortization........................     (4,236)    (12,768)
                                                                        ---------  ----------
                                                                        $  17,401  $   23,398
                                                                        ---------  ----------
                                                                        ---------  ----------

    Property under capital lease, primarily data communications equipment included above, aggregated $11,904,000, and $22,448,000 at December 31, 1996 and 1997, respectively. Included in accumulated depreciation and amortization are amounts related to property under capital lease of $2,896,000 and $8,528,000 at December 31, 1996 and 1997, respectively. Depreciation expense charged to operations was $305,000, $3,924,000 and $8,531,000 in 1995, 1996, and 1997,
respectively, and included $56,000, $2,840,000 and $5,632,000, respectively, pertaining to property under capital lease.

5. OTHER ASSETS

    Other assets consist of:

                                                                               DECEMBER 31,
                                                                           --------------------
                                                                             1996       1997
                                                                           ---------  ---------
                                                                              (IN THOUSANDS)
Deposits.................................................................  $     409  $     789
Deferred offering costs..................................................        804     --
Inventory................................................................        499        413
                                                                           ---------  ---------
                                                                           $   1,712  $   1,202
                                                                           ---------  ---------
                                                                           ---------  ---------

6. INTANGIBLE ASSETS

    Intangible assets consist of:

                                                                                DECEMBER 31,
                                                                            --------------------
                                                                              1996       1997
                                                                            ---------  ---------
                                                                               (IN THOUSANDS)
Deferred financing costs..................................................  $     347  $     430
Rights to client lists....................................................         10      1,414
Other.....................................................................        188        188
                                                                            ---------  ---------
                                                                                  545      2,032
Less accumulated amortization.............................................       (229)    (1,074)
                                                                            ---------  ---------
                                                                            $     316  $     958
                                                                            ---------  ---------
                                                                            ---------  ---------

                            EARTHLINK NETWORK, INC.

7. NOTES PAYABLE

    In June 1996, the Company issued to 17 investors, 10% Promissory Notes aggregating $2,950,000. Certain of the investors were directors and stockholders of the Company. As described in Note 9, the Company issued warrants valued at $116,000 to the note holders. The fair value of the warrants was recorded as deferred financing costs and amortized as interest expense over the life of the notes. Upon consummation of the Company's initial public offering on January 22, 1997, the holders of $725,000 of the 10% Promissory Notes converted their indebtedness into 55,767 shares of Common Stock. In January 1997, the Company repaid the $2,225,000 balance remaining on the 10% Promissory Notes.

    The Company has a convertible note payable to UUNET Technologies, Inc. ("UUNET"). The $5 million Convertible Note was extended one year, and, as such, the entire amount is due October 31, 1998, if not converted. The Convertible Note will become due and payable immediately if the monthly amounts payable under Company's Network Service Agreement with UUNET (the "UUNET Agreement") are less than $1.5 million during any consecutive three months. The Convertible Note bears interest at 10.25% and is convertible into a maximum of 391,515 shares of Common Stock at a conversion price of $12.88 per share.

8. CAPITAL STOCK AND MANDATORILY REDEEMABLE EQUITY SECURITIES

COMMON STOCK

    The Company issued 367,155 shares of Common Stock at $0.82 per share, 827,085 shares of Common Stock at $1.81 per share and 921,745 at $4.84 per share on March 10, 1995, June 19, 1995 and October 31, 1995, respectively. As a result of these placements, the Company raised, in the aggregate $6,258,000 during 1995. The Company issued 45,485 shares of Common Stock at $4.84 per share and 25,000 shares of Common Stock at $4.84 per share on January 18, 1996 and March 20, 1996, respectively. On May 6, 1996, the Company issued 852,460 shares of Common Stock at $9.76 per share in a private placement. As a result of these placements, EarthLink raised, in the aggregate, $8,660,000 during 1996. On September 19, 1997, the Company closed a private placement of 1,459,759 shares of its unregistered restricted Common Stock. Net proceeds from the offering were approximately $15.4 million.

MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

    On September 10, 1996, the Company issued 2,727,273 shares of its Series A Redeemable Convertible Preferred Stock to investors including among others, certain directors, stockholders and the Underwriter associated with the Company's initial public offering and certain of its associates for $15,000,000. Stock issuance costs of $987,000 have been charged to redeemable convertible preferred stock. Each two shares of the Series A Redeemable Convertible Preferred Stock was automatically converted into one share of Common Stock upon consummation of the initial public offering of the Company's Common Stock on January 22, 1997.

INITIAL PUBLIC OFFERING

    On January 22, 1997 the Company commenced its initial public offering. The offering consisted of 2,000,000 shares of Common Stock issued at $13 per share. Net proceeds to the Company were approximately $22.8 million. Upon consummation of the offering 2,727,273 shares of the Company's Series A Redeemable Convertible Preferred Stock were converted to 1,363,624 shares of Common Stock. In February 1997, the Underwriter exercised its over-allotment option and purchased 284,750 shares at the initial public offering price of $13.00. Net proceeds to the Company were approximately $3.4 million.

                            EARTHLINK NETWORK, INC.

8. CAPITAL STOCK AND MANDATORILY REDEEMABLE EQUITY SECURITIES (CONTINUED) COMMON STOCK ISSUANCES FOR OTHER THAN CASH

    In May 1996, the Company issued 5,122 shares of Common Stock at $9.76 per share, to a sub-contractor in lieu of cash for services provided to the Company. In September 1996, the Company issued 37,500 shares of Common Stock at $11.00 per share as consideration for the termination of a consulting agreement.

9. STOCK OPTIONS AND WARRANTS

STOCK OPTIONS

    1995 STOCK OPTION PLAN

    In September 1995, the Company established the EarthLink Network 1995 Stock Option Plan (the "1995 Plan"). The 1995 Plan provides for the grant of incentive stock options to purchase up to 1,250,000 shares of common stock to employees of the Company and non-qualified stock options to employees, officers, directors and consultants of the Company. The 1995 Plan is administered by a committee appointed by the Board which determines the terms of the options granted, including the exercise price, the number of shares subject to option, and the option vesting period. The exercise price of all options granted under the plan must be at least 100% of the fair market value on the date of grant. Options generally vest in equal quarterly increments over a five year period. As of December 31, 1997, 87,432 shares remain available for issuance under the 1995 Plan.

    DIRECTORS STOCK OPTION PLAN

    In September 1995, the Company established the EarthLink Directors Stock Option Plan (the "Directors Plan"). The Directors Plan, as amended and restated in December 1996, provides for the grant of options to purchase an aggregate of 62,500 shares of Common Stock to directors who do not also serve as employees of the Company and do not beneficially own, nor are employees, directors or officers of any entity which owns 5% or more of the outstanding shares of the Company's capital stock. Under the Directors Plan, grants of options to purchase 10,000 and 2,500 shares of Common Stock are automatically made to each non-management director at such time as the person first becomes a member of the Board of Directors and at the beginning of each fiscal year, respectively. Options generally vest in equal quarterly increments over a five year period. As of December 31, 1997, there were no outstanding options to purchase shares of Common Stock under the Directors Plan.

NON-QUALIFIED OPTION GRANTS

    In addition to the options granted under the plans described above, the Company granted non-qualified stock options to certain employees, officers and directors. Non-qualified options generally have a maximum term of ten years and generally vest in equal quarterly increments over a five-year period.

VALUE OF OPTIONS GRANTED TO EMPLOYEES

    For disclosure purposes the fair value of all stock options granted is estimated using the Black-Scholes option-pricing model with the following weighted average assumptions used for stock options granted in 1997: no annual dividends, expected volatility of 69%, risk-free interest rate of 6.49%, and expected life of 6.6 years. For 1995 and 1996, the fair value of each option grant is estimated on the date of grant using the minimum value method with the following assumptions used for grants during both periods: dividend yield of 0.0%, risk free interest rate of 5.83% and expected option term of 10 years.

                            EARTHLINK NETWORK, INC.

9. STOCK OPTIONS AND WARRANTS (CONTINUED)
    Had compensation cost been determined on the basis of fair value pursuant to SFAS No. 123, net loss and net loss per share would have been increased as follows:

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                  -------------------------------
                                                                                    1995       1996       1997
                                                                                  ---------  ---------  ---------
                                                                                          (IN THOUSANDS)
Net loss:
  As reported...................................................................  $   6,120  $  31,149  $  29,916
                                                                                  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------
  Pro forma.....................................................................  $   6,145  $  31,477  $  30,737
                                                                                  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------
Basic and diluted net loss per share:
  As reported...................................................................  $    1.59  $    5.13  $    2.99
                                                                                  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------
  Pro forma.....................................................................  $    1.60  $    5.19  $    3.07
                                                                                  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------

WARRANTS

    The Company has issued to certain Board members, consultants, lessors, creditors and others warrants to purchase shares of the Company's Common Stock.

    In September 1995, certain stockholders guaranteed a $500,000 lease for networking equipment. The Company issued warrants to purchase 50,000 shares of Common Stock at $1.81 per share, valued at $25,000, based upon an appraisal obtained by the Company, as consideration for this guarantee. These warrants expire August 31, 2000.

    In December 1995, certain stockholders provided the Company with a $250,000 Irrevocable Standby Letter of Credit as a performance guarantee for a real estate lease. In conjunction with this transaction the Company issued warrants to purchase 50,000 shares at $4.84 per share, valued at $25,000, based upon an appraisal obtained by the Company. These warrants expire December 1, 2000.

    In January 1996, certain stockholders guaranteed a $1,500,000 lease for networking equipment. The Company issued warrants to purchase 100,000 shares of Common Stock at $4.84 per share. The fair value of the warrants has been reflected in intangible assets. These warrants expire January 11, 2001.

    In January 1996, the Company issued warrants to purchase 100,000 shares of Common Stock at $4.84 to Board members. The warrants vest quarterly over five years. As these warrants were issued for service on the Board of Directors they are accounted for under APB 25 and as such are included in the summary of non-qualified options and are not included in the summary of warrant grants.

    In January 1996, LINC Capital Partners, Inc. ("LINC") provided a $1,500,000 lease line for equipment. The Company issued warrants to LINC to purchase 50,000 shares of Common Stock at $4.84 per share. The fair value of the warrants has been reflected as deferred financing costs. These warrants expire January 18, 2006.

                            EARTHLINK NETWORK, INC.

9. STOCK OPTIONS AND WARRANTS (CONTINUED)

    In February 1996, Boston Financial & Equity Corporation ("Boston Financial") provided a $700,000 lease line for equipment. The Company issued warrants to Boston Financial to purchase 5,000 shares of Common Stock at $9.76 per share. The fair value of the warrants has been reflected as deferred financing costs. These warrants expire February 15, 2006.

    In May 1996, the Company issued warrants to purchase 45,477 shares of Common Stock at $9.76 per share to various lessors in return for lease lines and other services to the Company. The fair value of the warrants has been reflected as deferred financing costs. The warrants expire on May 10, 2006.

    In May 1996, in connection with the amendment and restatement of the UUNET Agreement, the Company agreed to issue warrants to purchase 10,000 shares of Common Stock at an exercise price of $20.00 per share. The fair value of the warrants has been reflected as deferred financing costs.

    In connection with the issuance of 10% Promissory Notes aggregating $2,950,000, the Company issued to the lenders warrants to purchase an aggregate of 98,340 shares of Common Stock at an exercise price of $11.00 per share, as adjusted. The fair value of the warrants has been reflected as deferred financing costs.

    In connection with the execution of the PSINet, Inc. ("PSINet") agreement in July 1996 (Note 11), the Company issued warrants to purchase 100,000 shares of Common Stock at an exercise price of $20.00 per share. The fair value of the warrants has been reflected as deferred financing costs.

    In connection with the private placement of Series A Redeemable Convertible Preferred Stock, described above, the Company granted to certain purchasers of the Series A Redeemable Convertible Preferred Stock warrants to purchase 100,000 shares of Common Stock at $11.00 per share.

WARRANTS ISSUED FOR SERVICES

    In May 1996, the Company entered into an agreement with NMC, a producer of infomercials and commercials, pursuant to which NMC agreed to produce and broadcast commercials for EarthLink's services in exchange for warrants. Upon completion of the infomercial in April 1997, the Company issued warrants to NMC to purchase 50,000 shares of Common Stock, having an exercise price of $9.76 per share. In September 1997, the parties orally agreed to rescind the agreement. The rescission agreement included the return of the 50,000 warrants and the cancellation of any future obligations of either party. However, the rescission agreement was never executed and thus may be considered non-operative. The fair value of the warrants, $76,000, has been recorded as prepaid advertising and will be expensed upon airing of the infomericals.

    In January 1997 and October 1997, the Company issued warrants to purchase 6,000 and 25,000 shares, respectively, of the Company's Common Stock to certain consultants. The respective exercise prices of the warrants were $13.00 and $17.75. The fair value of the warrants is reflected as prepaid consulting fees and amortized ratably over the life of the consulting agreement. Consulting expense recorded with respect to warrants issued to consultants was $23,340 during 1997.

    In September 1996, the Company issued warrants to purchase 7,500 shares of the Company's Common Stock at $11.00 per share to each of the three members of the Company's Technology Advisory Council. The warrants vest quarterly over two years. The fair value of the warrants is reflected as

                            EARTHLINK NETWORK, INC.

9. STOCK OPTIONS AND WARRANTS (CONTINUED) deferred professional services expense and amortized ratably over the member's two year term of service in the Technology Advisory Council.

    On March 1997 and October 1997, the Company issued warrants to purchase 7,500 shares of the Company's Common Stock to each of two new members of the Company's Technology Advisory Council. The warrants have an exercise price of $10.50 per share and $17.75 per share, respectively, and vest quarterly over two years. The fair value of the warrants is reflected as deferred professional services expense and amortized ratably over the member's two year term of service in the Technology Advisory Council.

    Following is a summary of stock option and warrant activity during the three years ended December 31, 1997:

                                                 NUMBER OF SHARES OF COMMON STOCK
                                              --------------------------------------                   WEIGHTED
                                               INCENTIVE                                                AVERAGE
                                                 STOCK     NON-QUALIFIED                PRICE PER      EXERCISE
                                                OPTIONS    STOCK OPTIONS   WARRANTS       SHARE          PRICE
                                              -----------  --------------  ---------  --------------  -----------
Balance at December 31, 1994................      --             --          150,000  $         1.81   $    1.81
Granted.....................................      232,500       425,000      110,330  $   0.60- 4.84   $    3.04
Forfeited...................................      --            (60,209)      --      $         0.60   $    0.60
                                              -----------  --------------  ---------  --------------
Balance at December 31, 1995................      232,500       364,791      260,330  $   1.81- 4.84   $    3.00
Granted.....................................      806,250       175,000      531,317  $   1.81-20.00   $    9.14
Forfeited...................................      (10,500)       --           --      $         9.76   $    9.76
                                              -----------  --------------  ---------  --------------
Balance at December 31, 1996................    1,028,250       539,791      791,647  $   1.81-11.00   $    6.91
Granted.....................................      345,625        50,000       96,000  $   1.81-20.00   $   13.42
Forfeited...................................     (211,307)       --           --      $   4.84-13.00   $    9.02
Exercised...................................      (48,957)      (14,791)      --      $   0.60-13.00   $    5.64
                                              -----------  --------------  ---------  --------------
Balance at December 31, 1997................    1,113,611       575,000      887,647  $   1.81-20.00   $    8.01
                                              -----------  --------------  ---------  --------------
                                              -----------  --------------  ---------  --------------
Exercisable at December 31, 1997............      299,355       208,750      836,920  $   1.81-20.00   $    7.32
                                              -----------  --------------  ---------  --------------
                                              -----------  --------------  ---------  --------------

    The weighted average fair values of the options granted during the three years ended December 31, 1997, were $0.69, $2.01 and $9.95, respectively. The weighted average fair values of warrants granted during the three years ended December 31, 1997, were $0.09, $1.71 and $6.98, respectively.

                            EARTHLINK NETWORK, INC.

9. STOCK OPTIONS AND WARRANTS (CONTINUED)

    Following is a summary of stock options and warrants outstanding as of December 31, 1997:

                                     WEIGHTED
                                      AVERAGE       WEIGHTED                   WEIGHTED
                                     REMAINING       AVERAGE                    AVERAGE
     RANGE OF          NUMBER       CONTRACTUAL     EXERCISE       NUMBER      EXERCISE
 EXERCISE PRICES    OUTSTANDING        LIFE           PRICE     EXERCISABLE      PRICE
------------------  ------------  ---------------  -----------  ------------  -----------
 $ 1.81 - $ 1.81        500,000           7.32      $    1.81       350,000    $    1.81
 $ 4.84 - $ 4.84        787,630           7.98      $    4.84       409,380    $    4.84
 $ 9.76 - $11.00        879,378           8.17      $   10.40       454,508    $   10.48
 $11.50 - $19.88        299,250           9.49      $   15.21        21,137    $   12.77
 $20.00 - $20.00        110,000           8.54      $   20.00       110,000    $   20.00
                    ------------                                ------------
 $ 1.81 - $20.00      2,576,258           8.12      $    8.00     1,345,025    $    7.32
                    ------------                                ------------
                    ------------                                ------------

10. INCOME TAXES

    The stockholders, upon incorporating the Company, elected to treat the Company as an S Corporation under the Internal Revenue Code. On June 19, 1995, this election was revoked as certain ineligible entities (i.e partnerships and corporations) became stockholders. Losses of $1,261,000 incurred from inception through June 19, 1995 have been reclassified from accumulated deficit to Common Stock as a result of the change to C Corporation status. The Company is now subject to income taxes on income earned after June 19, 1995. At December 31, 1996 and 1997, the Company had net operating loss carryforwards for federal income tax purposes totaling approximately $33,751,000, and $61,004,000, respectively, which begin to expire in 2011. The Internal Revenue Code of 1986, as amended, includes provisions which may limit the net operating loss carryforwards available for use in any given year if certain events occur, including significant changes in ownership. Due to the Company's initial public offering and other issuances of Common Stock and Common Stock equivalents, utilization of the Company's net operating loss carryforwards to offset future income may be limited.

    Deferred tax assets include the following:

                                                                            DECEMBER 31,
                                                                       ----------------------
                                                                          1996        1997
                                                                       ----------  ----------
                                                                           (IN THOUSANDS)
Net operating loss carryforwards.....................................  $   13,578  $   24,584
Deferred financing costs.............................................          88         118
Depreciation.........................................................          50         323
Accrued liabilities..................................................         103         201
                                                                       ----------  ----------
Gross deferred tax assets............................................      13,819      25,226
Deferred tax asset valuation allowance...............................     (13,819)    (25,226)
                                                                       ----------  ----------
                                                                       $   --      $   --
                                                                       ----------  ----------
                                                                       ----------  ----------

    The Company recorded a full valuation allowance for net deferred tax assets due to the uncertainty of future taxable income.

                            EARTHLINK NETWORK, INC.

10. INCOME TAXES (CONTINUED)
PROFIT SHARING PLAN

    Effective January 1997, the Company implemented a profit sharing plan pursuant to Section 401(k) of the Internal Revenue Code, whereby participants may contribute a percentage of compensation, but not in excess of the maximum allowed under the Code. The Company makes a discretionary matching contribution of 25% up to a maximum of 6% of the participant's total eligible compensation. The Company's matching contributions vest over four years from the participant's date of hire. Total contributions for 1997 were $84,000.

11. COMMITMENTS AND CONTINGENCIES

LEASES

    The Company leases its facilities and certain equipment under non-cancelable operating leases expiring in various years through 2008. Total rent expense in 1995, 1996 and 1997, respectively, for all operating leases amounted to $145,000, $914,000 and $1.9 million, respectively. The Company also leases equipment, primarily data communications equipment, under non-cancelable capital leases. Most of the Company's capital leases include purchase options at the end of the lease term.

    In February 1997, EarthLink commenced occupation of a 55,000 square feet in a facility located adjacent to its corporate headquarters to house the Company's data center. In June 1997, the Company amended the lease for its corporate headquarters facility. Under the amended lease, the Company will occupy an additional 45,000 square feet of the existing facility and deliver an irrevocable letter of credit in the amount of $450,000 to the Lessor.

    During the three years ended December 31, 1997, the Company financed the acquisition of data processing and office equipment amounting to approximately $556,000, $11.3 million and $10.5 million, respectively, by entering into a number of agreements for the sale and leaseback of equipment. The sale leaseback transactions are recorded at cost, which approximates the fair market value of the property and, therefore, no gains or losses have been recorded. The property remains on the books and continues to be depreciated. A financing obligation representing the proceeds is recorded and reduced based upon payments under the lease agreement.

                            EARTHLINK NETWORK, INC.

11. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Minimum lease commitments under non-cancelable leases at December 31, 1997 are as follows:

                                                                         CAPITAL    OPERATING
YEAR ENDING DECEMBER 31,                                                 LEASES      LEASES
----------------------------------------------------------------------  ---------  -----------
                                                                            (IN THOUSANDS)
1998..................................................................  $   8,576   $   1,898
1999..................................................................      6,516       2,126
2000..................................................................      3,258       1,994
2001..................................................................        657       1,767
2002..................................................................         91       1,897
Thereafter............................................................          8       8,807
                                                                        ---------  -----------
Total minimum lease payments..........................................     19,106   $  18,489
                                                                                   -----------
                                                                                   -----------
Less amount representing interest.....................................     (3,776)
                                                                        ---------
Present value of future lease payments................................     15,330
Less current portion..................................................      7,112
                                                                        ---------
                                                                        $   8,218
                                                                        ---------
                                                                        ---------

GUARANTEED USAGE LEVELS

    At December 31, 1997, the Company has committed to guaranteed usage levels of data and voice communication with certain telecommunication vendors in the aggregate amount of $3 million in 1998.

SIGNIFICANT AGREEMENTS

    Access to the Internet for members outside of the Company's California regional base is provided through points of presence ("POP") capacity leased from UUNET and PSINet. EarthLink is, in effect, buying this capacity in bulk at a discount, and providing access to EarthLink's member base at EarthLink's normal rates. Payment to UUNET and PSINet is generally concurrent with EarthLink's receipt of funds from members. At December 31, 1997, $2.0 million and $2.1 million in amounts due to UUNET were recorded in accounts payable and other accrued liabilities, respectively, and $540,000 and $4.4 million in amounts due PSINet were recorded in other accrued liabilities and notes payable, respectively.

    Effective June 30, 1997 the Company's agreement with UUNET was amended. UUNET agreed to waive monthly revenue minimums, excess hours fees, and peak service user targets during the six months ended December 31, 1997. In return, EarthLink agreed not to invoke its early termination right prior to September 1998. If the number of hours used by EarthLink members accessing the Internet through UUNET increases beyond the amount provided for in the agreement or the usage becomes more concentrated during peak times, the fees paid by the Company to UUNET would increase, which would adversely affect the Company's operating margins.

    EarthLink has licensed Netscape Communicator software ("Netscape Communicator") from Netscape Communications Corporation, and Microsoft Internet Explorer software ("Internet Explorer") from Microsoft Corporation. These licenses permit the Company to distribute Netscape Communicator and Internet Explorer in the EarthLink Network TotalAccess software package. Management believes that contract renewal for both of the browsers, under conditions acceptable to EarthLink, is probable.

                            EARTHLINK NETWORK, INC.

11. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Minimum commitments under non-cancelable network service agreements from UUNET and PSINet are as follows:

YEAR ENDING DECEMBER 31,                                                            IN MILLIONS
----------------------------------------------------------------------------------  -----------
1998..............................................................................   $    22.8
1999..............................................................................         6.0
                                                                                         -----
    Total.........................................................................   $    28.8
                                                                                         -----
                                                                                         -----

12. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                                     YEAR ENDED DECEMBER 31,
                                                                 -------------------------------
                                                                   1995       1996       1997
                                                                 ---------  ---------  ---------
                                                                         (IN THOUSANDS)
Cash paid for:
Interest.......................................................  $      60  $   1,041  $   1,965
                                                                 ---------  ---------  ---------
                                                                 ---------  ---------  ---------
Income Taxes...................................................  $       1  $       1  $       1
                                                                 ---------  ---------  ---------
                                                                 ---------  ---------  ---------

13. SUBSEQUENT EVENTS

STRATEGIC ALLIANCE WITH SPRINT CORPORATION

    On February 11, 1998, the Company announced a long-term strategic alliance with Sprint Corporation. In connection with this alliance, Sprint has tendered to purchase approximately 1.25 million shares of EarthLink's Common Stock at $45 per share. Upon closing of this tender offer, Sprint purchased approximately 4.1 million shares of convertible preferred stock from Dolphin, Inc., a new corporation formed by EarthLink for the purpose of consummating the Sprint transactions. In exchange for the convertible preferred stock, Sprint transfered to Dolphin, Inc. its Sprint Internet Passport customer base of approximately 130,000 members, paid approximately $24 million in cash and provided access to Sprint's data network. Sprint and EarthLink also entered into a marketing and distribution arrangement and EarthLink obtained access to up to $100 million in convertible debt financing. Upon stockholder approval by EarthLink and concurrently with the closing of these transactions, a wholly-owned subsidiary of Dolphin, Inc. merged with and into EarthLink, and each share of EarthLink Common Stock outstanding converted into one share of Dolphin, Inc. common stock. Sprint also secured two seats on Newco's board of directors. Dolphin, Inc. changed its name to EarthLink Network, Inc. and all references in these financial statements to EarthLink relate to the Company or its successor. The number of shares authorized in the balance sheet reflect that of the successor company.

CONVERSION OF NOTE PAYABLE (UNAUDITED)

    On March 31, 1998, UUNET converted the $5 million Convertible Note and related accrued interest into 391,515 shares of the Company's Common Stock at a conversion price of $12.88 per share.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors

Sprint Corporation

    We have audited the accompanying statement of revenues and direct expenses of the Consumer Internet Access Services of Sprint Corporation (the "Company") for the year ended December 31, 1997. This statement is the responsibility of the Company's management. Our responsibility is to express an opinion on the statement based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the revenues and direct expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the basis of accounting used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    The accompanying statement of revenues and direct expenses was prepared for inclusion in the Registration Statement on Form S-1 of Dolphin, Inc. for purposes of complying with the rules and regulations of the Securities and Exchange Commission in lieu of the full financial statements required by Rule 3-05 for the pending transaction between EarthLink Network, Inc. and Sprint Corporation. The statement is not intended to be a complete presentation of the Consumer Internet Access Services of Sprint Corporation revenues and expenses.

    In our opinion, the statement of revenues and direct expenses referred to above presents fairly, in all material respects, the revenues and direct expenses described in the note to the statement of revenues and direct expenses for the Consumer Internet Access Services of Sprint Corporation for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Kansas City, Missouri

March 6, 1998

            CONSUMER INTERNET ACCESS SERVICES OF SPRINT CORPORATION

                   STATEMENTS OF REVENUES AND DIRECT EXPENSES

                                                                            YEAR ENDED
                                                                         DECEMBER 31, 1997
                                                                        -------------------   THREE MONTHS ENDED
                                                                                                MARCH 31, 1998
                                                                                             ---------------------
                                                                                                  (UNAUDITED)
                                                                                      (IN THOUSANDS)
Net operating revenues................................................      $    14,489           $     6,259

Direct expenses:
  Cost of services....................................................           51,313                 9,813
  Selling, general and administrative.................................           13,099                 2,155
  Depreciation........................................................            6,070                 2,146
  Other...............................................................            3,404                   198
                                                                               --------              --------
Total direct expenses.................................................           73,886                14,312
                                                                               --------              --------
Direct expenses in excess of revenues.................................      $   (59,397)          $    (8,053)
                                                                               --------              --------
                                                                               --------              --------

SEE ACCOMPANYING NOTE.

            CONSUMER INTERNET ACCESS SERVICES OF SPRINT CORPORATION

               NOTE TO STATEMENTS OF REVENUES AND DIRECT EXPENSES

                          YEAR ENDED DECEMBER 31, 1997
       (UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1998)

SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

BASIS OF PRESENTATION

    The statements of revenues and direct expenses represent the activities related to the Consumer Internet Access Services of Sprint Corporation and have been prepared in connection with the pending transaction between EarthLink Network, Inc. and Sprint Corporation. The statements of revenues and direct expenses are not intended to be a complete presentation of the revenues and expenses of the Consumer Internet Access Services of Sprint Corporation because corporate allocated expenses have not been included. Direct expenses are defined as those costs which were incurred as a direct result of providing Consumer Internet Access Services and which will no longer be incurred by Sprint Corporation subsequent to consummation of the pending transaction with EarthLink Network, Inc.

    Sprint Corporation began offering Internet access in the fourth quarter of 1996 and any revenues generated and direct operating expenses incurred from inception through December 31, 1996, were nominal. Sprint Corporation reports this operation within its "Emerging Businesses Segment" (the "Group") and maintains the financial information relative to the Internet subscribers in the Group. Revenues and direct operating expense information are separately maintained for the Consumer Internet Access Services within the Group. Sprint Corporation does not, however, separately maintain and account for other costs and expenses to operate this business and is unable to determine or reasonably estimate these costs on a historical basis. In addition, Sprint Corporation does not separately maintain and account for all assets used in the consumer Internet access services business. Such assets, primarily network related, are recorded in the other businesses of Sprint Corporation and used by the other divisions of Sprint Corporation, including the Group. Accordingly, financial statements for 1996 and full financial statements required by Rule 3-05 of Regulation S-X have not been presented.

    The statements of revenues and direct expenses are not indicative of the financial condition or results of operations of this business going forward because of the change in the business and the omission of various operating expenses.

UNAUDITED FINANCIAL INFORMATION

    The statement of revenues and direct expenses for the three months ended March 31, 1998 is unaudited. Sprint Corporation believes that such information includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the revenues and direct expenses related to the Consumer Internet Access Services of Sprint Corporation.

REVENUE RECOGNITION

    Operating revenues are recognized as services are rendered to customers and are recorded net of an estimate for uncollectible accounts. The provision for doubtful accounts for the year ended December 31, 1997 and the three months ended March 31, 1998 was $723,000 and $471,000 (unaudited), respectively.

DEPRECIATION

    The cost of property, plant and equipment is depreciated on a straight-line basis over estimated economic useful lives.

            CONSUMER INTERNET ACCESS SERVICES OF SPRINT CORPORATION

                          YEAR ENDED DECEMBER 31, 1997
       (UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1998)

USE OF ESTIMATES

    The statements of revenues and direct expenses are prepared in accordance with generally accepted accounting principles which requires management to make estimates and assumptions that affect the amounts reported in the financial statement. Actual results could differ from those estimates.

Powerful Partnerships

[GRAPHICAL PRESENTATION OF SECTION, CONSISTING OF 2/3-PAGE, WITH MOCKUP OF
  EARTHLINK SPRINT LOGOS]

EarthLink Sprint Partnership
EarthLink and Sprint have formed an important strategic alliance including:

    - 130,000 Sprint Internet Passport members acquired by EarthLink

    - 150,000 new members to be generated by Sprint annually

    - Sprint's appointment of EarthLink as its exclusive consumer Internet access provider

    - Significant initial financial investment

EarthLink has access to Sprint's substantial resources, including:

Distribution and Marketing Opportunities:

    - Access to channels such as The Sprint Store at Radio Shack-R-

    - Participation in direct mail campaigns

    - Access to 16 million Sprint customers

    - Corporate sponsorship and event marketing, such as NFL, Rolling Stones', the US Olympic Ski Team

    - Use of Sprint brand in co-branded offerings

Affinity Marketing Partners

[GRAPHICAL PRESENTATION OF SECTION, CONSISTING OF 1/3-PAGE, WITH VERTICAL
  LISTING OF PARTNER LOGOS; PENDING PARTNER APPROVAL]

    - Cendant Software--The EarthLink Network TotalAccess Software is bundled on software titles from Cendant and their subsidiaries

    - CompUSA--The EarthLink Network TotalAccess Software reaches CompUSA customers through in-store programs

    - Discover Card--EarthLink and NOVUS Services' Discover Card offer the Discover Connection, an Internet access package, with exclusive features and awards to Discover Card members

    - Gateway--The EarthLink Network TotalAccess Software will be distributed on the hard drive of all Gateway systems

    - MacMillan Publishing USA--EarthLink is the exclusive national Internet access provider included on the Internet Starter Kit CD-ROM, which Macmillan Publishing develops

    - SAM's Club--SAM's Club co-brands and co-offers the EarthLink Network TotalAccess Software through direct mail and catalog promotions to SAM'S Club members

    - Sony Entertainment--The EarthLink Network TotalAccess Software is included on enhanced Sony Music CDs

    - Warner Bros.--The EarthLink Network TotalAccess Software has been included on CDs promoting bands on the Warner music roster and major motion pictures such as "Batman and Robin" and "Contact"

      NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                  TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

      Prospectus Summary..................................................     3

      Risk Factors........................................................     4

      Use of Proceeds.....................................................    15

      Price Range of Common Stock.........................................    15

      Dividend Policy.....................................................    15

      Capitalization......................................................    16

      Dilution............................................................    17

      Strategic Alliance with Sprint......................................    18

      Selected Historical Financial Information...........................    19

      Management's Discussion and Analysis of Financial Condition and
      Results of Operations...............................................    21

      Business............................................................    40

      Management..........................................................    52

      Principal and Selling Stockholders..................................    62

      Description of Capital Stock........................................    64

      Shares Eligible for Future Sale.....................................    75

      Underwriting........................................................    77

      Legal Matters.......................................................    78

      Experts.............................................................    78

      Additional Information..............................................    79

      Index to Financial Statements.......................................   F-1

             [LOGO]
      3,000,000 SHARES
      COMMON STOCK

      DEUTSCHE MORGAN GRENFELL

      INVEMED ASSOCIATES, INC.

      THE ROBINSON-HUMPHREY COMPANY

      PROSPECTUS

             , 1998

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following are the estimated expenses, other than underwriting discounts and commissions, to be borne by the Company in connection with the issuance and distribution of the Common Stock being registered:

ITEM                                                                                 AMOUNT
---------------------------------------------------------------------------------  -----------
Securities and Exchange Commission registration fee..............................  $    59,125
NASD filing fee..................................................................       20,543
Nasdaq National Market listing fee...............................................       *
Blue Sky fees and expenses.......................................................       10,000
Printing and engraving expenses..................................................       *
Legal fees and expenses..........................................................       *
Accounting fees and expenses.....................................................       *
Transfer Agent and Registrar fee.................................................       *
Miscellaneous....................................................................       *
                                                                                   -----------
Total............................................................................  $   700,000
                                                                                   -----------
                                                                                   -----------
------------------------
* To be filed by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Under Section 145 of the General Corporation Law of the State of Delaware, as amended, the Company has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his or her being a director or officer of the Company if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provision.

    Article XII of the Company's By-laws generally permits indemnification of directors and officers to the fullest extent authorized by the General Corporation Law of the State of Delaware.

    The Company has purchased directors' and officers' liability insurance.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    During the three year period preceding the filing of this Registration Statement, the Company issued and sold unregistered securities in the transactions described below. All of the following share and per share amounts have been restated to give effect to all of the Company's stock splits.

SHARES OF COMMON STOCK

 1. On June 19, 1995, the Company sold 827,085 shares of Common Stock to 20 investors, including Messrs. Slatkin, O'Donnell and Azeez, directors of the Company, at a purchase price of $1.81 per share.

 2. On October 31, 1995, the Company sold 921,745 shares of Common Stock to 19 investors, including Messrs. Slatkin, O'Donnell and Azeez, directors of the Company, at a purchase price of $4.84 per share.

 3. On January 18, 1996, the Company sold 45,485 shares of Common Stock to Messrs. Linwood Lacy, Jr. and Robert Kavner, directors of the Company, at a purchase price of $4.84 per share.

 4. On March 20, 1996, the Company sold 25,000 shares of Common Stock to Mr. Charles G. Betty, a director of the Company and the Company's President and Chief Executive Officer, at a purchase price of $4.84 per share.

 5. On May 6, 1996, the Company sold 5,122 shares of Common Stock to a sub-contractor at a purchase price of $9.76 per share, which purchase price was paid by performance of certain services.

 6. On May 6, 1996, the Company sold 852,453 shares of Common Stock to 34 investors (primarily existing stockholders of the Company), including Messrs. Azeez, Slatkin and O'Donnell, directors of the Company, at a purchase price of $9.76 per share.

 7. On September 8, 1996, the Company issued 37,500 shares of Common Stock to a consultant in consideration of the cancellation of the consulting agreement between the consultant and the Company.

 8. On December 11, 1996, the Company agreed to enter into a consulting agreement with New Media Group, Inc., pursuant to which the Company agreed to issue an aggregate of 20,000 shares of Common Stock in equal increments in January 1998 and 1999 as consideration for the consulting services to be performed.

 9. On September 19, 1997, the Company sold 1,459,759 shares of Common Stock to investors, including Messrs. Slatkin, Azeez, Betty and Lacy, directors of the Company, and Messrs. Edmiston and Young, officers of the Company, at a purchase price of $10.75 per share.

SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK

 10. On September 10, 1996, the Company issued 1,363,624 shares of Series A Convertible Preferred Stock to certain investors, including Messrs. Azeez, Betty, Slatkin, O'Donnell and Lacy, directors of the Company, at a purchase price of $11.00 per share. These shares automatically converted into shares of Common Stock in January 1997 upon the closing of the Company's initial public offering. In connection with this transaction, certain of these investors were also granted warrants to purchase 100,000 shares of Common Stock having an exercise price of $11.00 per share.

WARRANTS TO PURCHASE COMMON STOCK

 11. On August 31, 1995, the Company granted Warrants to purchase 50,000 shares of Common Stock at an exercise price of $1.81 per share to Mr. Slatkin in connection with his acting as lessee, with the Company, under a $500,000 equipment lease. Mr. Slatkin subsequently transferred one-half of these warrants to Mr. O'Donnell as consideration for his agreement to indemnify Mr. Slatkin for certain liability arising in connection with the lease.

 12. On October 31, 1995, the Company granted Warrants to purchase 10,330 shares of Common Stock at an exercise price of $4.84 per share to David Beckemeyer as partial consideration for the sale of certain of the assets of Beckemeyer Development.

 13. On December 1, 1995, the Company granted Warrants to purchase 50,000 shares of Common Stock at an exercise price of $4.84 per share to Mr. Slatkin in connection with their provision of a $250,000 line of credit as security for the lease of the Company's Pasadena, California facility. Mr. Slatkin subsequently transferred one-half of these warrants to Mr. O'Donnell in consideration for his agreement to indemnify Mr. Slatkin for certain liability arising in connection with the line of credit.

 14. Effective January 11, 1996, the Company granted Warrants to purchase 100,000 shares of Common Stock at an exercise price of $4.84 per share to Mr. Slatkin in connection with his acting as lessee, with the Company, under a $1,500,000 equipment lease. Mr. Slatkin subsequently transferred one-half of these warrants to Mr. O'Donnell as consideration for his agreement to indemnify Mr. Slatkin for certain liability arising in connection with the lease.

 15. On January 12, 1996, the Company granted warrants to purchase 50,000 shares of Common Stock at an exercise price of $4.84 per share to each of Messrs. Lacy and Kavner as consideration for their agreeing to serve on the Company's Board of Directors.

 16. On January 18, 1996, the Company granted warrants to purchase 50,000 shares of Common Stock at an exercise price of $4.84 per share to LINC Capital Partners, Inc. ("LINC") in connection with LINC's provision of a $2,000,000 equipment lease credit line.

 17. On February 15, 1996, the Company granted warrants to purchase 5,000 shares of Common Stock at an exercise price of $9.76 per share to Boston Financial & Equity Corporation ("BFE") in connection with BFE's provision of a $700,000 equipment lease credit line.

 18. On May 6, 1996, the Company issued warrants to purchase up to 50,000 shares of Common Stock at an exercise price of $9.76 per share to National Media Corporation in connection with the production of commercials on behalf of the Company.

 19. On May 10, 1996, the Company issued warrants to purchase an aggregate of 45,477 shares of Common Stock at an exercise price of $9.76 per share to MM/GATX, LINC Capital Corporation, Charter Equipment Leasing, El Camino Resources for lease lines.

 20. On May 10, 1996, the Company entered into consulting agreements with two consultants, David Hayes and Allen Claypool. In connection with these agreements, the Company agreed that it will issue warrants to purchase an aggregate of 10,000 shares of Common Stock at a per share exercise price of $9.76 per share upon completion of the consulting services.

 21. On May 31, 1996, in connection with the amendment of its agreement with UUNET, the Company agreed to issue warrants to purchase 10,000 shares of Common Stock at $20.00 per share.

 22. On June 6, 1996, the Company issued warrants to purchase 98,340 shares of Common Stock at an exercise price of $5.50 per share. Messrs. Azeez, Kavner, O'Donnell and Slatkin were granted 6,667, 3,334, 7,500 and 7,500 of these warrants, respectively. The warrants were issued in connection with the issuance of the 10% Promissory Notes of the Company, as described in paragraph 35 below.

 23. On July 22, 1996, the Company issued warrants to purchase 100,000 shares of Common Stock at an exercise price of $20.00 per share in connection with the execution of its agreement with PSINet.

 24. In September 1996, the Company issued Warrants to purchase 7,500 shares of Common Stock at an exercise price of $11.00 per share to each of three members of the Company's Technology Advisory Council.

 25. In October 1997, the Company issued Warrants to purchase 25,000 shares of Common Stock at an exercise price of $17.75 per share to a consultant.

 26. In October 1997, the Company issued Warrants to purchase 7,500 shares of Common Stock at an exercise price of $17.75 per share to a member of the Company's Technical Advisory Committee.

CONVERTIBLE DEBT OBLIGATION

 27. Effective October 31, 1996, UUNET Technology, Inc. purchased from the Company, a $5 million convertible promissory note, which UUNET converted into 391,515 shares of Common Stock on March 30, 1998.

OPTIONS TO PURCHASE COMMON STOCK

 28. On June 19, 1995, the Company granted non-plan Options to purchase 250,000 shares of Common Stock at an exercise price of $1.81 to Mr. Dayton in consideration for his continuing efforts to develop the Company and its business.

 29. On June 19, 1995, the Company granted non-plan Options to purchase 50,000 shares of Common Stock at an exercise price of $1.81 per share to Mr. Robert E. Johnson, Jr. in consideration for his accepting employment with the Company.

 30. On December 1, 1995, the Company granted non-plan Options to purchase 50,000 shares of Common Stock at an exercise price of $4.84 to Mr. Leland
     C. Thoburn in consideration for his accepting employment with the Company.

 31. On November 7, 1997, the Company granted non-plan Options to purchase 50,000 shares of Common Stock at an exercise price of $16.00 to Mr. Grayson Hoberg in consideration for his accepting employment with the Company.

 32. In addition to the options described above, between September 30, 1995 and March 31, 1998, the Registrant granted options to purchase an aggregate of 1,734,925 shares of Common Stock to employees of the Registrant at exercise prices ranging from $4.84 to $47.6125 per share as incentives under the Registrant's 1995 Stock Option Plan. Of these, options for 226,698 shares of Common Stock have been forfeited due to the termination of the employment of various grantees.

 33. On June 7, 1996, the Company issued $2.95 million principal amount of 10% promissory notes to certain investors, including Messrs. Azeez, Kavner, O'Donnell and Slatkin, directors of the Company. Messrs. Azeez, Kavner, O'Donnell and Slatkin purchased notes in the respective principal amounts of $200,000; $100,000; $225,000; and $225,000. As additional consideration for the investment, the Company issued warrants described in paragraph 27 above. These notes are no longer outstanding.

    All issuances of securities described above were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 or Section 3(b) of the Securities Act of 1933 and Rule 701 thereunder. The Company believes that all of the securities were acquired by the investors for investment and with no view toward the resale or distribution thereof. In each instance, the investor was either an employee of the Company or a sophisticated investor, the offers and sales were made without any public solicitation and the stock certificates bear restrictive legends. No underwriter was involved in the transactions and no commissions were paid.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits:

EXHIBIT
NUMBER DESCRIPTION
------ --------------------------------------------------------------------------

  1.1  Form of Underwriting Agreement.*

EXHIBIT
NUMBER DESCRIPTION
------ --------------------------------------------------------------------------
  2.1  Investment Agreement dated as of February 10, 1998, among Sprint
         Corporation, a Kansas corporation, Sprint Communications Company L.P., a
         Delaware limited partnership, Dolphin, Inc., a Delaware corporation,
         Dolphin Sub, Inc., a Delaware corporation, and EarthLink Network, Inc., a Delaware corporation (incorporated by reference to Exhibit 2.1 to the
         Form 8-K filed by EarthLink Network, Inc. on February 10, 1998).

  3.1 Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-4--File No. 333-52507).

  3.2  Bylaws (incorporated by reference to Exhibit 3.2 to the Company's
         Registration Statement on Form S-4--File No. 333-52507).

  3.3  Form of Certificate of Designation, Preferences and Rights of Series A
         Convertible Preferred Stock of Dolphin, Inc. (incorporated by reference to Exhibit 10.2 to the Form 8-K filed by EarthLink Network, Inc. on
         February 10, 1998).

  4.1  See Exhibits 3.1, 3.2 and 3.3 for provisions of the Certificate of
         Incorporation, Bylaws and Certificate of Designation, Preference and
         Rights of Series A Convertible Preferred Stock defining rights of holders of the equity securities of Dolphin, Inc.

  4.2 Specimen Stock Certificate (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1 of EarthLink Network, Inc.--File
         No. 333-15781).

  4.3  Form of Warrant Agreement (incorporated by reference to Exhibit 4.3 to the
         Registration Statement on Form S-1 of EarthLink Network, Inc.--File No.
         333-15781).

  4.4  Agreement and Plan of Merger between Newco, Inc. and EarthLink Network,
         Inc. dated as of February 10, 1998 (incorporated by reference to Exhibit
         4.4 to the Company's Registration Statement on Form S-4--File No.
         333-52507).

  5.1  Opinion of Hunton & Williams.*

 10.1  1995 Stock Option Plan and forms of Stock Option Agreement and Stock
         Purchase Agreement (incorporated by reference to Exhibit 10.1 to
         Registration Statement of EarthLink Network, Inc. on form S-1--File No.
         333-15781).

 10.2 Amended and Restated Stock Option Plan for Directors (incorporated by reference to Exhibit 10.2 to the Company's Registration Statement on Form S-1 of EarthLink Network, Inc.--File No. 333-15781).

 10.3  Lease Line Agreement, dated January 30, 1996, between the Company and
         Boston Financial & Equity Corporation (incorporated by reference to
         Exhibit 10.4 to the Registration Statement on Form S-1 of EarthLink
         Network, Inc.--File No. 333-15781).

 10.4  Master Lease Agreement, dated September 1, 1995, between the Company and
         LINC Capital Management (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-1 of EarthLink Network, Inc.--File
         No. 333-15781).

EXHIBIT
NUMBER DESCRIPTION
------ --------------------------------------------------------------------------

 10.5  Netscape Communications Corporation Internet Service Provider Navigator
         Distribution Agreement dated May 31, 1996, between the Company and
         Netscape Communications Corporation (incorporated by reference to
         Exhibit 10.6 to the Registration Statement on Form S-1 of EarthLink
         Network, Inc.--File No. 333-15781).
         (a) Amendment No. 1 to Netscape Communications Corporation Internet
         Service Provider Agreement (incorporated by reference to Exhibit 10.6(a) to the Registration Statement on Form S-1 of EarthLink Network,
         Inc.--File No. 333-15781).
         (b) Amendment No. 2 to Netscape Communications Corporation Internet
         Service Provider Agreement incorporated by reference to (Exhibit 10.6(b) to the Registration Statement on Form S-1 of EarthLink Network,
         Inc.--File No. 333-15781).

 10.6  Network Services Agreement dated May 31, 1996, between the Company and
         UUNET Technologies, Inc. incorporated by reference to (Exhibit 10.7 to the Registration Statement on Form S-1 of EarthLink Network, Inc.--File
         No. 333-15781).
         (a) Addendum No. 1 to Network Services Agreement (incorporated by reference to Exhibit 10.7(a) to the Registration Statement on Form S-1 of EarthLink Network, Inc.--File No. 333-15781).

 10.7 Software Distribution Agreement (MacTCP), dated October 2, 1995, between the Company and Apple Computer, Inc. (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-1 of EarthLink
         Network, Inc.--File No. 333-15781).

 10.8  Employment Agreement, dated January 15, 1996, between the Company and
         Charles G. Betty (incorporated by reference to Exhibit 10.9 to the
         Company's Registration Statement on Form S-1--File No. 333-15781).
         (a) Amendment to Employment Agreement--(incorporated by reference to Exhibit 10.9(a) to the Report on Form 10-K of EarthLink Network, Inc.
         for the fiscal year ended December 31, 1997)
         (b) First Amendment to Employment Agreement--(incorporated by reference to Exhibit 10.9(b) to the Company's Report on Form 10-K of EarthLink
         Network, Inc. for the fiscal year ended December 31, 1997)
         (c) Second Amendment to Employment Agreement--(incorporated by reference to Exhibit 10.9(c) to the Report on Form 10-K of EarthLink Network, Inc.
         for the fiscal year ended December 31, 1997)

 10.9 Standard Industrial/Commercial Multi-Tenant Lease, dated December 1, 1995, between the Company and Becton Dickinson and Company (incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-1 of EarthLink Network, Inc.--File No. 333-15781).

 10.10 Business Loan Agreement, dated June 15, 1995, and Promissory Note in the original principal amount of $250,000 between the Company and California
         United Bank (incorporated by reference to Exhibit 10.13 to the Registration Statement on Form S-1 of EarthLink Network, Inc.--File No.
         333-15781).

EXHIBIT
NUMBER DESCRIPTION
------ --------------------------------------------------------------------------

 10.11 Production and Distribution Agreement, dated May 6, 1996, between the
         Company and National Media Corporation (incorporated by reference to
         Exhibit 10.16 to the Registration Statement on Form S-1 of EarthLink
         Network, Inc.--File No. 333-15781).
         (a) Amendment No. 1 to Production and Distribution Agreement
         (incorporated by reference to Exhibit 10.16(a) to the Registration
         Statement on Form S-1 of EarthLink Network, Inc.--File No. 333-15781).

 10.12 Internet Wizard Sign-Up Agreement between the Company and Microsoft
         Corporation, dated August 16, 1996 (incorporated by reference to Exhibit
         10.19 to the Registration Statement on Form S-1 of EarthLink Network,
         Inc.--File No. 333-15781).

 10.13 Network Access Agreement between the Company and PSINet, Inc., dated July
         22, 1996 and Amendment No. 1 to Network Access Agreement (incorporated by reference to Exhibit 10.20 to the Registration Statement on Form S-1 of EarthLink Network, Inc.--File No. 333-15781).

 10.14 Office Lease by and between The Mutual Life Insurance Company of New York, as Landlord, and the Company, as Tenant, dated September 20, 1996
         (incorporated by reference to Exhibit 10.21 to the Registration
         Statement on Form S-1 of EarthLink Network, Inc.--File No. 333-15781).

 10.15 Standard Office Lease by and between Glen Feliz Properties, as Landlord, and the Company, as Tenant, dated July 2, 1996 (incorporated by reference to Exhibit 10.22 to the Registration Statement on Form S-1 of EarthLink Network, Inc.--File No. 333-15781).

 10.16 Amended and Restated Note Purchase Agreement between the Company and UUNET
         Technologies, Inc., dated October 31, 1996 (incorporated by reference to
         Exhibit 10.23 to the Company's Registration Statement on Form S-1--File
         No. 333-15781).
         (a) $5,000,000 Convertible Note (incorporated by reference to Exhibit
         10.23(a) to the Registration Statement on Form S-1 of EarthLink Network,
         Inc.--File No. 333-15781).
         (b) Addendum to Amended and Restated Registration Rights Agreement
         (incorporated by reference to Exhibit 10.23(c) to the Registration
         Statement on Form S-1 of EarthLink Network, Inc.--File No. 333-15781).

 10.17 Amended and Restated Convertible Securities Vesting Plan (incorporated by reference to Exhibit 10.18 to the Report on Form 10-K of EarthLink
         Network, Inc. for the fiscal year ended December 31, 1997).

 10.18 Key Employee Compensation Continuation Plan (incorporated by reference to
         Exhibit 10.19 to the Report on Form 10-K of EarthLink Network, Inc. for the fiscal year ended December 31, 1997).
         (a) Amendment to Key Employee Compensation Continuation Plan
         (incorporated by reference to Exhibit 10.19(a) to the Report on Form
         10-K of EarthLink Network, Inc. for the fiscal year ended December 31,
         1997).

EXHIBIT
NUMBER DESCRIPTION
------ --------------------------------------------------------------------------
 10.19 Governance Agreement, dated as of February 10, 1998, among Sprint
         Corporation, a Kansas corporation, Sprint Communications Company L.P., a
         Delaware limited partnership, Dolphin, Inc., a Delaware corporation, and
         EarthLink Network, Inc., a Delaware corporation (incorporated by reference to Exhibit 10.1 to the Form 8-K filed by EarthLink Network,
         Inc. on February 10, 1998).

 10.20 Credit Agreement, dated as of February 10, 1998, between Dolphin, Inc., a
         Delaware corporation, and EarthLink Network, Inc., a Delaware corporation, as Borrowers, and Sprint Corporation, a Kansas corporation, as Lender (incorporated by reference to Exhibit 10.3 to the Form 8-K filed by EarthLink Network, Inc. on February 10, 1998).

 10.21 Registration Rights Agreement, dated as of February 10, 1998, among
         Dolphin, Inc., a Delaware corporation, Sprint Corporation, a Kansas corporation, and Sprint Communications Company L.P., a Delaware limited partnership (incorporated by reference to Exhibit 99.1 to the Form 8-K by EarthLink Network, Inc. filed on February 10, 1998).

 10.22 Stockholders Agreement, dated as of February 10, 1998, among EarthLink
         Network, Inc., a Delaware corporation, Dolphin, Inc., a Delaware corporation, Sprint Corporation, a Kansas corporation, Sprint
         Communications Company L.P., a Delaware limited partnership, and the persons identified on Schedule 1 thereto (incorporated by reference to Exhibit 99.2 to the Form 8-K of EarthLink Network, Inc. filed on
         February 10, 1998).

 10.23 Agreement to Vote Stock, dated as of February 10, 1998, among the Granting
         Stockholders named on Schedule A thereto, Sprint Corporation, a Kansas corporation and Sprint Communications Company L.P., a Delaware limited partnership (incorporated by reference to Exhibit 99.3 to the Form 8-K filed by EarthLink Network, Inc. on February 10, 1998).

 10.24 Agreement to Vote and Tender Stock, dated as of February 10, 1998, among the Granting Stockholders named on Schedule A thereto, Sprint
         Corporation, a Kansas corporation and Sprint Communications Company,
         L.P., a Delaware limited partnership (incorporated by reference to Exhibit 99.4 to the Form 8-K filed by EarthLink Network, Inc. on
         February 10, 1998).

 10.25 Marketing and Distribution Agreement, dated as of February 10, 1998, among
         Dolphin, Inc., a Delaware corporation, EarthLink Network, Inc., a
         Delaware corporation, Dolphin Inc., a Delaware corporation, Sprint
         Corporation, a Kansas corporation and Sprint Communications Company
         L.P., a Delaware limited partnership (incorporated by reference to Exhibit 10.26 of the Company's Registration Statement on Form S-4, filed
         May 13, 1998, File No. 333-52507).

 23.1  Consent of Price Waterhouse LLP, independent accountants.*

 23.2  Consent of Ernst & Young LLP, independent auditors--filed herewith.

 23.3  Consent of Hunton & Williams (set forth in Exhibit 5.1).

 24.1  Power of Attorney (set forth on the signature page to the Registration
         Statement).

 27.1  Financial Data Schedule--filed herewith.

------------------------

*   To be filed by amendment.

    (b) Financial Statement Schedules:

    All of the financial statement schedules for which provision is made in the applicable accounting regulations of the Commission are either not required under the related instructions or are inapplicable and have therefore been omitted, except for the Financial Data Schedule referenced above as Exhibit 27 and filed herewith; provided, however, that Exhibit 27 shall not be deemed filed for purposes of Section 11 of the Securities Act, Section 18 of the Exchange Act and Section 323 of the Trust Indenture Act, or otherwise be subject to the liabilities of such sections, nor shall it be deemed a part of this Registration Statement.

ITEM 17. UNDERTAKINGS

    The Company hereby undertakes to provide the Underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each Purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons to the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of a prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pasadena, State of California, on the 19th day of May, 1998.

                                EARTHLINK NETWORK, INC.

                                By:               /s/ SKY D. DAYTON
                                      ------------------------------------------
                                                    Sky D. Dayton
                                          CHAIRMAN OF THE BOARD OF DIRECTORS

                               POWER OF ATTORNEY

    Each person whose individual signature appears below hereby authorizes and appoints Charles G. Betty and Sky D. Dayton, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the 19th day of May, 1998.

          SIGNATURE                         TITLE
------------------------------  ------------------------------
      /s/ SKY D. DAYTON
------------------------------  Chairman of the Board of
        Sky D. Dayton             Directors

                                President, Chief Executive
     /s/ CHARLES G. BETTY         Officer and Director
------------------------------    (Principal Executive
       Charles G. Betty           Officer)

    /s/ GRAYSON L. HOBERG       Chief Financial Officer
------------------------------    (Principal Financial and
      Grayson L. Hoberg           Accounting Officer)

       /s/ SIDNEY AZEEZ
------------------------------  Director
         Sidney Azeez

          SIGNATURE                         TITLE
------------------------------  ------------------------------

     /s/ ROBERT M. KAVNER
------------------------------  Director
       Robert M. Kavner

   /s/ LINWOOD A. LACY, JR.
------------------------------  Director
     Linwood A. Lacy, Jr.

    /s/ KEVIN M. O'DONNELL
------------------------------  Director
      Kevin M. O'Donnell

     /s/ REED E. SLATKIN
------------------------------  Director
       Reed E. Slatkin

       /s/ PAUL MCNULTY
------------------------------  Director
         Paul McNulty

     /s/ JOHN W. SIDGMORE
------------------------------  Director
       John W. Sidgmore

                               INDEX TO EXHIBITS

 EXHIBITS
-----------

      1.1    Form of Underwriting Agreement.*

      2.1    Investment Agreement dated as of February 10, 1998, among Sprint Corporation, a Kansas corporation, Sprint Communications Company L.P., a Delaware limited partnership, Dolphin,
               Inc., a Delaware corporation, Dolphin Sub, Inc., a Delaware corporation, and EarthLink
               Network, Inc., a Delaware corporation (incorporated by reference to Exhibit 2.1 to the Form
               8-K filed by EarthLink Network, Inc. on February 10, 1998).

      3.1    Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company's
               Registration Statement on Form S-4--File No. 333-52507).

      3.2    Bylaws (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on
               Form S-4--File No. 333-52507).

      3.3    Form of Certificate of Designation, Preferences and Rights of Series A Convertible Preferred
               Stock of Dolphin, Inc. (incorporated by reference to Exhibit 10.2 to the Form 8-K filed by
               EarthLink Network, Inc. on February 10, 1998).

      4.1    See Exhibits 3.1, 3.2 and 3.3 for provisions of the Certificate of Incorporation, Bylaws and
               Certificate of Designation, Preference and Rights of Series A Convertible Preferred Stock
               defining rights of holders of the equity securities of Dolphin, Inc.

      4.2    Specimen Stock Certificate (incorporated by reference to Exhibit 4.2 to the Registration
               Statement on Form S-1 of EarthLink Network, Inc.--File No. 333-15781).

      4.3    Form of Warrant Agreement (incorporated by reference to Exhibit 4.3 to the Registration
               Statement on Form S-1 of EarthLink Network, Inc.--File No. 333-15781).

      4.4    Agreement and Plan of Merger between Newco, Inc. and EarthLink Network, Inc. dated as of
               February 10, 1998 (incorporated by reference to Exhibit 4.4 to the Company's Registration
               Statement on Form S-4--File No. 333-52507).

      5.1    Opinion of Hunton & Williams.*

     10.1    1995 Stock Option Plan and forms of Stock Option Agreement and Stock Purchase Agreement
               (incorporated by reference to Exhibit 10.1 to Registration Statement of EarthLink Network,
               Inc. on form S-1--File No. 333-15781).

     10.2    Amended and Restated Stock Option Plan for Directors (incorporated by reference to Exhibit 10.2 to the Company's Registration Statement on Form S-1 of EarthLink Network, Inc.--File No.
               333-15781).

     10.3    Lease Line Agreement, dated January 30, 1996, between the Company and Boston Financial & Equity
               Corporation (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form
               S-1 of EarthLink Network, Inc.--File No. 333-15781).

     10.4    Master Lease Agreement, dated September 1, 1995, between the Company and LINC Capital
               Management (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form
               S-1 of EarthLink Network, Inc.--File No. 333-15781).

 EXHIBITS
-----------

     10.5    Netscape Communications Corporation Internet Service Provider Navigator Distribution Agreement
               dated May 31, 1996, between the Company and Netscape Communications Corporation (incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-1 of EarthLink Network,
               Inc.--File No. 333-15781).
               (a) Amendment No. 1 to Netscape Communications Corporation Internet Service Provider
               Agreement (incorporated by reference to Exhibit 10.6(a) to the Registration Statement on Form
               S-1 of EarthLink Network, Inc.--File No. 333-15781).
               (b) Amendment No. 2 to Netscape Communications Corporation Internet Service Provider
               Agreement incorporated by reference to (Exhibit 10.6(b) to the Registration Statement on Form
               S-1 of EarthLink Network, Inc.--File No. 333-15781).

     10.6    Network Services Agreement dated May 31, 1996, between the Company and UUNET Technologies, Inc.
               incorporated by reference to (Exhibit 10.7 to the Registration Statement on Form S-1 of
               EarthLink Network, Inc.--File No. 333-15781).
               (a) Addendum No. 1 to Network Services Agreement (incorporated by reference to Exhibit
               10.7(a) to the Registration Statement on Form S-1 of EarthLink Network, Inc.--File No.
               333-15781).

     10.7    Software Distribution Agreement (MacTCP), dated October 2, 1995, between the Company and Apple
               Computer, Inc. (incorporated by reference to Exhibit 10.8 to the Registration Statement on
               Form S-1 of EarthLink Network, Inc.--File No. 333-15781).

     10.8    Employment Agreement, dated January 15, 1996, between the Company and Charles G. Betty
               (incorporated by reference to Exhibit 10.9 to the Company's Registration Statement on Form
               S-1--File No. 333-15781).
               (a) Amendment to Employment Agreement--(incorporated by reference to Exhibit 10.9(a) to the
               Report on Form 10-K of EarthLink Network, Inc. for the fiscal year ended December 31, 1997)
               (b) First Amendment to Employment Agreement--(incorporated by reference to Exhibit 10.9(b) to the Company's Report on Form 10-K of EarthLink Network, Inc. for the fiscal year ended
               December 31, 1997)
               (c) Second Amendment to Employment Agreement--(incorporated by reference to Exhibit 10.9(c)
               to the Report on Form 10-K of EarthLink Network, Inc. for the fiscal year ended December 31,
               1997)

     10.9    Standard Industrial/Commercial Multi-Tenant Lease, dated December 1, 1995, between the Company and Becton Dickinson and Company (incorporated by reference to Exhibit 10.12 to the
               Registration Statement on Form S-1 of EarthLink Network, Inc.--File No. 333-15781).

     10.10   Business Loan Agreement, dated June 15, 1995, and Promissory Note in the original principal amount of $250,000 between the Company and California United Bank (incorporated by reference to Exhibit 10.13 to the Registration Statement on Form S-1 of EarthLink Network, Inc.--File
               No. 333-15781).

 EXHIBITS
-----------

     10.11   Production and Distribution Agreement, dated May 6, 1996, between the Company and National
               Media Corporation (incorporated by reference to Exhibit 10.16 to the Registration Statement on Form S-1 of EarthLink Network, Inc.--File No. 333-15781).
               (a) Amendment No. 1 to Production and Distribution Agreement (incorporated by reference to
               Exhibit 10.16(a) to the Registration Statement on Form S-1 of EarthLink Network, Inc.--File
               No. 333-15781).

     10.12   Internet Wizard Sign-Up Agreement between the Company and Microsoft Corporation, dated August
               16, 1996 (incorporated by reference to Exhibit 10.19 to the Registration Statement on Form
               S-1 of EarthLink Network, Inc.--File No. 333-15781).

     10.13   Network Access Agreement between the Company and PSINet, Inc., dated July 22, 1996 and
               Amendment No. 1 to Network Access Agreement (incorporated by reference to Exhibit 10.20 to the Registration Statement on Form S-1 of EarthLink Network, Inc.--File No. 333-15781).

     10.14   Office Lease by and between The Mutual Life Insurance Company of New York, as Landlord, and the
               Company, as Tenant, dated September 20, 1996 (incorporated by reference to Exhibit 10.21 to the Registration Statement on Form S-1 of EarthLink Network, Inc.--File No. 333-15781).

     10.15   Standard Office Lease by and between Glen Feliz Properties, as Landlord, and the Company, as
               Tenant, dated July 2, 1996 (incorporated by reference to Exhibit 10.22 to the Registration
               Statement on Form S-1 of EarthLink Network, Inc.--File No. 333-15781).

     10.16   Amended and Restated Note Purchase Agreement between the Company and UUNET Technologies, Inc., dated October 31, 1996 (incorporated by reference to Exhibit 10.23 to the Company's
               Registration Statement on Form S-1--File No. 333-15781).
               (a) $5,000,000 Convertible Note (incorporated by reference to Exhibit 10.23(a) to the
               Registration Statement on Form S-1 of EarthLink Network, Inc.--File No. 333-15781).
               (b)Addendum to Amended and Restated Registration Rights Agreement (incorporated by reference to Exhibit 10.23(c) to the Registration Statement on Form S-1 of EarthLink Network,
               Inc.--File No. 333-15781).

     10.17   Amended and Restated Convertible Securities Vesting Plan (incorporated by reference to Exhibit
               10.18 to the Report on Form 10-K of EarthLink Network, Inc. for the fiscal year ended
               December 31, 1997).

     10.18   Key Employee Compensation Continuation Plan (incorporated by reference to Exhibit 10.19 to the
               Report on Form 10-K of EarthLink Network, Inc. for the fiscal year ended December 31, 1997).
               (a) Amendment to Key Employee Compensation Continuation Plan (incorporated by reference to
               Exhibit 10.19(a) to the Report on Form 10-K of EarthLink Network, Inc. for the fiscal year ended December 31, 1997).

     10.19   Governance Agreement, dated as of February 10, 1998, among Sprint Corporation, a Kansas corporation, Sprint Communications Company L.P., a Delaware limited partnership, Dolphin,
               Inc., a Delaware corporation, and EarthLink Network, Inc., a Delaware corporation
               (incorporated by reference to Exhibit 10.1 to the Form 8-K filed by EarthLink Network, Inc.
               on February 10, 1998).

 EXHIBITS
-----------
     10.20   Credit Agreement, dated as of February 10, 1998, between Dolphin, Inc., a Delaware corporation, and EarthLink Network, Inc., a Delaware corporation, as Borrowers, and Sprint Corporation, a
               Kansas corporation, as Lender (incorporated by reference to Exhibit 10.3 to the Form 8-K filed by EarthLink Network, Inc. on February 10, 1998).

     10.21   Registration Rights Agreement, dated as of February 10, 1998, among Dolphin, Inc., a Delaware corporation, Sprint Corporation, a Kansas corporation, and Sprint Communications Company
               L.P., a Delaware limited partnership (incorporated by reference to Exhibit 99.1 to the Form
               8-K by EarthLink Network, Inc. filed on February 10, 1998).

     10.22   Stockholders Agreement, dated as of February 10, 1998, among EarthLink Network, Inc., a
               Delaware corporation, Dolphin, Inc., a Delaware corporation, Sprint Corporation, a Kansas corporation, Sprint Communications Company L.P., a Delaware limited partnership, and the persons identified on Schedule 1 thereto (incorporated by reference to Exhibit 99.2 to the
               Form 8-K of EarthLink Network, Inc. filed on February 10, 1998).

     10.23   Agreement to Vote Stock, dated as of February 10, 1998, among the Granting Stockholders named on Schedule A thereto, Sprint Corporation, a Kansas corporation and Sprint Communications
               Company L.P., a Delaware limited partnership (incorporated by reference to Exhibit 99.3 to the Form 8-K filed by EarthLink Network, Inc. on February 10, 1998).

     10.24   Agreement to Vote and Tender Stock, dated as of February 10, 1998, among the Granting
               Stockholders named on Schedule A thereto, Sprint Corporation, a Kansas corporation and Sprint
               Communications Company, L.P., a Delaware limited partnership (incorporated by reference to
               Exhibit 99.4 to the Form 8-K filed by EarthLink Network, Inc. on February 10, 1998).

     10.25   Marketing and Distribution Agreement, dated as of February 10, 1998, among Dolphin, Inc., a
               Delaware corporation, EarthLink Network, Inc., a Delaware corporation, Dolphin Inc., a
               Delaware corporation, Sprint Corporation, a Kansas corporation and Sprint Communications
               Company L.P., a Delaware limited partnership (incorporated by reference to Exhibit 10.26 of the Company's Registration Statement on Form S-4, filed May 13, 1998, File No. 333-52507).

     23.1    Consent of Price Waterhouse LLP, independent accountants.*

     23.2    Consent of Ernst & Young LLP, independent auditors--filed herewith.

     23.3    Consent of Hunton & Williams (set forth in Exhibit 5.1).

     24.1    Power of Attorney (set forth on the signature page to the Registration Statement).

     27.1    Financial Data Schedule--filed herewith.

------------------------

*   To be filed by amendment.